UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Arden Realty, Inc.
(Name of Registrant as Specified In Its Charter)
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ARDEN REALTY, INC.
11601 Wilshire Boulevard
Fourth Floor
Los Angeles, CA 90025

March 16, 2006

Dear Common Stockholder:

You are cordially invited to attend a special meeting of stockholders of Arden Realty, Inc., a Maryland corporation, to be held on Friday, April 28, 2006, at 10:00 a.m., local time, at the Luxe Hotel Sunset Boulevard, located at 11461 Sunset Boulevard, Los Angeles, California 90049.

On December 21, 2005, Arden Realty, Inc. and Arden Realty Limited Partnership entered into a merger agreement with General Electric Capital Corporation, Trizec Properties, Inc., Trizec Holdings Operating LLC, Atlas Merger Sub, Inc. and Atlas Partnership Merger Sub, Inc., pursuant to which, among other things, Arden Realty, Inc. agreed to merge with and into Atlas Merger Sub, Inc. Upon completion of the merger, our common stockholders will receive cash consideration of $45.25 for each share of common stock, plus an amount equal to the prorated portion of the normal quarterly dividend payable on our common stock up to the closing date without interest and less any required withholding for taxes. On March 15, 2006, the last trading day prior to the printing of the proxy statement that accompanies this letter, the closing price of our common stock on the New York Stock Exchange was $45.51 per share. At the special meeting of stockholders, we will ask you to consider and vote on the approval of the merger agreement and the merger.

After careful consideration, our board of directors unanimously approved the merger agreement and the merger and determined that the merger is advisable, fair to and in the best interests of our company and our common stockholders. Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and the merger.

Your vote is important. The merger agreement and the merger must be approved by the affirmative vote of holders of at least two-thirds of the outstanding shares of our common stock that are entitled to vote at the special meeting. The completion of the merger is also subject to the satisfaction or waiver of customary closing conditions. More information about the merger is contained in the accompanying proxy statement. We encourage you to read the accompanying proxy statement in its entirety, because it describes the terms of the proposed merger, the documents related to the merger and related transactions and provides specific information about the special meeting.

Whether or not you plan to attend the special meeting, please complete, sign, date and promptly return the proxy card in the enclosed prepaid return envelope, or, if you would prefer, follow the instructions on your proxy card for telephonic or internet proxy authorization, as soon as possible. If your shares are held in an account at a brokerage firm or bank or by another nominee, you should instruct your broker, bank or other nominee how to vote by following the voting instruction form furnished by your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting against the approval of the merger agreement and the merger.

If you sign, date and send us your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the merger agreement and the merger.

On behalf of our board of directors, we thank you for your continued support of our company and urge you to vote for the approval of the merger agreement and the merger.

Sincerely,

Richard S. Ziman
Chairman of the Board and Chief Executive Officer

This proxy statement is dated March 16, 2006 and is first being mailed to common stockholders on or about March 20, 2006.

ARDEN REALTY, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held April 28, 2006

To the Common Stockholders of Arden Realty, Inc.:

A special meeting of the stockholders of Arden Realty, Inc., a Maryland corporation, will be held on Friday, April 28, 2006, at 10:00 a.m., local time, at the Luxe Hotel Sunset Boulevard, located at 11461 Sunset Boulevard, Los Angeles, California 90049, for the following purposes:

1.     to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of December 21, 2005, by and among Arden Realty, Inc., Arden Realty Limited Partnership, General Electric Capital Corporation, Trizec Properties, Inc., Trizec Holdings Operating LLC, Atlas Merger Sub, Inc. and Atlas Partnership Merger Sub, Inc. and the merger of Arden Realty, Inc. with and into Atlas Merger Sub, Inc. pursuant thereto;

2.     to consider and vote on a proposal to approve any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies; and

3.     to transact any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

Only our common stockholders of record at the close of business on February 24, 2006, the record date for the special meeting, may vote at the special meeting and any adjournments or postponements of the special meeting. If your shares are held in an account at a brokerage firm or bank or by another nominee, you should instruct your broker, bank or other nominee how to vote by following the voting instruction form furnished by your broker, bank or other nominee. Your vote is very important. Please submit your proxy or voting instructions as soon as possible to make sure that your shares are represented and voted at the special meeting, whether or not you plan to attend the special meeting.

You may revoke your proxy at any time before it is voted. If you are the record holder of your shares of our common stock, you may revoke the proxy:  (a) by filing with our corporate secretary a duly executed revocation of proxy prior to the special meeting; (b) by submitting a duly executed proxy with a later date than the proxy you are revoking to our corporate secretary prior to the special meeting; or (c) by appearing at the special meeting and voting in person. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in an account at a brokerage firm, bank or other nominee, you must contact your broker, bank or nominee to revoke your proxy.

For more information about the special meeting, the proposed merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached to it as Annex A. If you have any questions or need special assistance, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

By Order of the Board of Directors,

David A. Swartz
General Counsel and Secretary

March 16, 2006
Los Angeles, California

ARDEN REALTY, INC.

11601 Wilshire Boulevard

Fourth Floor

Los Angeles, CA  90025

PROXY STATEMENT

TABLE OF CONTENTS

SUMMARY
The Parties	1
The Merger and Related Transactions	2
Merger Consideration	4
Dividends	4
Treatment of Common Units	4
Recommendation of Our Board of Directors	5
The Special Meeting	5
Merger Vote Requirement; Stockholders Entitled to Vote; Vote Required; Quorum	5
Partnership Merger Vote Requirement	6
Opinions of Our Financial Advisors	6
Interests of Our Directors and Executive Officers in the Merger	7
The Merger Agreement	8
Voting Agreement	9
Regulatory Matters	9
Dissenters’ Rights	10
Litigation Relating to the Merger	10
Material United States Federal Income Tax Consequences	10
Delisting and Deregistration of Our Common Stock	10
QUESTIONS AND ANSWERS ABOUT THE MERGER	11
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	16
THE SPECIAL MEETING	17
Date, Time and Place	17
Purpose of the Special Meeting	17
Recommendation of Our Board of Directors	17
Record Date; Stockholders Entitled to Vote; Quorum	17
Vote Required for Approval of the Merger Agreement and the Merger	17
Vote Required to Adjourn or Postpone the Special Meeting	18
Vote Required for Approval of the Partnership Merger	18
Voting; Proxies	18
Adjournments; Other Business	18
Revocation of Proxies	19
Solicitation of Proxies	19
Dissenters’ Rights	19
Assistance	19
PROPOSAL 1: THE MERGER AGREEMENT AND THE MERGER	20
APPROVAL OF THE MERGER AGREEMENT AND THE MERGER	20
General Description of the Merger	20
Background of the Merger	21
Factors Considered by Our Board of Directors and Reasons for the Merger	34
Recommendation of Our Board of Directors	38
Opinions of Our Financial Advisors	38
Interests of Our Directors and Executive Officers in the Merger	51
Voting Agreement	57
Regulatory Matters	57
Dissenters’ Rights	58
Litigation Relating to the Merger	58
Material United States Federal Income Tax Consequences	59

i

Delisting and Deregistration of Our Common Stock	62
THE MERGER AGREEMENT	63
The Merger and Related Transactions	63
Merger Consideration	64
Dividends	65
Treatment of Common Units	65
Payment Procedures	66
Representations and Warranties	67
Conduct of Business Pending the Merger	69
Other Covenants	70
Conditions to the Merger	71
Definition of Material Adverse Effect	72
No Solicitation	73
Termination of the Merger Agreement	74
Termination Fee and Expenses	75
Amendment of the Merger Agreement	76
Stockholder Meeting	76
Indemnification; Directors’ and Officers’ Insurance	76
Employment Benefit Arrangements	76
PROPOSAL 2: POSTPONEMENTS OR ADJOURNMENTS OF THE SPECIAL MEETING	77
The Adjournment or Postponement Proposal	77
Vote Required and Recommendation of Our Board of Directors	77
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	78
OTHER MATTERS	81
STOCKHOLDER PROPOSALS	81
PROXY SOLICITATION EXPENSE	81
WHERE YOU CAN FIND MORE INFORMATION	81
Annex A—Agreement and Plan of Merger
Annex B—Opinion of Wachovia Capital Markets, LLC
Annex C—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

ii

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all the information about the merger that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this proxy statement in its entirety, including the annexes and the other documents to which we have referred you, including the merger agreement attached as Annex A.

The Parties

Arden Realty, Inc.

Arden Realty, Inc. (referred to in this proxy statement as “we,” “us,” “our” or “our company”), a Maryland corporation, is a self-administered, self-managed real estate investment trust (“REIT”). Our primary strategy is to own, manage, lease, develop, renovate and acquire commercial office properties located in Southern California. Additional information about us is available on our website at http://www.ardenrealty.com. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the Securities and Exchange Commission (the “SEC”). Shares of our common stock are listed on the New York Stock Exchange (the “NYSE”), under the symbol “ARI.”  Our principal executive offices are located at 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, California 90025, and our telephone number is (310) 966-2600. For additional information about us and our business, see “Where You Can Find More Information” on page 76.

Arden Realty Limited Partnership

Arden Realty Limited Partnership (our “operating partnership”) is a Maryland limited partnership through which we conduct substantially all of our business and own, either directly or indirectly through subsidiaries, substantially all of our assets. Where the context requires, references to “we,” “us,” “our” or “our company” also include our operating partnership. Arden Realty Limited Partnership’s principal executive offices are also located at 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, California 90025, and its telephone number is (310) 966-2600.

Atlas Partnership Merger Sub, Inc.

Atlas Partnership Merger Sub, Inc. (“Partnership Merger Sub”) is a Maryland corporation and a wholly owned subsidiary of our company. Partnership Merger Sub was formed in 2005 solely for the purpose of merging with and into our operating partnership. Partnership Merger Sub has not carried on any activities to date other than those incident to its formation and the negotiation and execution of the merger agreement. Partnership Merger Sub’s principal executive offices are located at 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, California 90025, and its telephone number is (310) 966-2600.

General Electric Capital Corporation

General Electric Capital Corporation (“GECC”) was incorporated in 1943 in the State of New York under the provisions of the New York Banking Law relating to investment companies. On July 2, 2001, GECC reincorporated and changed its domicile from New York to Delaware. All outstanding common stock of GECC is owned by General Electric Capital Services, Inc., the common stock of which is in turn wholly owned directly or indirectly by General Electric Company. Through its division GE Commercial Finance Real Estate, GECC is a world leader in real estate capital with more than $35 billion in core assets and 34 offices located throughout North America, Europe, Asia and Australia/New Zealand. Additional information about GE Commercial Finance Real Estate is available on its website at http://www.gerealestate.com. The information contained on this website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the Securities and Exchange Commission. GECC’s principal executive offices are located at 292 Long Ridge Road, Stamford, Connecticut 06927, and its telephone number is (203) 961-5400.

Atlas Merger Sub, Inc.

Atlas Merger Sub, Inc. (“REIT Merger Sub”) is a Maryland corporation and a wholly owned subsidiary of GECC. REIT Merger Sub was formed in 2005 solely for the purpose of facilitating GECC’s acquisition of our company. REIT Merger Sub has not carried on any activities to date other than those incident to its formation and incident to the negotiation and execution of the merger agreement. REIT Merger Sub’s principal executive offices are located at 292 Long Ridge Road, Stamford, Connecticut 06927, and its telephone number is (203) 585-0179.

Trizec Properties, Inc.

Trizec Properties, Inc. (“Trizec REIT”), a Delaware corporation, is one of the largest fully integrated, self-managed, publicly traded REITs in the United States. Trizec REIT is engaged in owning and managing office properties in the United States. Trizec REIT’s office properties are concentrated in seven core markets in the United States, located in the following major metropolitan areas:  Atlanta, Georgia; Chicago, Illinois; Dallas, Texas; Houston, Texas; Los Angeles, California; New York, New York; and Washington, D.C. Additional information about Trizec REIT is available on its website at http://www.trz.com. The information contained on Trizec REIT’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the Securities and Exchange Commission. Trizec REIT’s shares of common stock are quoted on the NYSE under the symbol “TRZ.”  Trizec REIT’s principal executive offices are located at 10 South Riverside Plaza, Suite 1100, Chicago, Illinois 60606, and its telephone number is (312) 798-6000.

Trizec Holdings Operating LLC

Trizec Holdings Operating LLC (“Trizec OP”) is a Delaware limited liability company through which Trizec REIT conducts substantially all its business and owns substantially all of its assets. Trizec OP’s principal executive offices are located at 10 South Riverside Plaza, Suite 1100, Chicago, Illinois 60606, and its telephone number is (312) 798-6000. Trizec OP and Trizec REIT are sometimes referred to in this proxy statement collectively as “Trizec.”

The Merger and Related Transactions (page 63)

Pursuant to the Agreement and Plan of Merger, dated as of December 21, 2005, by and among us, our operating partnership, GECC, Trizec REIT, Trizec OP, REIT Merger Sub and Partnership Merger Sub (the “merger agreement”), which is attached to this proxy statement as Annex A and is incorporated by reference herein, we will engage in a multistep transaction that will result in the transfer of 13 of our properties and several undeveloped land parcels to Trizec OP, the merger of our operating partnership with Partnership Merger Sub and the merger of our company with REIT Merger Sub.

Admission

Prior to consummation of any of the transactions described in the merger agreement, we will form a wholly owned subsidiary that will be admitted as a limited partner to our operating partnership and be issued newly authorized Series C preferred units (the “Series C units”), equal to a 0.01% interest in our operating partnership, in exchange for a capital contribution (the “admission”). The admission is a technical step that is necessary to ensure that the operating partnership continues to comply with certain requirements of Maryland partnership law following completion of the transactions contemplated by the merger agreement.

Redemption and Exchange

Pursuant to the merger agreement, holders of common units of limited partnership interest in our operating partnership (“common units”) that are “accredited investors” (other than us and our subsidiaries) may elect to have their common units redeemed (the “redemption” and each such holder, a “redeeming common unit holder”) by our operating partnership in exchange for an interest in one or, under certain circumstances, two existing or newly formed limited liability companies that each will own one of our operating partnership’s properties to be transferred to Trizec (such interests, the “LLC Interests”). Our operating partnership will also distribute to each redeeming common unit holder an amount in cash equal to a prorated portion of the normal quarterly distribution payable on common units up to the closing date, without interest and less any required withholding for taxes.

Following the redemption, each redeeming common unit holder will contribute to Trizec OP all of its LLC Interests in exchange (the “exchange”) for common limited liability company membership interests in Trizec OP (“Trizec OP units”).

Partnership Merger

One day after the completion of the admission, redemption and exchange, Partnership Merger Sub will merge with and into our operating partnership (the “partnership merger”), with our operating partnership continuing as the surviving partnership. The partnership merger will become effective at such time as the partnership articles of merger have been accepted for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with Maryland law, or such later time, up to 30 days after the partnership articles of merger are accepted for record by the SDAT, as we and GECC may agree and designate in the partnership articles of merger. Common unit holders that do not participate in the redemption (“non-redeeming common unit holders”) will have their common units converted into, and canceled in exchange for, the right to receive $45.25 for each common unit, plus an amount equal to the prorated portion of the normal quarterly distribution payable on common units up to the closing date without interest and less any required withholding for taxes (the “common unit merger consideration”). Upon consummation of the partnership merger, we will continue to be the general partner of the surviving partnership and our newly formed, wholly owned subsidiary will be the sole limited partner of the surviving partnership.

Asset Distribution and Asset Sale

The surviving partnership will distribute to us its interests and rights in 11 or, under certain circumstances, 12 properties, certain undeveloped land parcels and any LLC Interests retained by the surviving partnership after the redemption and exchange, in partial redemption of our common units (the “asset distribution”). Thereafter, pursuant to a purchase and sale agreement between Trizec OP and GECC, we will transfer the distributed assets to Trizec OP for approximately $1.6 billion in cash, less the aggregate amount paid in Trizec OP units to common unit holders in the exchange and the debt associated with the Trizec assets (the “asset sale”). The asset sale will not affect the cash consideration to be received by our common stockholders in the merger. Upon the consummation of the exchange and the asset sale, Trizec will be the direct or indirect owner of 13 properties and certain undeveloped land parcels (the “Trizec assets”) currently owned by our operating partnership.

The Merger

Pursuant to the merger agreement, we will merge with and into REIT Merger Sub (the “merger”) and REIT Merger Sub will be the surviving entity (the “surviving entity”) and a wholly owned subsidiary of GECC. The merger will become effective at such time as the articles of merger have been accepted for record by the SDAT in accordance with Maryland law, or such later time, up to 30 days after the articles of merger are accepted for record by the SDAT, as we and GECC may agree and designate in the articles of merger in accordance with Maryland law.

Closing

Consummation of the redemption, exchange, asset sale or partnership merger are not conditions to the merger and in the event any or all fail to occur, the parties shall nevertheless be obligated to consummate the merger. The closing of the merger and related transactions will occur over the course of two days. The admission, redemption and exchange will occur on the first day of closing. The partnership merger, asset distribution, asset sale and merger will occur on the second day of closing.

Merger Consideration (page 64)

The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger will be converted into, and canceled in exchange for, the right to receive cash consideration of $45.25 for each share of common stock, plus an amount equal to the prorated portion of the normal quarterly dividend payable on our common stock up to the closing date without interest and less any required withholding for taxes (collectively, the “common stock merger consideration”). Upon closing, each share of our common stock will be canceled and will cease to exist, and our common stockholders will cease to have any rights with respect to their shares of our common stock other than the right to receive the common stock merger consideration. A more complete description of the effects of the merger on shares of our common stock, options and restricted shares is set forth below under the heading “The Merger Agreement—Merger Consideration” on page 64.

Dividends (page 65)

The merger agreement authorizes us to continue to declare and pay regular quarterly dividends (subject to certain limited exceptions, not to exceed $0.505 per share of our common stock per quarter) for each full fiscal quarter that ends prior to the closing of the merger. For example, if the closing date of the merger were May 2, 2006, holders of shares of our common stock would receive regular quarterly dividends through the fiscal quarter ended March 31, 2006 when and as declared and paid. An amount equal to the pro rata portion of the regular quarterly dividend for the fiscal quarter ending June 30, 2006 would be paid as part of the common stock merger consideration.

Treatment of Common Units (page 65)

In connection with the partnership merger, each common unit holder will have the right to receive the common unit merger consideration, or, if such common unit holder is an “accredited investor” and so elects, subject to certain conditions, the right to have its common units redeemed in exchange for LLC Interests. Each redeeming common unit holder will also receive an amount in cash equal to a prorated portion of the normal quarterly distribution payable on common units up to the closing date, without interest and less any required witholding for taxes, paid by our operating partnership. Immediately following the redemption, each redeeming common unit holder will contribute all of its LLC Interests to Trizec OP in exchange for Trizec OP units. The number of Trizec OP units received by a redeeming common unit holder will be an amount equal to (i) the number of common units held by such redeeming common unit holder immediately prior to the redemption, multiplied by (ii) the quotient determined by dividing (x) $45.25 by (y) $21.89, which was the closing price of Trizec REIT common stock on the day preceding the execution of the merger agreement. If the average closing price of Trizec REIT’s common stock for the 10 consecutive trading days ending on the third trading day prior to the closing date of the merger is greater than $23.50 or less than $18.89, then the number of Trizec OP units received will be calculated by using such 10-day average closing price rather than $21.89. At the effective time of the partnership merger, common units that were not redeemed will be converted into, and canceled in exchange for, the right to receive the common unit merger consideration. Each Trizec OP unit issued to redeeming common unit holders in the exchange will have economic attributes that are substantially similar to a share of Trizec REIT common stock, and will be redeemable at the option of the holder at any time after one year for cash equal to the then-current market price of Trizec REIT common stock or, at the option of Trizec OP, one share of Trizec REIT common stock. In addition, Trizec will grant redeeming common unit holders certain tax protections, registration rights and in-kind redemption rights. A more complete description of the effects of the merger on the common units is set forth under the heading “The Merger Agreement—Treatment of Common Units” on page 65.

Recommendation of Our Board of Directors (pages 38 and 77)

On December 21, 2005, after careful consideration of the factors described under the heading “Approval of the Merger Agreement and the Merger—Factors Considered by Our Board of Directors and Reasons for the Merger” on page 34, our board of directors unanimously:

•       determined that it was advisable, fair to and in the best interests of our company and our common stockholders for us to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement; and

•       approved the merger agreement and the merger and directed that they be submitted to our common stockholders for approval at a special meeting of stockholders.

In addition, our board of directors unanimously determined to recommend to our common stockholders that the common stockholders vote “FOR” the proposal to approve the merger agreement and the merger (“Proposal 1”) and “FOR” the proposal to approve any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies (“Proposal 2”).

The background and reasons for the merger are described in detail on pages 21 through 38.

The Special Meeting (page 17)

The special meeting of our stockholders will be held at the Luxe Hotel Sunset Boulevard, located at 11461 Sunset Boulevard, Los Angeles, California 90049, at 10:00 a.m., local time, on Friday, April 28, 2006. At the special meeting, you will be asked, by proxy or in person, to:

•       consider and vote on Proposal 1, to approve the merger agreement and the merger;

•       consider and vote on Proposal 2, to approve any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies; and

•       approve the transaction of any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

Merger Vote Requirement; Stockholders Entitled to Vote; Vote Required; Quorum (page 17)

The merger agreement and the merger must be approved by the affirmative vote of holders of at least two-thirds of the outstanding shares of our common stock that are entitled to vote at the special meeting. You may vote at the special meeting if you owned shares of our common stock at the close of business on the record date for the special meeting, February 24, 2006. On the record date, there were 67,331,215 shares of common stock outstanding and entitled to vote. You have one vote for each share of common stock that you owned on the record date.

A quorum is necessary to hold a valid special meeting and if a quorum is not present, a vote cannot occur. A quorum will be present if the holders of a majority of the shares of our common stock are present at the special meeting, either in person or by proxy. We may, however, seek to adjourn or postpone the special meeting if a quorum is not present at the special meeting.

Partnership Merger Vote Requirement (page 18)

Our consent as the general partner of our operating partnership is the only consent required to approve the partnership merger. In connection with our board of directors’ determination to approve the merger, we also approved the partnership merger. Therefore, the partnership merger will be consummated immediately prior to consummation of the merger.

Opinions of Our Financial Advisors (page 38)

Opinion of Wachovia Securities

At our board meeting on December 21, 2005, Wachovia Capital Markets, LLC (“Wachovia Securities”) rendered its oral opinion, which was subsequently confirmed in writing, to our board of directors to the effect that, as of December 21, 2005, subject to and based on the assumptions and limitations set forth in its opinion, the $45.25 in cash for each share of common stock to be received by holders of shares of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Wachovia Securities’ written opinion, dated December 21, 2005 (the “Wachovia Securities opinion”), which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken in connection with the opinion, is attached as Annex B to, and is incorporated by reference in, this proxy statement. The opinion of Wachovia Securities does not constitute a recommendation as to how you should vote with respect to the merger agreement, the merger or any other matter related thereto. You should carefully read the opinion in its entirety.

Opinion of Houlihan Lokey

At our board meeting on December 21, 2005, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) rendered its oral opinion, which was subsequently confirmed in writing, to our board of directors to the effect that, as of December 21, 2005, subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken, as set forth in the opinion, the $45.25 in cash for each share of common stock to be received by holders of shares of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Houlihan Lokey’s written opinion, dated December 21, 2005 (the “Houlihan Lokey opinion”), which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken in connection with the opinion, is attached as Annex C to, and is incorporated by reference in, this proxy statement. The opinion of Houlihan Lokey does not constitute a recommendation as to how you should vote with respect to the merger agreement, the merger or any other matter related thereto. You should carefully read the opinion in its entirety.

Interests of Our Directors and Executive Officers in the Merger (page 51)

Members of our board of directors and our executive officers have certain interests in the merger that differ from, or are in addition to, those of other common stockholders. For example:

•       in accordance with the terms of the existing compensation awards, our executive officers hold options to purchase shares of our common stock, the vesting of which will be accelerated so that these options will vest in full upon stockholder approval of Proposal 1. At the time the merger is consummated, they will be converted into, and canceled in exchange for, the right to receive a single lump-sum cash payment equal to the product of (a) the number of shares of common stock subject to such option and (b) the excess, if any, of the common stock merger consideration over the exercise price per share of such option (the “option merger consideration,” and along with the common stock merger consideration and the common unit merger consideration, each a form of “merger consideration”);

•       our directors and executive officers hold restricted shares as to which, in accordance with the terms of the existing compensation awards, the restrictions will lapse and the restricted shares will vest in full upon stockholder approval of Proposal 1. At the time the merger is consummated, they will be converted into, and canceled in exchange for, the right to receive the common stock merger consideration;

•       in accordance with the terms of our 2005–2009 Outperformance Program, certain of our executive officers may receive payments of cash or stock based on the total return to common stockholders for the period beginning on April 1, 2005 and ending on the date of stockholder approval of the merger;

•       certain of our executive officers will receive, in the event of termination of their employment within a specified period of time as a result of the merger, change-of-control benefits consisting of lump-sum cash payments and the continuation of medical benefits, as provided for under their existing employment agreements with us;

•       certain of our executive officers will receive, as a result of the merger, cash payments in respect of their interests in our deferred compensation plan, as provided for under that plan;

•       our directors and officers will continue to be indemnified by the surviving company for six years after the completion of the merger and will have the benefit of directors’ and officers’ liability insurance for six years after completion of the merger; and

•       as common unit holders, Richard S. Ziman, the chairman of our board of directors and the chief executive officer of our company, and Victor J. Coleman, a director and the president and chief operating officer of our company, and certain of their family members and affiliates, will have the right to receive in exchange for their common units, either the common unit merger consideration or the right to participate in the redemption and exchange and receive Trizec OP units, plus an amount in cash equal to a prorated portion of the normal quarterly distribution payable on common units up to the closing date, without interest and less any required withholding for taxes.

All of the members of our board of directors were fully aware of the foregoing interests of our directors and executive officers in the merger and our independent directors met in executive session to consider them prior to approving the merger agreement and the merger.

The Merger Agreement

Conditions to the Merger (page 71)

Completion of the merger depends upon the satisfaction or waiver of a number of conditions, including:

•       approval of the merger agreement and the merger by the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock;

•       receipt of a legal opinion from our outside legal counsel, Latham & Watkins LLP (“Latham”), regarding our qualification as a REIT for federal income tax purposes;

•       continued accuracy of the respective representations and warranties and compliance with the covenants made by us and GECC in the merger agreement;

•       the absence of events, changes or occurrences that have had, or would be reasonably expected to have, a material adverse effect on our company;

•       the absence of any action involving a governmental authority that would reasonably be expected to impose limitations on GECC’s ability to effectively exercise full rights of ownership over the surviving entity or result in a governmental investigation or material fines being imposed by the government; and

•       other customary closing conditions.

Where the law permits, GECC, on the one hand, or we, on the other hand, could decide to complete the merger even though one or more conditions were not satisfied. By law, however, neither GECC nor we can waive:

•       the requirement that the holders of two-thirds of the outstanding shares of our common stock approve the merger; or

•       any court order or law preventing the closing of the merger.

Termination of the Merger Agreement (page 74)

GECC and we can jointly agree to terminate the merger agreement at any time, even if our common stockholders have approved the merger. In addition, either GECC or we can decide, without the consent of the other, to terminate the merger agreement if:

•       any governmental entity shall have issued a governmental order permanently restraining, enjoining or otherwise prohibiting either the merger or the partnership merger and such order has become final and unappealable;

•       the merger has not been consummated by June 30, 2006, unless the failure to consummate the merger prior to such date is a result of any action or inaction of the party seeking to terminate the merger agreement pursuant to this provision; or

•       the holders of two-thirds of the outstanding shares of our common stock fail to approve the merger agreement and the merger in accordance with Maryland General Corporation Law and our charter.

GECC may unilaterally terminate the merger agreement if:

•       our board of directors fails to recommend that our common stockholders approve the merger agreement and the merger;

•       our board of directors approves, or recommends that our common stockholders approve, a third-party acquisition proposal;

•       we have entered into a third-party acquisition proposal; or

•       we have materially breached any of our representations, warranties or covenants contained in the merger agreement, and such breach is incapable of being cured by us prior to June 30, 2006.

We may unilaterally terminate the merger agreement:

•       if GECC has materially breached any of its representations, warranties or covenants contained in the merger agreement that is incapable of being cured by GECC prior to June 30, 2006; or

•       in order for us to enter into a definitive agreement to effect a superior transaction with a third party, provided that we have given GECC at least three business days’ prior written notice and we pay GECC the termination fee described below under the heading “The Merger Agreement—Termination Fee and Expenses” on page 75.

Termination Fee and Expenses (page 75)

The merger agreement provides that, in specified circumstances, we may be required to pay GECC a termination fee of $100.0 million. The merger agreement also provides that if either party terminates the merger agreement because of the other party’s material breach of a representation, warranty or covenant, the breaching party must reimburse the nonbreaching party for expenses up to $10.0 million. In addition, we have agreed to reimburse GECC’s expenses up to $10.0 million if the merger agreement is terminated because the requisite stockholder approval is not obtained. In any case in which we are required to pay a termination fee, the amount of any expenses that we pay to GECC will be credited against the amount of the termination fee so that the total amount of the termination fee and expense reimbursement that we may be required to pay will not exceed $100.0 million.

Paying Agent (page 66)

The Bank of New York will act as the paying agent in connection with the merger.

Voting Agreement (page 57)

Mr. Ziman and Mr. Coleman have entered into a voting agreement with GECC, dated as of December 21, 2005 (the “voting agreement”). Pursuant to the voting agreement, Messrs. Ziman and Coleman have agreed to vote all of the shares of our common stock that they beneficially own in favor of the merger agreement and the merger as well as against any third-party acquisition proposal or other proposal that would impede or adversely affect the merger. The shares of our common stock beneficially owned by Messrs. Ziman and Coleman and governed by the voting agreement aggregate approximately 2.3% of the outstanding shares of our common stock.

Regulatory Matters (page 57)

No material federal or state regulatory requirements or approvals need be obtained by us or GECC in connection with either the merger or the partnership merger, other than the filing and distribution of this proxy statement and other materials that may be deemed soliciting materials and the filing of the articles of merger and the partnership articles of merger with, and the acceptance of such articles of merger for record by, the SDAT.

Dissenters’ Rights (page 58)

We are organized as a corporation under Maryland law. Under Maryland law, because shares of our common stock are listed on the NYSE, our common stockholders who object to the merger do not have any appraisal rights or dissenters’ rights in connection with the merger.

Litigation Relating to the Merger (page 58)

On December 23, 2005, a purported stockholder class action lawsuit related to the merger agreement was filed in Los Angeles County Superior Court naming us and each of our directors as defendants. The lawsuit, Charter Township of Clinton Police and Fire Retirement System v. Arden Realty, Inc., et al. (Case No. BC345065), alleges, among other things, that the $45.25 per share in cash to be paid to the holders of shares of our common stock in connection with the merger is inadequate and that the individual defendants breached their duties to our stockholders in negotiating and approving the merger agreement. A second purported stockholder class action lawsuit, Dwyer v. Arden Realty, Inc., et al. (Case No. BC345468), was filed in Los Angeles County Superior Court on January 4, 2006 against the same defendants as in Charter Township. The Dwyer complaint alleges claims for breach of duty, indemnification and injunctive relief. We believe that these lawsuits are without merit and intend to vigorously defend the actions.

Material United States Federal Income Tax Consequences (page 59)

The receipt of the merger consideration for each share of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Generally for United States federal income tax purposes, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the merger consideration per share and your adjusted tax basis in that share. In addition, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor regarding the tax consequences of the merger to you.

You should read “Approval of the Merger Agreement and the Merger—Material United States Federal Income Tax Consequences” on page 59 for a more complete discussion of the federal income tax consequences of the merger.

Delisting and Deregistration of Our Common Stock (page 62)

If the merger is completed, shares of our common stock will no longer be listed on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:              What matters will be voted on at the special meeting?

A:             You are being asked to:

•       consider and vote on Proposal 1, to approve the merger agreement and the merger;

•       consider and vote on Proposal 2, to approve any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies; and

•       approve the transaction of any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q:              What is the proposed merger transaction?

A:             Once the merger agreement and the merger have been approved by our common stockholders and the other closing conditions under the merger agreement have been satisfied or waived, we will merge with and into REIT Merger Sub with REIT Merger Sub being the surviving entity and GECC being the sole remaining holder of the common stock of the surviving entity. For additional information about the merger, please review the merger agreement attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety, as it is the principal document governing the merger.

Q:              As a common stockholder, what will I receive in the merger?

A:             For each outstanding share of common stock, our common stockholders will receive the common stock merger consideration, which is an amount in cash equal to $45.25 for each share of common stock, plus an amount equal to the prorated portion of the regular quarterly dividend payable on our common stock up to the closing date without interest and less any required withholding for taxes. The amount equal to the prorated portion of the normal quarterly dividend will be determined by multiplying $0.505 by the quotient obtained when dividing (a) the number of days between the last day of the most recent fiscal quarter for which dividends were declared and paid and the closing date of the merger, by (b) the total number of days in the fiscal quarter during which the closing occurs, without interest and less any required withholding for taxes.

Q:              When and where is the special meeting of our stockholders?

A:             The special meeting of stockholders will take place on Friday, April 28, 2006, at 10:00 a.m. local time, at the Luxe Hotel Sunset Boulevard, located at 11416 Sunset Boulevard, Los Angeles, California 90049.

Q:              Who can vote and attend the special meeting?

A:             All common stockholders of record as of the close of business on February 24, 2006, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting or any adjournments or postponements thereof. Each share is entitled to one vote on each matter properly brought before the meeting.

Q:              What vote of our common stockholders is required to approve the merger agreement and the merger?

A:             Approval of the merger agreement and the merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock that are entitled to vote at the special meeting. We urge you to complete, sign, date and return the enclosed proxy card, or follow the instructions on your proxy card for telephonic or internet proxy authorization, to assure the representation of your shares at the special meeting.

Q:              How does the common stock merger consideration compare to the market price of shares of our common stock?

A:             The cash consideration of $45.25 for each share represents an approximate 3.8% discount to the closing price of our common stock on the day before the merger announcement; an approximate 22.0% premium to the closing price of our common stock on the trading day prior to our board’s decision to pursue strategic alternatives on August 9; an approximate 11.2% premium to the average closing price of our common stock for the six-month period before the public announcement of the merger; and an approximate 19.7% premium over the average closing price of our common stock for the one-year period before the public announcement of the merger.

Q:              If the merger is completed, when can I expect to receive the common stock merger consideration for my shares of common stock?

A:             As soon as practicable after the completion of the merger, you will receive a letter of transmittal describing how you may exchange your shares of common stock for the common stock merger consideration. At that time, you must send your share certificates with your completed letter of transmittal to the paying agent in order to receive the common stock merger consideration. You should not send your share certificates to us or anyone else until you receive these instructions. You will receive payment of your portion of the common stock merger consideration after we receive from you a properly completed letter of transmittal, together with your share certificates. If you hold your shares of common stock in “street name,” your broker or nominee will surrender your shares in exchange for your portion of the common stock merger consideration following completion of the merger.

Q:              How does our board of directors recommend that I vote?

A:             Our board of directors unanimously recommends that our common stockholders vote to approve the merger agreement and the merger.

Q:              Why is our board of directors recommending that I vote in favor of the proposal to approve the merger agreement and the merger?

A:             After careful consideration, our board of directors unanimously approved the merger agreement and the merger and unanimously determined that the merger is advisable, fair to and in the best interests of our company and our common stockholders. In reaching its decision to approve the merger agreement and the merger and to recommend the approval of the merger agreement and the merger by our common stockholders, our board of directors consulted with management, as well as with our legal and financial advisors, and considered the terms of the proposed merger agreement and the transactions contemplated by the merger agreement. Our board of directors also considered each of the items set forth on pages 34 through 38 under the heading “Approval of the Merger Agreement and the Merger—Factors Considered by Our Board of Directors and Reasons for the Merger.”

Q:              How do I cast my vote?

A:             If you were a holder of record of shares of our common stock on February 24, 2006, you may vote in person at the special meeting or submit a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope, or, if you prefer, by following the instructions on your proxy card for telephonic or internet proxy authorization.

If you sign, date and send your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the merger agreement and the merger and “FOR” the approval of any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies.

Q:              How do I cast my vote if my shares of common stock are held of record in “street name” by my bank, broker or another nominee?

A:             If your shares are held of record by a broker, bank or other nominee, which is often referred to as holding your shares in “street name,” you must obtain a proxy form from the broker, bank or other nominee that is the record holder of your shares and provide the record holder of your shares with instructions on how to vote your shares, in accordance with the voting directions provided by your broker, bank or nominee. If you do not provide the record holder of your shares with instructions on how to vote your shares, the record holder generally will not be permitted to vote your shares. The inability of your record holder to vote your shares, often referred to as a “broker nonvote,” will have the same effect as a vote against the approval of the merger agreement and the merger. If your shares are held in “street name,” please refer to the voting instruction card used by your broker, bank or other nominee, or contact them directly, to see if you may submit voting instructions using the internet or telephone.

Q:              What will happen if I abstain from voting or fail to vote?

A:             If you abstain from voting, fail to cast your vote in person or by proxy or if you hold your shares in “street name” and fail to give voting instructions to the record holder of your shares it will have the same effect as a vote against Proposal 1, to approve of the merger agreement and the merger, but will have no effect on Proposal 2, to approve any adjournments or postponements of the special meeting for the purpose of solicting additional proxies.

Q:              What happens if I sell my shares before the special meeting?

A:             The record date for the special meeting, the close of business on February 24, 2006, is earlier than the date of the special meeting. If you held your shares of common stock on the record date but transfer them prior to the effective time of the merger, you will retain your right to vote at the special meeting, but not the right to receive the common stock merger consideration for the common shares. The right to receive such consideration will pass to the person who owns the shares you previously owned when the merger becomes effective.

Q:              Can I change my vote after I have delivered my proxy?

A:             Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by delivering a later-dated, signed proxy card to our corporate secretary, by authorizing a subsequent proxy telephonically or over the internet, or by attending the special meeting in person and voting. Attendance at the special meeting without voting will not itself revoke your proxy. You also may revoke your proxy by delivering a notice of revocation to our corporate secretary prior to the vote at the special meeting. If your shares are held in “street name,” you must contact your broker, bank or nominee to determine how to revoke your proxy.

Q:              How will proxy holders vote my shares?

A:             If you complete and properly sign the proxy card attached to this proxy statement and return it to us prior to the special meeting, your shares will be voted as you direct. If no direction is otherwise made, your shares will be voted in accordance with our board of directors’ recommendations. Our board of directors recommends a vote “FOR” Proposal 1, to approve the merger agreement and the merger and “FOR” Proposal 2, to approve any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies. Our board of directors’ recommendation is set forth, together with the description of the proposals, in this proxy statement. See the discussion under the heading “Approval of the Merger Agreement and the Merger—Recommendation of Our Board of Directors” on page 38 and “The Adjournment or Postponement Proposal” on page 77.

Q:              What should I do if I receive more than one set of voting materials?

A:             You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive. You may also follow the instructions on the proxy cards for telephonic or internet proxy authorization for each proxy card that you receive.

Q:              Does Arden Realty, Inc. expect to continue to pay regular quarterly dividends on its shares of common stock?

A:             Yes, subject to certain dollar limitations contained in the merger agreement, we expect to continue to declare and pay regular quarterly dividends to our common stockholders of record for each full fiscal quarter ending prior to the closing of the merger. There will be no prorated dividend paid for the quarter in which the closing occurs; rather, an equivalent amount will be paid as a portion of the common stock merger consideration.

Q:              What rights do I have if I oppose the merger?

A:             If you are a common stockholder of record, you can vote against the merger by indicating a vote against the proposal on your proxy card and signing and mailing your proxy card or by voting against the merger in person at the special meeting. If you hold your shares in “street name,” you can vote against the merger in accordance with the voting instructions provided to you by the record holder of your shares. You are not, however, entitled to dissenters’ or appraisal rights under Maryland law because shares of our common stock are listed on the NYSE.

Q:              Is the merger expected to be taxable to me?

A:             Yes. The receipt of the merger consideration for each share of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Generally, for United States federal income tax purposes, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the merger consideration per share and your adjusted tax basis in that share. In addition, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws. You should read “Approval of the Merger Agreement and the Merger—Material United States Federal Income Tax Consequences” on page 59 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation.

We urge you to consult your tax advisor regarding the tax consequences of the merger to you.

Q:              Should I send in my common stock certificates now?

A:             No. As soon as practicable after the merger is completed, stockholders of record at the effective time of the merger will be sent written instructions for exchanging their certificates for the common stock merger consideration. These instructions will tell you how and where to send in your certificates in return for the common stock merger consideration.

Q:              What will happen to my common shares after completion of the merger?

A:             Following the completion of the merger, your shares will be canceled and will represent only the right to receive your portion of the common stock merger consideration. Trading in shares of our common stock on the NYSE will cease. Price quotations for shares of our common stock will no longer be available and we will cease filing periodic reports with the SEC.

Q:              When do you expect the merger to be completed?

A:             We are working to complete the merger as quickly as possible. We currently expect to complete the merger on or about May 2, 2006. However, we cannot predict the exact timing of the merger because the merger is subject to specified closing conditions. See the discussion under the heading “The Merger Agreement—Conditions to the Merger” on page 71.

Q:              Who can help answer my questions?

A:             If you have any questions about the proposals or how to submit your proxy or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

Arden Realty, Inc.
11601 Wilshire Boulevard, Fourth Floor
Los Angeles, California 90025
Attention:  Investor Relations
Phone:  (310) 966-2600
E-mail:  proxy@ardenrealty.com

or our proxy solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Phone:  (800) 322-2885
E-mail:  proxy@mackenziepartners.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “intend,” “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “would” and similar expressions are intended to identify forward-looking statements. These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed in a forward-looking statement.

In any forward-looking statement in which we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•       the possibility that the proposed merger will not be consummated on the terms described in this proxy statement, or at all;

•       the potential adverse effect on our business, properties and operations because of certain covenants we made in the merger agreement;

•       the decrease in the amount of time and attention that management can devote to our business and properties while also devoting its attention to effectuating the proposed merger;

•       increases in operating costs resulting from the expenses related to the proposed merger;

•       our inability to retain and, if necessary, attract key employees, particularly in light of the proposed merger;

•       risks resulting from any lawsuits that may arise out of or have arisen as a result of the proposed merger, including the matters described under the heading “Approval of the Merger Agreement and the Merger—Litigation Relating to the Merger” on page 58;

•       risks that planned and additional real estate investments may not be consummated;

•       risks generally incident to the ownership of real property, including the ability to retain tenants and rent space upon lease expirations, the financial condition and solvency of our tenants, the relative illiquidity of real estate and changes in real estate taxes, regulatory compliance costs and other operating expenses; and

•       risks related to our status as a REIT for United States federal income tax purposes, such as the existence of complex regulations relating to our status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT.

Many of these and other important factors are detailed in this proxy statement or in various SEC filings made periodically by us. We discussed a number of material risks in our most recent Form 10-K, copies of which are available from us without charge or online at http://www.ardenrealty.com. Please review this proxy statement and these filings and do not place undue reliance on these forward-looking statements.

You should consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained in this proxy statement to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING

We are furnishing this proxy statement to our common stockholders as part of the solicitation of proxies by our board of directors in connection with the special meeting of our stockholders.

Date, Time and Place

We will hold the special meeting on Friday, April 28, 2006, at 10:00 a.m., local time, at the Luxe Hotel Sunset Boulevard, located at 11461 Sunset Boulevard, Los Angeles, California 90049.

Purpose of the Special Meeting

The purpose of the special meeting is to:

•       consider and vote on Proposal 1, to approve the merger agreement and the merger (see “Approval of the Merger Agreement and the Merger” on page 20 and “The Merger Agreement” on page 63);

•       consider and vote on Proposal 2, to approve any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies (see “The Adjournment or Postponement Proposal” on page 77); and

•       transact any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

Recommendation of Our Board of Directors

Our board of directors has unanimously determined that it is advisable, fair to and in the best interests of our company and our common stockholders for us to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement.

Our board of directors unanimously recommends that our common stockholders vote “FOR” Proposal 1, to approve the merger agreement and the merger and “FOR” Proposal 2, to approve any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies.

Record Date; Stockholders Entitled to Vote; Quorum

Only common stockholders of record at the close of business on February 24, 2006, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 67,331,215 shares of our common stock were issued and outstanding and held by 210 stockholders of record. Our common stockholders on the record date are entitled to one vote per share on any proposal at the special meeting.

A quorum is necessary to hold a valid special meeting. A quorum will be present if the holders of a majority of the shares of our common stock are present at the special meeting, either in person or by proxy. If a quorum is not present, a vote cannot occur. In deciding whether a quorum is present, abstentions and any broker nonvotes will be counted as shares that are represented at the special meeting.

Vote Required for Approval of the Merger Agreement and the Merger

The approval of the merger agreement and the merger by our common stockholders requires the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock that are entitled to vote at the special meeting. Because the vote is based on the number of shares outstanding rather than the number of votes cast, an abstention, a failure to vote your shares in person or by proxy or, if your shares are held in “street name,” a failure to give voting instructions to the record holder of your shares, resulting in a broker nonvote, each will have the same effect as voting against the approval of the merger agreement and the merger.

Vote Required to Adjourn or Postpone the Special Meeting

The approval of any adjournments or postponements of the special meeting requires the affirmative vote of a majority of the votes cast on the proposal. Because an abstention, a failure to vote or a broker nonvote is not a vote cast, each will have no effect on the approval of Proposal 2.

Vote Required for Approval of the Partnership Merger

Our consent as the general partner of our operating partnership is the only consent required to approve the partnership merger. In connection with our board of directors’ determination to approve the merger, we also approved the partnership merger. Therefore, the partnership merger will be consummated immediately prior to consummation of the merger.

Voting; Proxies

At the special meeting, you may vote by proxy or, if you are the record holder of your shares, in person.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name” and you wish to attend and vote at the special meeting, you must contact your broker, bank or other nominee and obtain a “legal proxy” which may take several days.

Voting by Proxy

All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the common stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” Proposal 1 and “FOR” Proposal 2.

Only shares affirmatively voted for Proposal 1 and properly executed proxies that do not contain voting instructions will be counted as votes to approve Proposal 1. Because the vote is based on the number of shares outstanding rather than the number of votes cast, an abstention, a failure to vote your shares in person or by proxy or, if your shares are held in “street name,” a broker nonvote, each will have the same effect as voting against Proposal 1.

Approval of Proposal 2, however, requires only a majority of the votes cast on the proposal and therefore an abstention, a failure to vote your shares in person or by proxy or a broker nonvote, each will have no effect on the approval of Proposal 2.

Adjournments; Other Business

If a quorum is not present or represented at the special meeting, the common stockholders entitled to vote and present or represented by proxy have the power to adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the special meeting. At such adjourned special meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the special meeting as originally notified.

Under Maryland law, no business other than the proposals to approve the merger agreement and the merger and to approve any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies may be brought before the special meeting. If other matters incidental to the conduct of the meeting are properly presented at the special meeting, the persons named as proxies will vote in accordance with their discretion with respect to those matters.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a common stockholder of record from voting in person at the special meeting. A common stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary with a later date or by appearing at the special meeting and voting in person. A common stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the common stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke your proxy.

Solicitation of Proxies

We are soliciting proxies for the special meeting from our stockholders. We will bear the cost of soliciting proxies for the special meeting from our common stockholders and will pay approximately $15,000 (plus reimbursement of out-of-pocket expenses) to MacKenzie Partners, Inc., our proxy solicitor. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, telegram, email or otherwise. Our directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. We will also request persons, firms and corporations holding shares beneficially owned by others to send proxy materials to, and obtain proxies from, the beneficial owners of such shares and will, upon request, pay the common stockholders’ reasonable expenses for doing so.

Dissenters’ Rights

We are organized as a corporation under Maryland law. Under Maryland law, because shares of our common stock are listed on the NYSE, our common stockholders who object to the merger do not have any appraisal rights or dissenters’ rights in connection with the merger.

Assistance

If you need assistance in completing your proxy card or authorizing your proxy over the internet or telephonically, or if you have questions regarding our special meeting, please contact:

Arden Realty, Inc.
11601 Wilshire Boulevard, Fourth Floor
Los Angeles, California 90025
Attention:  Investor Relations
Phone:  (310) 966-2600
E-mail:  proxy@ardenrealty.com

or our proxy solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Phone:  (800) 322-2885
E-mail:  proxy@mackenziepartners.com

PROPOSAL 1:  THE MERGER AGREEMENT AND THE MERGER

APPROVAL OF THE MERGER AGREEMENT
AND THE MERGER

The following is a description of the material aspects of the merger agreement and the merger. While we believe that the following description covers the material terms of the merger agreement and the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this proxy statement, including the merger agreement attached as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

General Description of the Merger

Under the terms of the merger agreement, GECC will acquire us and our subsidiaries through the merger of our company with and into REIT Merger Sub, with REIT Merger Sub continuing as the surviving entity. As a result of the merger, you will have no future ownership interest in the surviving entity and, as a result, will not have the opportunity to share in any of the future earnings or growth of our company.

As set forth in more detail in the merger agreement, the merger will occur in connection with the following transactions. Prior to the merger and the other transactions described in the merger agreement, we will form a wholly owned subsidiary that will be admitted to our operating partnership as a limited partner and will acquire Series C units representing a 0.01% interest in our operating partnership in exchange for a capital contribution. Common unit holders that are “accredited investors” may elect to have their common units redeemed, following the admission, by our operating partnership in exchange for LLC Interests, which are interests in one or, under certain circumstances, two existing or newly formed limited liability companies that each will own one of the properties to be transferred to Trizec. In connection with the redemption, our operating partnership will also distribute to each redeeming common unit holder an amount in cash equal to a prorated portion of our normal quarterly distribution payable on common units up to the closing date, without interest and less any required withholding for taxes. Following the admission and redemption, each redeeming common unit holder will contribute to Trizec OP all of its LLC Interests in exchange for Trizec OP units. One day after the completion of the admission, redemption and exchange, Partnership Merger Sub will merge with and into our operating partnership, with our operating partnership continuing as the surviving entity. Common unit holders that did not participate in the redemption and exchange will have each unit converted, subject to certain terms and conditions, into, and canceled in exchange for, the right to receive the common unit merger consideration, which is an amount in cash equal to (i) $45.25 plus (ii) an amount equal to a prorated portion of our normal quarterly distribution payable on common units up to the closing date, without interest and less any required withholding for taxes. Thereafter, the surviving partnership will distribute its interests and rights in the remaining Trizec assets to us in partial redemption of our common units and we will transfer the Trizec assets to Trizec OP for approximately $1.6 billion, less the aggregate amount paid in Trizec OP units to common unit holders in the exchange and the debt associated with the Trizec assets. Following the admission, redemption, exchange, partnership merger, asset distribution and asset sale, we will merge with and into REIT Merger Sub, with REIT Merger Sub as the surviving entity.

Under the terms of the merger agreement, each issued and outstanding share of our common stock will be converted into, and canceled in exchange for, the right to receive the common stock merger consideration, which is an amount in cash equal to (i) $45.25 plus (ii) an amount equal to a prorated portion of our normal quarterly dividend up to the closing date, without interest and less any required withholding for taxes. Each outstanding option to purchase shares of common stock under any of our employee option or compensation plans will be canceled in exchange for the right to receive the option merger consideration, which is a single lump sum cash payment equal to the product of (a) the number of shares subject to such option and (b) the excess, if any, of the common stock merger consideration over the exercise price per share of such option. If the exercise price per share of any such option is equal to or greater than the common stock merger consideration, then such option will be canceled without any cash payment.

Background of the Merger

During 2003 and 2004, we were approached by various entities on multiple occasions about the possibility of acquiring us or engaging in other potential strategic transactions. These entities included a public office REIT, two private investment funds and a pension fund, as well as GECC, with whom we held informal discussions regarding an acquisition transaction in July and August of 2004. We entered into confidentiality agreements and engaged in informal discussions with each of these entities. None of these entities conducted substantive due diligence on our company other than a review of public filings and informal discussions with our management. For a variety of reasons, including the price ranges discussed by these entities in meetings with senior management and senior management’s general view that there would be future opportunities to undertake transactions at higher valuations, none of these informal discussions resulted in the submission to us of a formal acquisition proposal.

Although senior management was confident that its strategic business plan was sound and offered opportunities for future growth, by mid-2005, our senior management came to the view that an unusually positive series of developments in the United States economy and the Southern California office market since 2002 had created an environment that made a strategic transaction an increasingly compelling alternative to continuing to operate our company consistent with past practice or other potential alternatives. Historically low interest rates and an influx of foreign and institutional investors seeking alternatives to stock and bond investments had created highly favorable market conditions for real estate investments. Prices for real estate assets had increased rapidly during these years, reaching historic highs, while capitalization rates were reaching historic lows. Office property fundamentals, such as rents, vacancy and absorption, were also strengthening. The stock prices of publicly traded REITs responded positively to these developments, significantly outpacing the performance of broader stock indices such as the Standard & Poor’s 500. Moreover, a number of large portfolio acquisitions had occurred in 2004 and early 2005 at low capitalization rates, a trend that was reflected in the Southern California office market by several transactions, including Maguire Properties, Inc.’s acquisition of a portfolio of properties from CommonWealth Partners for more than $1.5 billion in late January 2005.

Between July 2004 and July 2005, our stock price increased by approximately 17%. Nevertheless, we did not believe that either the implied value of our assets based on private market transactions, or the unique value of our large, high-quality portfolio of office properties in the supply-constrained Southern California market, had been appropriately reflected in our stock price, particularly in light of the gradual improvement that we had achieved in our portfolio in recent years through our senior management’s successful “capital recycling” program of targeted dispositions and acquisitions. Additionally, in our senior management team’s experience, valuations of public REITs and office properties were subject to fluctuation based on a variety of factors, including prevailing interest rates, local and national economic conditions that drive demand for office space and the performance of alternative investments such as stocks and bonds. Although in recent years these factors had been unusually and persistently positive, there could be no assurance that these factors would remain so. Interest rates, in particular, remained low, but were generally expected to increase in the future, which would make financing real estate acquisitions more costly and could therefore be expected to reduce demand for real estate acquisitions and the attendant values. In addition, because REIT share prices historically have had a negative correlation to interest rates, increases in interest rates could be expected to push down our stock price. Price-to-earnings multiples of public REITs were at historic highs, while REITs’ dividend yields were at or near historic lows.

At the same time, because capitalization rates were historically low there was increased risk that we would not be able to reinvest proceeds from asset sales and achieve rates of return commensurate with our past performance. In light of all of these factors, by mid-2005, our senior management concluded that the conditions required to successfully consummate a strategic transaction that maximized stockholder returns were very favorable and we determined to actively investigate the feasibility and potential value of a sale or other strategic transaction involving our company.

During the course of the National Association of Real Estate Investment Trusts (“NAREIT”) Institutional Investor Forum held in New York, New York, on June 8 through June 10, 2005, members of our senior management discussed generally with representatives of Lehman Brothers Inc. (“Lehman Brothers”) and Wachovia Securities, two investment banking firms that had done substantial debt and equity underwriting for us in the past, senior management’s willingness to explore potential opportunities for a strategic transaction. Lehman Brothers and Wachovia Securities each requested an opportunity to study our options and to meet with our senior management team more formally in the near future.

During June, July and August, following the NAREIT conference, our senior management team met and had informal discussions with each of Lehman Brothers and Wachovia Securities on a number of occasions in an effort to determine whether the opportunities presented by potential strategic transactions were attractive enough to merit formal consideration by our board of directors. At various times during this period, Messrs. Ziman and Coleman notified the members of our board that they had begun to investigate the risks and benefits of a strategic transaction and, from time to time, updated the members of our board on our senior management’s discussions with Lehman Brothers and Wachovia Securities.

On July 7, Wachovia Securities discussed trends and developments in the real estate markets generally, the Southern California office market specifically, the market for public REIT stocks and the potential benefits and risks of pursuing a strategic transaction with our senior management. Wachovia Securities recommended that we approach a number of large, well-capitalized potential transaction parties as a means of assessing the potential value of our company and the feasibility of consummating a transaction on favorable terms. Wachovia Securities suggested a number of potential transaction parties, including GECC and Trizec, that Wachovia Securities might approach on our behalf in the event we determined to pursue a transaction.

During the week of July 10, our senior management approached Secured Capital Corp. (“Secured Capital”) to aid our senior management team in its investigation of the merits of a potential strategic transaction. Secured Capital had brokered a number of our property acquisitions in recent years and, in senior management’s view, was particularly knowledgeable about our assets and our markets.

On July 20, Lehman Brothers, Wachovia Securities and Secured Capital met with our senior management to discuss our strategic options in more detail. At the July 20 meeting, the participants discussed, among other things, the timing of a possible transaction, various economic and market factors that could influence the valuations offered by potential transaction parties, execution risks associated with pursuing a strategic transaction and other potential strategies that we might undertake in an effort to increase stockholder value. The group also discussed our current strategic business plan and the risks and opportunities of continuing to operate in accordance with that plan. Lehman Brothers, Wachovia Securities and Secured Capital each suggested entities that they believed could be expected to have interest in pursuing a strategic transaction with us, as well as sufficient assets and access to capital to complete a transaction involving a portfolio as large as ours.

In the view of our senior management team, the data, trends, strategies, risks and potential benefits discussed by the group at the July 20 meeting supported management’s belief that the market climate for a successful transaction was favorable, that the risks associated with further investigating a transaction were manageable and that the potential benefits to our stockholders were significant enough to merit formal consideration by our board of directors. Accordingly, our senior management requested that each of

Wachovia Securities, Lehman Brothers and Secured Capital join them at the next scheduled meeting of our board of directors on August 9 and jointly discuss the potential benefits and risks of a strategic transaction with our board.

The discussion with Lehman Brothers, Wachovia Securities and Secured Capital on August 9 reiterated in detail the data, trends, strategies, risks and potential benefits discussed by each of them and our senior management team over the prior two months. Lehman Brothers, Wachovia Securities and Secured Capital discussed various alternatives to enhance stockholder value, including continuing to operate our company under our current business plan, including continuation of our “capital recycling” plan of targeted acquisitions and dispositions, a sale of our company and our operating partnership or an alternative strategic transaction. Our board discussed the risks and benefits of each of these alternatives and strategies, including the challenges that the size and concentration of our portfolio could present to a sale of our company. Our board also discussed additional strategies that we might pursue to enhance stockholder value, including the potential sale of a large number of noncore assets followed by a special dividend to stockholders, as well as a potential leveraged recapitalization of our company. Our board of directors discussed a variety of potential transaction parties which we and Lehman Brothers, Wachovia Securities and Secured Capital collectively believed had sufficient assets, or access to sufficient capital, to consummate an acquisition of our company. Lehman Brothers, Wachovia Securities and Secured Capital next discussed the process and timing of a potential strategic transaction, including the benefits of a private auction process in which the universe of potential transaction parties would be winnowed down to those entities that could meet our board’s price expectations and had access to sufficient resources to close a transaction in a timely manner. This auction process was likely to maximize stockholder value by reducing disruption to our company and reducing business and market risk that could affect consummation of a transaction.

At the close of the August 9 meeting, our board of directors unanimously determined that we should undertake a formal process to explore strategic alternatives, potentially including a sale or other strategic transaction. Our board authorized senior management to engage each of Lehman Brothers, Wachovia Securities and Secured Capital as our strategic financial advisors (our “strategic financial advisors”), subject to the negotiation and execution of mutually satisfactory engagement letters. On August 9, our stock price closed at $37.10.

During August and September our senior management worked with our strategic financial advisors and considered approximately 50 potential qualified transaction parties. These entities included a broad cross-section of public REITs, including Trizec, other public companies, including GECC, pension funds, pension fund advisors, closed-end investment funds, open-end fund sponsors, commingled/closed-end funds and buyout funds. Our senior management and our strategic financial advisors approached 20 entities that we collectively determined were best qualified to complete an acquisition of our company. Concurrently, our outside counsel, Latham, prepared a form of confidentiality agreement that our general counsel, David Swartz, distributed to these 20 entities. We negotiated and executed confidentiality agreements with 16 of these entities, 15 of which ultimately conducted due diligence on us and discussed the possibility of a strategic transaction with our strategic financial advisors. Confidentiality agreements with each of GECC and Trizec were executed on October 3. The seven entities that decided not to participate in the process cited, among other things, valuation concerns and the size and concentration of our portfolio of properties.

During this period, our strategic financial advisors prepared an online data room to facilitate access to due diligence materials by those potential transaction parties that had executed confidentiality agreements and had elected to move forward in the process. On September 30, our strategic financial advisors distributed a bid-procedures letter to the 15 interested bidders. The letter set a deadline of November 1 for bidders to submit nonbinding preliminary indications of interest to acquire us.

On September 29, the Realty Stock Alert (“RSA”), an industry trade newsletter and website, speculated that our company was for sale. Our stock price rose 4.4% on larger than normal volume and closed that day at $40.40.

Beginning on September 30, our board of directors met during the course of its annual retreat. Our senior management reviewed with our board the status of our process to explore a strategic transaction. At the request of our board, and in light of the RSA article from the previous day and numerous press inquiries that followed, attorneys from Latham participated in the meeting by telephone. Our board of directors discussed our legal obligations with respect to public disclosure of any potential transaction. Our board determined that there was no reason to believe that any of our employees or agents were responsible for any unauthorized disclosure and determined that we would not make any public announcement regarding a possible strategic transaction. In addition, our board of directors discussed the benefits of engaging a fourth financial advisor whose role would be limited to rendering an additional fairness opinion in connection with any strategic transaction.

In light of the progress of the strategic transaction process to date, our senior management and Latham discussed the advisability of engaging Maryland counsel that was expert in the legal duties of board members under Maryland law and had extensive experience working with REITs. On October 1, we engaged Venable LLP (“Venable”) as our Maryland counsel in connection with the strategic transaction process.

On October 10, our board of directors met again to discuss the status of the strategic transaction process. At the request of our board, Latham participated in the meeting. Our senior management updated our board of directors on the progress of interested bidders’ due diligence and other developments. Members of our senior management who were participating in the meeting were then excused from the meeting so that the independent directors could discuss the strategic transaction process and their fiduciary duties. The independent directors determined that conflicts of interest between our common stockholders and common unit holders, including Messrs. Ziman and Coleman, had not yet arisen during the course of the transaction and that our senior management should continue leading our investigation of a strategic transaction under the board’s supervision.

On October 17, our board of directors held a meeting at which our senior management again updated our board on the status of the strategic transaction process and the substantial due diligence being conducted by interested bidders.

On October 26, The Wall Street Journal reported in its “Property Report” column that public REITs were increasingly going private and that many investors and analysts were speculating about whether our company would be the next REIT taken private.

On October 28, RSA reported that first-round bids were due the following week and speculated that bids would be as high as $51.00 per share. During the morning of October 28, the NYSE temporarily suspended trading in our common stock. NYSE officials contacted us and explained that trading had been suspended because of a significant imbalance between buyers and sellers. Trading resumed later that day and by the end of that trading day, our stock price had risen 5.7% to close at $45.15.

On October 31, our board of directors held another meeting at which our senior management updated our board regarding the strategic transaction process, including the deadline for bids the following day and the anticipated timeline of events once bids were received. At the request of our board of directors, Latham also participated in the meeting. Our board discussed the October 28 RSA article and the suspension of trading in our common stock and determined that we had no reason to believe that any of our employees or agents were responsible for any unauthorized disclosure about the strategic transaction process. Our board then discussed our directors’ legal duties in any strategic transaction to our common stockholders and, in our capacity as the general partner of our operating partnership, our duties to common unit holders. Our board also discussed our contractual obligation under our operating partnership’s partnership agreement to use commercially reasonable efforts to structure any sale of our company to give common unit holders the opportunity to avoid recognizing taxable gain for U.S. federal income tax purposes. In light of these legal and contractual duties, our board of directors discussed various circumstances that could give rise to a material conflict of interest between our common stockholders and common unit holders, including Messrs. Ziman and Coleman, and the measures that our board could take in response to any such conflict. Our board of directors determined that, in light of these potential conflicts, the independent directors should meet in executive session from time to time during the course of the strategic transaction process to determine whether any actual conflicts had arisen and how to respond to any such conflict.

On November 1, we received seven nonbinding, preliminary indications of interest to acquire all of the outstanding shares of our common stock and our operating partnership’s outstanding common units for cash at per-share valuations ranging from a low of $41.00 for each share and each unit to a high of $46.00 for each share and each unit. GECC and Trizec were, separately, each among the entities that delivered indications of interest.

GECC’s letter indicated that it was interested in acquiring all of the outstanding shares of our common stock and the outstanding common units of our operating partnership for a cash purchase price of between $44.00 and $46.00 for each share and each unit. GECC further indicated that it was willing to structure the transaction in a manner that would be tax-efficient for common unit holders by offering them the opportunity to exchange their common units for senior preferred partnership units about which GECC provided little detail, stating only that these units would earn a fixed, but unspecified, rate of return and that common unit holders and our common stockholders would receive the same economic value.

Trizec’s letter indicated that it was willing to acquire all of the outstanding shares of our common stock and the outstanding common units of our operating partnership for a cash purchase price of between $42.00 and $44.00 for each share and each unit. Trizec also indicated that it was willing to structure the transaction in a manner that would be tax-efficient for common unit holders by offering them the opportunity to exchange their units for common limited liability company membership interests in Trizec OP and to work with us to address other tax-efficient structuring alternatives. Trizec indicated that it anticipated closing any transaction with a joint bidder, which it had not yet identified.

A third bidder, which we refer to as “Bidder A,” indicated that it was interested in acquiring us for a cash purchase price of between $44.00 and $46.00 for each share and each unit. Bidder A also indicated that it was willing to work with us to structure the transaction in a manner that would be tax-efficient for common unit holders. A fourth bidder, “Bidder B,” indicated that it was interested in acquiring us for a cash purchase price of $46.00 for each share and each unit. Bidder B did not indicate whether it would be willing to structure the transaction in a manner that was tax-efficient for common unit holders. A fifth bidder, “Bidder C,” indicated that it was interested in acquiring us for a cash purchase price of $45.00 for each share and each unit. Bidder C did not indicate whether it would be willing to structure the transaction in a manner that was tax-efficient for common unit holders. A sixth bidder, “Bidder D,” indicated that it was interested in acquiring us for a cash purchase price of between $41.00 and $43.00 for each share and each unit, and was willing to consider alternative treatment of common units. A seventh bidder, “Bidder E,” indicated that it was interested in acquiring us for a cash purchase price of $44.00 for each share and each unit, and was willing to structure the transaction in a manner that would be tax-efficient for common unit holders.

Our board of directors met on November 3 to discuss and evaluate the various bidders and the relative merits of their respective proposals. At the request of our board, our strategic financial advisors and Latham also participated in the meeting. Messrs. Ziman and Coleman and representatives from Lehman Brothers and Wachovia Securities presented summaries of the seven indications of interest that we had received. Our board discussed the relative strengths and weaknesses of the various bids. GECC, Bidder A and Bidder B had indicated that they were willing to acquire our company at a price for each share that was at the high end of the range of bids received. Furthermore, our board noted that each of these entities had access to sufficient capital to close a transaction and had conducted significant due diligence, which would potentially facilitate the execution of a definitive merger agreement on a rapid timetable, thereby reducing our business risk and disruption from the transaction. By contrast, our board of directors discussed a number of relative weaknesses in the remaining four proposals:

•       Trizec had offered consideration at the lower end of the range of bids and, in the view of our senior management and our strategic financial advisors, would not be willing to consummate the transaction without one or more joint bidders that it had yet to identify.

•       Bidder C had conducted limited due diligence and its proposal contemplated a number of features that presented an unacceptable level of closing risk and valuation risk, including a $50.0 million liquidated damages limit and an adjustment to the proposed merger consideration depending upon fluctuations in our working capital.

•       Although Bidder D was a large, well-established entity with access to significant capital, and had undertaken a significant amount of due diligence, its indicative pricing was the lowest offered by any of the bidders.

•       Bidder E was also a large and well-established entity with access to significant capital and had engaged in a substantial due diligence investigation of our company. Bidder E’s proposed consideration, however, was at the lower end of the range of bids and it had indicated in its proposal letter that, despite the breadth of its due diligence to date, it would need at least another 60 days to finish its diligence and execute a definitive merger agreement.

Our board of directors then discussed whether Bidder D might be willing to increase its bid to a more competitive level if allowed to enter into the next round of the process. Our strategic financial advisors informed our board that in recent conversations Bidder D had specifically indicated to our strategic financial advisors that it would have difficulty underwriting the valuation set forth in its initial bid letter and that it was, therefore, unlikely to increase its offer price. Our board then discussed whether Bidder E could be persuaded to proceed with a transaction in a more expedited manner. Our strategic financial advisors explained that, as a pension fund advisor, Bidder E potentially was required to undertake more detailed due diligence than other bidders and was not known by reputation to move quickly on investments as large and significant as a potential acquisition of us. Our board of directors asked our strategic financial advisors whether, notwithstanding the relative weaknesses of the remaining bidders’ proposals, it might be beneficial to permit additional bidders to continue into the final round of the process. Our strategic financial advisors explained that participating in a multistage auction process required bidders to make a substantial investment of time and resources, and that in their experience bidders were typically unwilling to make that investment if the perceived chances of success were too low because the field of interested bidders was not being periodically narrowed. The strategic financial advisors explained that, in their view, we were more likely to achieve a successful result for our stockholders by focusing our efforts and resources on a smaller number of bidders who had bid high, had demonstrated serious interest and conducted substantial due diligence, and had the resources and the ability to consummate a transaction in a timely manner. Based on our board of directors’ evaluation of the seven proposals and the recommendations of our senior management and our strategic financial advisors, our board determined to proceed with a final round of negotiations and bidding with GECC, Bidder A and Bidder B, but authorized our senior management to reintroduce other bidders into the process if they determined that doing so would be in the best interest of the process and our common stockholders.

Members of senior management that were participating in the meeting were then excused from the meeting and the independent, nonmanagement members of our board of directors discussed whether any of the proposals submitted to us raised conflicts of interest between common unit holders, including Messrs. Ziman and Coleman, and our common stockholders. Among other things, our independent directors noted that all of the bidders had either expressly indicated in their proposal letters that they would be willing to structure their transactions to be tax-efficient for common unit holders without diminishing the consideration payable to common stock holders, or had otherwise remained silent about the specific structure of their proposed transaction. Based upon the details of the various bids set forth in the proposal letters, our independent directors determined that none of the proposals from bidders had given rise to conflicts of interest between common unit holders, including Messrs. Ziman and Coleman, and our common stockholders.

On or around November 7, each of GECC and Bidder A approached Lehman Brothers and Wachovia Securities and indicated that, if they were to win the auction, they intended to keep only a portion of our assets and would seek to find one or more buyers for the remainder of our properties. Each of GECC and Bidder A further indicated that finding a potential buyer or buyers for the assets it did not expect to retain prior to submitting its final bid could mitigate some of the risks of acquiring a portfolio as large and concentrated as ours. Accordingly, each of GECC and Bidder A requested permission to speak to potential asset purchasers, something that was prohibited by the terms of the confidentiality agreements that they had entered into with us. GECC and Bidder A each specifically requested permission to speak with Trizec and another public REIT, which we refer to herein as “Asset Buyer.”  Asset Buyer had been involved in the process at an earlier stage, had entered into a confidentiality agreement with us and had conducted substantial due diligence, but had elected not to submit a formal indication of interest on November 1 because it was primarily interested in acquiring only a relatively small number of our assets. Lehman Brothers and Wachovia Securities discussed these requests with our senior management team and collectively determined that they believed it would benefit the process to permit GECC and Bidder A to approach Trizec and Asset Buyer about agreeing to sell certain of our assets in connection with their final bids. On November 8, we authorized GECC and Bidder A to speak about jointly bidding with Trizec and Asset Buyer, but only those two entities, for their final bids.

On November 11, our strategic financial advisors delivered a final bid-procedures letter to each of the remaining bidders, indicating that final bids would be due on Friday, December 9.

From November 14 through November 21, our senior management and other key employees met separately with each of the three final-round bidders in a series of bidder-specific due diligence meetings.

On November 14, our board of directors held a meeting at which representatives of Wachovia Securities, Lehman Brothers, Secured Capital, Latham and Venable were all present. Our senior management and our strategic financial advisors updated our board on the status of the strategic transaction process. At our board of directors’ request, Venable made a presentation to our board regarding our directors’ legal duties to common stockholders and our duties to common unit holders in connection with any strategic transaction.

Around this time our board of directors again discussed whether to engage a fourth financial advisor to provide a second fairness opinion in connection with any strategic transaction. Our board of directors determined that we should engage a fourth financial advisor whose role would be limited to rendering an additional fairness opinion in connection with a transaction. After discussing the reputations and qualifications of a number of financial advisors, our board authorized our senior management to engage one of three financial advisors, including Houlihan Lokey. Soon thereafter, our senior management engaged Houlihan Lokey.

After our November 14 board meeting, Mr. Coleman and representatives of Lehman Brothers and Secured Capital had dinner with representatives of Bidder C. At that dinner, Bidder C expressed its disappointment at not being chosen as one of the final round bidders, and indicated that it still desired to participate in the process as a bidder or in some other capacity.

On November 17, Messrs. Ziman and Coleman and representatives of Lehman Brothers had breakfast with Tim Callahan, president and chief executive officer of Trizec. Mr. Callahan reiterated Trizec’s interest in pursuing a strategic transaction.

On November 18, Bidder B informed our strategic financial advisors that, based on the additional due diligence that it had conducted since submitting its indication of interest on November 1, it would not be able to support a valuation within the range of prices indicated in its bid letter, and that, as a result, it was withdrawing from the process. Our senior management discussed Bidder B’s departure from the process with our strategic financial advisors and Bidder C’s continuing desire to reenter the process. Although our senior management and our strategic financial advisors did not believe that Bidder C would be likely to produce a proposal that was more attractive than the bids expected from GECC and Bidder A, they determined that it would benefit the competitive dynamics of the process if Bidder B were replaced with a third bidder. In light of Bidder C’s continuing interest, Messrs. Ziman and Coleman determined that Bidder C should be permitted to reenter the process and thereafter informed the various members of our board of directors of Bidder B’s withdrawal from, and Bidder C’s reentrance to, the process.

On November 21, we distributed a draft merger agreement to GECC, Bidder A and Bidder C. That same day, the Los Angeles Business Journal and RSA each published articles speculating that an auction process was underway. RSA speculated that an announcement of a sale of our company was imminent, and that the acquisition price for each share would be in the mid-forties, and maybe as high as $51 for each share. Our stock price rose 1.7% and closed on November 21 at $45.71.

On November 28, counsel for Bidder C delivered to Latham a brief memo outlining its initial reactions to the draft merger agreement. The memo did not propose a specific transaction structure, but reiterated many of the material provisions of Bidder C’s initial proposal that had been unacceptable to our board of directors.

On December 1, our board of directors held a meeting to discuss the strategic transaction process. Representatives of each of Lehman Brothers, Wachovia Securities, Secured Capital and Houlihan Lokey participated in the meeting, as did attorneys from Latham and Venable. Our strategic financial advisors informed our board that, after engaging in discussions with each of Trizec and Asset Buyer, Bidder A had elected to jointly bid with Trizec, and that as of that morning, GECC had elected to sell assets to Asset Buyer as part of GECC’s bid.

Our strategic financial advisors also noted that Bidder C was contemplating jointly bidding with a large private equity company and a publicly traded real estate development company. Bidder C had not, however, conducted a significant amount of due diligence since being readmitted to the process and had not provided Latham with comprehensive comments to the draft merger agreement. Our board of directors determined that, in light of the lower bid originally submitted by Bidder C, the limited due diligence conducted by Bidder C, the fact that Bidder C was still searching for equity investors that would provide it with access to the resources necessary to complete a strategic transaction and that Bidder C had not submitted comprehensive comments on the draft merger agreement that would enable our board to fully evaluate Bidder C’s proposal, the resources and attention of our senior management and our legal and strategic financial advisors should be focused primarily on GECC and Bidder A, but that our strategic financial advisors should continue to engage with Bidder C and encourage Bidder C to submit an attractive proposal for our company. Despite being permitted to reenter the final round of bidding, and the continued efforts of our senior management and our strategic financial advisors, Bidder C ultimately did not submit a formal proposal to acquire us or engage in some other strategic transaction with our company.

Our strategic financial advisors then discussed the recent performance of our common stock. Since the August 9 meeting when our board determined to begin exploring a potential strategic transaction, our common stock had provided a total return of 24.4%, compared to a total return of 6.2% on a peer group of public REITs. Our strategic financial advisors and our board of directors then discussed the effect of news stories speculating about our possible sale, the correlation of those stories with the more significant increases in our stock price and the relative absence of other material information about us entering the market during these periods. Based on that discussion, our board of directors determined that a significant acquisition premium had already been priced into our common stock.

Our board of directors and our strategic financial advisors then discussed a number of alternative strategies, other than a sale of our company as contemplated by the bids received on November 1, that we could undertake to potentially enhance stockholder value, and the risks and benefits of each strategy, including:

•       continuing to operate our company under senior management’s current business plan, including a continuation of our “capital recycling” plan of targeted acquisitions and dispositions;

•       a strategic repositioning, in which we would continue to operate our company as discussed above but sell a large number of lower-quality assets and distribute all or a portion of the sales proceeds to stockholders through one or more special dividends;

•       a leveraged recapitalization in which we would borrow a significant amount of money and distribute all or a portion of it to stockholders through a special dividend;

•       a leveraged repositioning, in which we would combine aspects of both a strategic repositioning and a leveraged recapitalization, with all or a portion of proceeds and borrowings distributed to stockholders through one or more special dividends; and

•       a liquidation of our company.

After reviewing the various risks, benefits and reasonably anticipated costs of each of these alternative strategies, and comparing them to the risks, benefits and reasonably anticipated costs of a sale of our company, our board of directors determined that the current strategic transaction process should continue.

Between December 2 and December 5, Latham and Hogan & Hartson L.L.P. (“Hogan & Hartson”), counsel for Trizec, engaged in a series of calls to explore alternatives that would permit qualified common unit holders to continue to defer the recognition of taxable gain after the consummation of any transaction with Bidder A and Trizec.

On December 5, King & Spalding LLP (“King & Spalding”), counsel for GECC, delivered its comments on the draft merger agreement to Latham. King & Spalding’s comments proposed a transaction structure in which our company and our operating partnership would each merge with newly formed subsidiaries of GECC. Common unit holders who met certain qualifications would be given the right to elect to receive preferred limited partnership units in the surviving partnership in the partnership merger. Accompanying King & Spalding’s comments to the merger agreement was a term sheet that set forth GECC’s proposed terms for the preferred limited partnership units that qualifying common unit holders could elect to receive. King & Spalding’s comments to the merger agreement would also have obligated us to sell, immediately prior to the closing of the merger transaction, an unspecified number of properties to a party or parties designated by GECC. GECC’s obligation to close the transaction was not subject to completion of this sale or a financing condition. Our senior management, Latham and our strategic financial advisors reviewed and discussed King & Spalding’s comments and identified a number of significant issues presented by those comments.

On December 6, counsel for Bidder A and Hogan & Hartson delivered to Latham their consolidated comments on the draft merger agreement. These comments proposed a transaction structure that would permit qualified common unit holders to exchange those units for membership interests in Trizec OP, effect the sale of certain assets to Trizec OP and merge our company and our operating partnership into a newly formed subsidiary of Bidder A. The consolidated comments from counsel for Bidder A and Hogan & Hartson would also have obligated us to sell, prior to the closing of the merger transactions, an unspecified number of properties to a party or parties designated by Bidder A. Our senior management, Latham and our strategic financial advisors reviewed and discussed the consolidated comments of counsel to Bidder A and Hogan & Hartson and identified a number of significant issues presented by these comments.

Between December 6 and December 9, Latham had several conversations with King & Spalding, Hogan & Hartson and counsel for Bidder A to negotiate issues in the draft merger agreement, including, in each case, among others, the level of representations being made by us and our operating partnership, the degree to which our board of directors could consider alternative proposals for strategic transactions after execution of the merger agreement, the amount and timing of payment of the fees and expense reimbursements that we would have to pay to Bidder A or GECC, as applicable, if we or Bidder A or GECC, as applicable, were to terminate the agreement under certain circumstances (including if we were to terminate the transaction to enter into a superior proposal), restrictions on our ability to operate our business between the execution and closing of the merger agreement and the treatment of, and tax issues relating to, common units.

On the evening of December 7, Messrs. Ziman and Coleman had dinner with Joseph Parsons, President of North America Equity for GE Commercial Finance Real Estate, an operating unit of GECC, and Thomas Wagner, Managing Director of North America Equity for GE Commercial Finance Real Estate. Messrs. Parsons and Wagner were the principal representatives of GECC in the transaction. At the dinner, Messrs. Parsons and Wagner reiterated their strong desire to acquire us and to do so on an expedited basis.

On December 8, our senior management, including Messrs. Ziman and Coleman, participated in a teleconference with certain members of Trizec’s senior management team, including Mr. Callahan. Attorneys from Latham, as well as representatives of our strategic financial advisors, also participated in the call. The call was intended to give our company, in its capacity as the General Partner of our operating partnership, an opportunity to make diligence inquiries of Trizec’s management in connection with the potential transaction between us, Bidder A and Trizec, because, as described above, that transaction contemplated that qualifying common unit holders would be given the opportunity to exchange their units for Trizec OP units.

Also on December 8, our board held a teleconference meeting during which our senior management and Latham updated our board of directors on the progress of negotiations on the draft merger agreement with GECC and Bidder A.

On December 9, Bidder A contacted Lehman Brothers and indicated that, based on the additional due diligence that it had conducted since submitting its indication of interest on November 1, it would have difficulty supporting a valuation of our company within the range of prices indicated in its bid letter. Although Bidder A did not formally withdraw from the process, and indicated that it would be willing to proceed if we were willing to accept a valuation that was at or below $43.50 for each share and each unit, it informed Lehman Brothers that it would not submit a final bid at that time.

On December 9, GECC contacted our strategic financial advisors and indicated that it and Asset Buyer had not yet reached an agreement with respect to the terms on which Asset Buyer would acquire properties from GECC at the closing of an acquisition of us, but that GECC anticipated that these issues would be resolved soon and that it anticipated submitting a final bid sometime that evening.

On December 9, our board of directors held a teleconference meeting. Representatives of our strategic financial advisors and Latham also participated in the meeting. Senior management updated our board on the status of discussions with each of GECC and Bidder A. Our board of directors discussed Bidder A’s decision not to submit a final bid and the importance of maintaining competitive dynamics in the process. Accordingly, our board instructed our senior management and our strategic financial advisors to continue negotiating with Bidder A.

On December 10, our board of directors held a teleconference meeting. Representatives of Latham and our strategic financial advisors participated in the meeting. During the course of this meeting, GECC submitted a letter that stated that GECC was willing to increase its purchase price to $46.25 for each share and each unit, but that its obligation to close would be subject to Asset Buyer obtaining certain proceeds that were held in an escrow account. Our board discussed the implications of the escrow release condition with our strategic financial advisors, who indicated that such a condition was highly unusual in a public acquisition transaction like the one we were contemplating. Our board determined that the escrow closing condition would create an unacceptable amount of closing risk and instructed our strategic financial advisors to inform GECC that the escrow condition would not be acceptable, but that we were willing to explore alternative structures that would facilitate GECC’s bid.

On December 11, our board of directors held another teleconference meeting. Representatives of each of our strategic financial advisors participated in the call, as did Latham and Venable. Our strategic financial advisors indicated that they had discussed the escrow release condition with GECC over the past day and had learned a number of details about the prerequisites for the release of the escrowed funds to Asset Buyer. Lehman Brothers noted its understanding that the board of directors of Asset Buyer would not authorize Asset Buyer’s participation in the transaction without the release of those funds, and that GECC’s board had not approved GECC’s acquisition of us without the sale of certain assets to Asset Buyer or another suitable purchaser. Our strategic financial advisors indicated that GECC had told them that GECC and Asset Buyer were exploring ways to solve the problem so that they could submit a bid without the escrow condition.

Our board of directors and our strategic financial advisors then discussed potential methods to facilitate GECC’s bid. Lehman Brothers then informed our board that it had begun investigating the cost and feasibility of providing a commitment to GECC whereby it would agree to purchase the assets slated to be sold to Asset Buyer in the event that Asset Buyer was unable to obtain the release of its escrowed funds. After discussion, our board agreed that such an arrangement could lead to a more favorable transaction. Our board of directors then discussed the status of Bidder A. Our strategic financial advisors indicated that they had spoken to Bidder A, who reiterated that they remained interested in pursuing an acquisition of us, but that one of the investors for which it served as advisor and which would provide a significant amount of the equity financing for any transaction was not willing to participate in the acquisition at a per-share price higher than $43.50. Bidder A had also indicated that it was searching for additional equity financing needed to close a transaction. Our board instructed our senior management and our strategic financial advisors to continue to engage with Bidder A.

Between December 12 and December 16, Latham continued to negotiate with King & Spalding regarding the terms of the merger agreement.

On December 14, Latham distributed to our board of directors the then-current draft of the GECC merger agreement and on December 15 delivered to our board an executive summary of that agreement.

On December 16, our board of directors held a meeting in which representatives of each of our strategic financial advisors and Latham and Venable participated. Senior management updated our board on the status of the strategic transaction process. Latham reported that substantial progress had been made with King & Spalding on the merger agreement, but that a number of significant issues remained unresolved. Latham then reviewed the terms of the draft GECC merger agreement with our board of directors in detail. Lehman Brothers updated our board on its efforts to underwrite a commitment to GECC, but noted that GECC had not responded positively to Lehman Brothers’ proposal and had indicated to Lehman Brothers that they were working on other means of addressing the escrow release issue that GECC believed were preferable. Our strategic financial advisors then updated our board of directors on the status of Bidder A. In a series of communications with our strategic financial advisors, Bidder A had indicated that it had been seeking new or additional equity co-investors in an effort to revitalize its bid to acquire us, but had not been successful and therefore was not prepared to make a formal, competitive proposal to acquire our company.

On December 16, the Los Angeles Times ran a story stating that GECC and another bidder were vying to acquire us and speculating that the purchase price would be between $50.00 and $57.00 per share. That day our stock price hit a 52-week high of $48.20 per share during intra-day trading and closed up $0.72 at $46.92.

On December 18, GECC submitted a formal bid to acquire our company and our operating partnership for $44.00 for each share and each unit. Rather than selling certain assets to Asset Buyer as had been contemplated up to that point, GECC’s bid was now premised upon Trizec purchasing certain assets. The bid was accompanied by a full mark-up of the draft merger agreement reflecting a revised, multistep structure. Except for changes relating to the new structure, the merger agreement mark-up was largely consistent with the draft that our board had reviewed with Latham on December 16. The agreement still presented a number of significant issues, including among others, the size of the termination fee and the amount of the expense reimbursement, which had increased from the level contemplated in our prior conversations with GECC. GECC’s proposal, however, contemplated that the transaction would close even if Trizec did not perform its obligations under the agreement. If Trizec did not perform its obligations, common unit holders would be forced to accept cash from GECC at the closing and could, therefore, recognize taxable gains.

Our board of directors held a teleconference meeting on the evening of December 18 to discuss GECC’s bid. Each of our strategic financial advisors, Latham and Venable participated in the call. Our senior management reviewed the general terms of the bid with our board. Latham reviewed the structure of the transaction and the material issues raised for stockholders and common unit holders by the terms of the bid. Our board of directors discussed the terms of the proposal, whether the reduced bid price would be acceptable and how they should respond to GECC. Concluding that it needed more time to study and understand the proposal before making any determinations, our board decided to convene another board meeting to discuss the proposal in depth the following day.

Early in the morning on December 19, Mr. Ziman received a call from Mr. Callahan. Mr. Callahan expressed his desire to reach an agreement between the parties as soon as possible and that Trizec and Hogan & Hartson would be willing to work with us to address any issues caused by the proposed transaction structure.

Later in the morning of December 19, our board of directors met again to discuss GECC’s formal bid. Representatives of our strategic financial advisors, Latham and Venable all participated in person or by telephone. Our board discussed in detail the proposed transaction, as well as our directors’ legal duties to our common stockholders and our duties to common unit holders. At the end of the meeting, our board of directors concluded that GECC’s and Trizec’s bid was unacceptable because, among other things, the price was too low. Accordingly, our board of directors instructed senior management and our strategic financial advisors to inform GECC that its proposal was unacceptable, but that we would be willing to accept a proposal at $46.25 for each share and each unit pursuant to the structure set forth in GECC’s December 10 letter. After consulting with its legal and strategic financial advisors, our board also determined that we should agree to the expense reimbursement provision proposed by GECC, but only if GECC agreed to reduce the termination fee from $106.0 million to $100.0 million.

Our board held another teleconference meeting during the afternoon on December 19. Representatives of our strategic financial advisors and Latham all participated. Our senior management informed our board of directors that representatives of Lehman Brothers had contacted GECC to relay our board’s reaction to GECC’s proposal. GECC subsequently contacted Lehman Brothers to indicate that GECC could increase its price, but was not authorized to offer $46.25 for each share and each unit. Our board of directors concluded that our strategic financial advisors should inform GECC that the minimum price that our board would be willing to accept was $45.25 for each share and each unit.

After our board meeting on December 19, Lehman Brothers contacted GECC and relayed our board of directors’ determination regarding the minimum acceptable price for each share and each unit and its concerns regarding the terms of the proposal. GECC contacted Lehman Brothers later that day and indicated that it was authorized to pay between $45.00 and $45.25 for each share and each unit. GECC also agreed to reduce the termination fee from $106.0 million to $100.0 million.

Over the course of December 19 and 20, attorneys for our company and GECC negotiated the voting agreement, negotiated terms of the merger agreement, finalized the schedules and resolved certain diligence issues. GECC agreed that it would be willing to pay $45.25 for each outstanding share and each outstanding unit, and a corresponding amount, net of exercise price, for each outstanding option.

On December 21, our board of directors held a meeting to consider the merger. Representatives of all of our financial advisors, Latham and Venable also participated. In advance of the meeting, each member of our board received a copy of the merger agreement and related documents and copies of presentations to be made by Houlihan Lokey, Wachovia Securities and Latham. At the meeting, Latham reviewed the terms of the proposed merger agreement and Venable again reviewed our directors’ standard of conduct under Maryland law. During the meeting, Wachovia Securities rendered an oral opinion to our board, subsequently confirmed in a written opinion, to the effect that, as of December 21, 2005, subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken, as set forth in the opinion, the $45.25 in cash for each share to be received by the holders of our common stock pursuant to the merger agreement, was fair, from a financial point of view, to such holders.

During the meeting, Houlihan Lokey also rendered an oral opinion to our board, subsequently confirmed in a written opinion, to the effect that, as of December 21, 2005, subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken, as set forth in the opinion, the $45.25 in cash for each share to be received by the holders of our common stock pursuant to the merger agreement, was fair, from a financial point of view, to such holders.

Our board then discussed at length the terms of the proposed merger and a variety of positive and negative considerations concerning the transaction and the overall strategic alternatives available to the company. These factors are described in more detail below under the heading “—Factors Considered by Our Board of Directors and Reasons for the Merger” on page 34. Members of senior management who were participating in the meeting were excused from the meeting and the independent, nonmanagement members of our board (each of whom is independent under NYSE standards) met in executive session to discuss the transaction and any interests that Messrs. Ziman and Coleman may have in the transaction that are different than, and could potentially conflict with, the interests of our common stockholders. Our independent directors discussed in detail each of the matters discussed under the heading “—Interests of Our Directors and Executive Officers in the Merger” on page 51, with particular emphasis on Messrs. Ziman’s and Coleman’s holdings of common units. Our independent directors determined that their regular evaluation of, and preparation to respond to, potential conflicts of interest between members of our senior management who are members of our board of directors and our common stockholders, including meeting in executive session, enabled the independent directors to effectively oversee the strategic transaction process. Our independent directors also noted that our senior management team and our legal and strategic financial advisors had negotiated a transaction in which our common stockholders would receive the largest amount of merger consideration that GECC had formally indicated that it would be willing to pay. In addition, our board determined that the transaction would satisfy our fiduciary duties and contractual obligations to common unit holders by providing a structure that would be tax-efficient for common unit holders. At the conclusion of the December 21 meeting, our board of directors unanimously approved the merger agreement and the merger and directed that the merger agreement and the merger be submitted for consideration by our common stockholders at a special meeting of stockholders.

Late in the evening of December 21, 2005, the parties executed the merger agreement. On December 22, 2005, prior to the opening of the financial markets, the parties to the merger agreement issued a joint press release announcing the transaction.

Factors Considered by Our Board of Directors and Reasons for the Merger

In reaching its decision to approve the merger agreement and the merger and to recommend that our common stockholders approve the merger agreement and the merger, our board of directors consulted numerous times with our senior management and our legal and financial advisors. These consultations included discussions regarding our strategic business plan, the historical prices of our common stock, our past and current business operations and financial condition, our future prospects, the potential transaction with GECC and Trizec and other strategic alternatives.

In particular, our board of directors considered the following factors, which in the aggregate it deemed potentially favorable, in reaching its decision to approve the merger agreement and the merger:

Value and Form of Merger Consideration

Each share of our common stock that is outstanding at the effective time of the merger will be converted into, and canceled in exchange for, the right to receive cash consideration of $45.25, plus an amount equal to a prorated portion of the normal quarterly dividend up to the closing date without interest and less any required withholding for taxes. The cash consideration of $45.25 for each share is fixed and will not be adjusted for changes in the price of our common stock prior to the closing date of the merger and represents a premium to the average closing price of our common stock of approximately:

•       $8.15 for each share, or a 22.0% premium, over the closing price of our common stock on August 9, the trading day prior to our board’s decision to pursue strategic alternatives.

•       $6.57 for each share, or a 17.0% premium, over the closing price of our common stock on September 28, the trading day prior to RSA’s speculation that we were for sale.

•       $4.55 for each share, or a 11.2% premium, over the average closing price of our common stock for the six-month period before the public announcement of the merger.

•       $7.43 for each share, or a 19.7% premium, over the average closing price of our common stock for the one-year period before the public announcement of the merger.

The consideration to be received by our common stockholders in the merger, which was determined based on arm’s-length negotiations, represents an attractive price. The payment of cash as the form of common stock merger consideration will provide our common stockholders with immediate liquidity and value that is not subject to market fluctuation.

Favorable Market Conditions

As discussed above under the heading “—Background of the Merger” on page 21, our board of directors determined that the merger allows us to take advantage of conditions in the real estate markets generally, and the Southern California office market specifically, that have created an unusually favorable environment for effecting a strategic transaction to maximize stockholder value:

•       Prices for real estate assets, particularly in large metropolitan markets like Southern California, have increased rapidly in recent years, reaching historic highs, while capitalization rates have reached historic lows.

•       Office property fundamentals, such as rents, vacancies and net absorption, were strengthening in our markets.

•       Interest rates remained low by historic standards, but were generally expected to rise in the near-term. As interest rates rise, demand for real estate assets would be expected to decrease, and because REIT stock prices historically have had a negative correlation to interest rates, our stock price may have greater downside risk in the future.

•       A number of large portfolio acquisitions in 2004 and 2005 suggested that a successful sale of our company at an attractive valuation was feasible.

Our Business and Prospects

Our board of directors believes that the merger represents a more desirable alternative for our common stockholders than continuing to operate as an independent public company under our current strategic business plan. In the view of our board, realizing a cash premium in the merger provides more value for our common stockholders on a risk-adjusted basis than executing our strategic business plan. In making this determination, we considered a number of risks facing us in the future, including the various risks discussed in our Annual Report on Form 10-K, as well as the following:

•       The valuations of public REITs and funds from operations multiples have reached historic highs in recent months, while dividend yields have reached historic lows.

•       Our funds from operations multiple is significantly above the mean for office REITs generally, while analysts’ consensus estimates for our 2006 earnings growth lag behind the peer average.

•       Our stock price is, and has been since prior to the beginning of the strategic transaction procedure, trading at a premium to analysts’ estimates of the net asset value of our portfolio.

•       Competition in our markets for properties, tenants and investors is significant, with five office REITs or real estate operating companies focused on Southern California.

Other Strategic Alternatives

As discussed above under the heading “—Background of the Merger” on page 21, in addition to the merger transaction, our board of directors considered other strategic alternatives that might be available to us, including a strategic repositioning involving a sale of a selected number of assets followed by a special dividend to common stockholders, a leveraged recapitalization followed by a special dividend to common stockholders, a leveraged repositioning combining elements of a strategic repositioning and a leveraged recapitalization and a liquidation. After considering the potential benefits and risks to us and our common stockholders associated with each of these alternatives, our board of directors determined that the merger represented the alternative that was in the best interests of our common stockholders.

Opinions of Wachovia Securities and Houlihan Lokey

Our board of directors considered as favorable to its determination the opinion and analyses of Wachovia Securities described under the heading “—Opinions of Our Financial Advisors—Opinion of Wachovia Securities” on page 39, including the oral opinion of Wachovia Securities, which was subsequently confirmed in writing, to the effect that, as of December 21, 2005 and subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken as set forth in its opinion, the $45.25 in cash to be received for each outstanding share of common stock pursuant to the merger agreement is fair from a financial point of view to the holders of such shares.

Our board of directors also considered as favorable to its determination the opinion and analyses of Houlihan Lokey described under the heading “—Opinions of Our Financial Advisors—Opinion of Houlihan Lokey” on page 45, including the oral opinion of Houlihan Lokey, which was subsequently confirmed in writing, to the effect that, as of December 21, 2005 and subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken as set forth in its opinion, the $45.25 in cash to be received for each outstanding share of common stock pursuant to the merger agreement is fair from a financial point of view to the holders of such shares.

The High Probability of Transaction Completion

Our board of directors considered as favorable that, in its judgment, there is a high probability of completing the proposed transaction. Based on our discussions with and analysis of GECC, our board of directors determined that GECC will have the necessary resources at closing to complete the merger. The merger agreement does not contain a financing condition and even if Trizec were unable or unwilling to satisfy its obligations under the merger agreement, GECC would be obligated to consummate the merger.

The Existence of a Limited Termination Right in the Event of a Superior Proposal

Our board of directors is not prohibited from receiving proposals and inquiries for other potential acquisition proposals (although to date we have not received such an inquiry). If, however, before receiving stockholder approval for the merger, we receive an unsolicited bona fide acquisition proposal, we may furnish information to, and participate in discussions and negotiations with, the party making the proposal if our board of directors determines in good faith that (i) failure to do so would be reasonably likely to be inconsistent with our directors’ duties to the company or our common stockholders, (ii) prior to taking such action, we enter into a confidentiality agreement with the party making the acquisition proposal and (iii) the acquisition proposal is reasonably likely to lead to a transaction that would be more favorable to our common stockholders than the merger. Upon making such a determination and subject to the satisfaction of specified conditions and payment of a termination fee, we may enter into an agreement with respect to a superior proposal with a third party.

Approval of Our Common Stockholders Is Required

The merger is subject to the approval of our common stockholders and our common stockholders have the option to reject the merger agreement and merger.

Our board of directors also considered the following potentially negative factors in its deliberations concerning the merger agreement and the merger:

Recent Trading Prices of Our Common Stock

Although our board of directors believes that the cash consideration of $45.25 for each share represents an attractive price and a significant premium to historical prices for our common stock, the per-share closing price of our common stock on the day before we announced the merger was $46.99 for each share. Accordingly, $45.25 for each share represents a $1.74 per share, or 3.8%, discount to the closing price of our common stock on December 21. As discussed above under the heading “—Background of the Merger” on page 21, however, our board of directors concluded, after extensive discussion with our legal and financial advisors during a number of meetings, and after taking into account the correlation between speculation about the sale our company in trade publications and mainstream press, the significant increases in the price of our common stock since August 9, the relative absence of other new, publicly available information about us and the performance of other comparable REITs, that a substantial sale premium was reflected in the price of our common stock by the time our board met to consider the merger proposal from GECC and Trizec.

Our Common Stockholders Will Be Unable to Share in Our Company’s Future Growth

Our board of directors recognized that the merger would preclude our common stockholders from having the opportunity to participate in the future performance of our assets and any future appreciation in the value of our common stock. Common stockholders will no longer share in any of our future growth or receive quarterly dividends. Since December 2002, we have paid annual dividends of $2.02 for each share to our common stockholders on a quarterly basis.

As discussed under the heading “—Interests of Our Directors and Executive Officers in the Merger” on page 51, each of Messrs. Ziman and Coleman hold common units and, in connection with the merger, may elect to receive Trizec OP units in exchange for their existing common units.

Tax Consequences to Our Common Stockholders

Our board of directors recognized that the merger is a taxable transaction and, as a result, our common stockholders will generally be required to pay taxes on any gains that result from their receipt of the cash consideration in the merger.

Significant Costs Involved

Our board of directors considered the significant costs involved in connection with completing the merger, the substantial management time and effort required to effectuate the merger and the related disruption to our operations. If the merger is not consummated, then we may be required to bear these expenses and the costs of these disruptions. Moreover, our board considered that if the merger agreement is terminated by GECC because our common stockholders do not approve the merger, we would be obligated to reimburse GECC for its reasonable out-of-pocket expenses incurred in connection with the merger and related transactions up to an aggregate maximum amount of $10.0 million.

Prohibition against Soliciting Other Offers

Even though the merger agreement permits our board of directors to receive unsolicited inquiries and proposals regarding other potential acquisition proposals, it also prohibits us from soliciting, initiating, knowingly encouraging or taking any other action to facilitate inquiries with respect to acquisition proposals or making any proposals for, or participating in any discussions or negotiations regarding any acquisition proposals except under the circumstances discussed under the heading “The Merger Agreement—No Solicitation” on page 73. If we receive a superior proposal and ultimately enter into an agreement for such a transaction, we would be obligated to pay a termination fee in the amount of $100.0 million to GECC, subject to certain conditions.

Benefits to Certain Directors and Executive Officers

Our board of directors also considered the fact that Messrs. Ziman and Coleman have interests in the merger that differ from, or are in addition to, and therefore may conflict with, the interests of our common stockholders. These interests are discussed under the heading “—Interests of Our Directors and Executive Officers in the Merger” on page 51, including the lapsing of restrictions and immediate vesting of common stock awarded under our benefit plans, additional severance payments that may be received under certain circumstances, and the ability to defer recognition of income by electing to receive Trizec OP units in exchange for their existing common units. In executive session, however, the independent members of our board of directors determined that their regular evaluation of, and preparation to respond to, potential conflicts of interest between management board members and our common stockholders had enabled the independent directors to effectively oversee the strategic transaction process. Moreover, our senior management team and our legal and strategic financial advisors had negotiated a transaction in which our common stockholders would receive the largest amount of merger consideration that GECC had formally indicated that it would be willing to pay, satisfying our directors’ duties to our company. In addition, our board determined that the transaction would satisfy our duties and contractual obligations to common unit holders by providing a structure that would be tax-efficient for them.

In view of the wide variety of factors considered by our board of directors, our board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. Our board of directors views its recommendation as being based on the totality of the information presented to, and considered by, it. After taking into consideration all of the factors discussed above, among others, our board of directors determined that the potential benefits of the merger substantially outweigh the potential detriments associated with the merger.

Recommendation of Our Board of Directors

Our board of directors, at a special meeting held on December 21, 2005, after due consideration, unanimously:

•       determined that it was advisable, fair to and in the best interests of our company and our common stockholders for us to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement; and

•       approved the merger agreement and the merger and directed that they be submitted to our common stockholders for approval at a special meeting of stockholders.

Our board of directors unanimously recommends that our common stockholders vote “FOR” Proposal 1, the approval of the merger agreement and the merger.

Opinions of Our Financial Advisors

Our board of directors retained Wachovia Securities to act as a financial advisor with respect to a possible sale, or other extraordinary transaction involving a change of control, of our company and to render an opinion to our board of directors as to the fairness from a financial point of view of the per-share consideration to be received by our stockholders in connection with the transaction. Our board of directors also retained Houlihan Lokey to render an opinion to our board of directors as to the fairness from a financial point of view of the per-share consideration to be received by our stockholders in connection with the transaction. Set forth in separate parts below are summaries of their respective opinions.

Opinion of Wachovia Securities

Our board of directors retained Wachovia Securities to act as one of our financial advisors with respect to a possible sale, or other extraordinary transaction involving a change of control, of our company. Our board of directors selected Wachovia Securities to act as one of its financial advisors based on its qualifications, expertise and reputation. Wachovia Securities rendered its oral opinion to our board of directors and subsequently provided its written opinion that, as of December 21, 2005, subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken, as set forth in the opinion, the $45.25 in cash per share of our common stock to be received by holders of shares of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Wachovia Securities opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. You should carefully read the opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

The Wachovia Securities opinion did not address the merits of the underlying business decision to enter into the merger agreement and does not constitute a recommendation to any holder of shares of our common stock as to how such holder should vote in connection with the merger agreement.

In arriving at its opinion, Wachovia Securities has, among other things:

•       reviewed the merger agreement, including the financial terms of the merger agreement;

•       reviewed annual reports to stockholders and Annual Reports on Form 10-K for our company for the five years ended December 31, 2004;

•       reviewed certain interim reports to stockholders and Quarterly Reports on Form 10-Q for our company;

•       reviewed certain business, financial and other information, including financial forecasts, regarding our company, a portion of which was publicly available and a portion of which was furnished to Wachovia Securities by our management, and discussed the business and prospects of our company with our management;

•       participated in discussions and negotiations among representatives of our company, GECC and Trizec and their financial and legal advisors;

•       reviewed the reported price and trading activity for shares of our common stock;

•       considered certain financial data for our company and compared that data with similar data regarding certain other publicly traded companies that Wachovia Securities deemed to be relevant;

•       compared the proposed financial terms of the merger agreement with the financial terms of certain other business combinations and transactions that Wachovia Securities deemed to be relevant; and

•       considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that Wachovia Securities deemed to be relevant.

In connection with its review, Wachovia Securities has relied upon the accuracy and completeness of the foregoing financial and other information, including all accounting, legal and tax information and did not assume any responsibility for any independent verification of such information and assumed such accuracy and completeness for purposes of this opinion. With respect to financial forecasts furnished to Wachovia Securities by our management, Wachovia Securities assumed that they were reasonably prepared and reflected the best current estimates and judgments of management as to our future financial performance. Wachovia Securities assumed no responsibility for, and expressed no view as to, financial projections or the assumptions upon which they are based. In arriving at its opinion, Wachovia Securities did not prepare or obtain any independent evaluations or appraisals of our assets or liabilities, nor were they provided with any such evaluations or appraisals.

In rendering its opinion, Wachovia Securities assumed that the merger will be consummated on the terms described in the merger agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, no restrictions will be imposed or other actions will be taken that will have an adverse effect on the merger or other actions contemplated by the merger agreement in any way meaningful to its analysis.

The Wachovia Securities opinion is necessarily based on economic, market, financial and other conditions and the information made available to Wachovia Securities as of the date of its opinion. In addition, Wachovia Securities expressed no view on the terms of the partnership merger or on the terms pursuant to which holders of our partnership units may become holders of Trizec OP units. Additionally, Wachovia Securities expressed no view on whether any holder of our partnership units should exchange its partnership units for shares of our common stock. Wachovia Securities’ opinion does not address the relative merits of the merger or other actions contemplated by the merger agreement compared with other business strategies or transactions that may have been considered by our management, our board of directors or any committee thereof.

The summary set forth below does not purport to be a complete description of the analyses performed by Wachovia Securities, but describes, in summary form, the material analyses of Wachovia Securities in connection with its fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its fairness opinion, Wachovia Securities considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factors considered by it. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Wachovia Securities opinion.

Historical Stock Trading Analyses.   Wachovia Securities reviewed publicly available historical trading prices and volumes for shares of our common stock for the 12-month period between December 21, 2004 and December 19, 2005. Wachovia Securities also reviewed publicly available historical trading prices and volumes for shares of our common stock for the period between September 29, 2004 and September 28, 2005 (the day prior to the day on which an article was published speculating that our company was for sale). In addition, Wachovia Securities compared the $45.25 in cash per share of our common stock to be received by holders of shares of our common stock pursuant to the merger agreement to the average closing trading prices of shares of our common stock during the 10-day, 30-day, 60-day, 90-day, 180-day and 12-month periods ending December 19, 2005, as well as the high and low closing trading prices during the 52-week period ending December 19, 2005. The $45.25 per share offer price represents a premium to the historical closing prices of shares of our common stock as follows:

	Closing Price	Premium to Closing Price
September 28, 2005	$38.68	17.0%
December 19, 2005	$47.10	(3.9)%
10-Day Average	$46.11	(1.9)%
30-Day Average	$45.67	(0.9)%
60-Day Average	$43.47	4.1%
90-Day Average	$41.77	8.3%
180-Day Average	$38.86	16.4%
12-month Average	$37.78	19.8%
52-Week High	$47.12	(4.0)%
52-Week Low	$33.01	37.1%

Comparable Companies Analysis.   Wachovia Securities compared our financial, operating and stock market data to the following publicly traded REITs:

Boston Properties, Inc.
Crescent Real Estate Equities Company
Mack-Cali Realty Corporation
CarrAmerica Realty Corporation
Equity Office Properties Trust
Kilroy Realty Corporation
Maguire Properties, Inc.
Reckson Associates Realty Corp.
SL Green Realty Corp.
Trizec Properties, Inc.

Vornado Realty Trust

Wachovia Securities calculated the multiple of per share closing prices to estimated funds from operations (“FFO”) for 2006 for the comparable companies, based upon projected financial information from the Thompson Financial Company First Call (“First Call”) consensus estimates and closing share prices on December 19, 2005. Wachovia Securities calculated a range consisting of the high, mean, median and low multiples of per share price to estimated FFO for the comparable companies and applied this range to our management’s and First Call’s consensus estimates of estimated FFO for 2006. This analysis produced an implied per share value range for shares of our common stock of $32.49 to $51.60 as set forth in the table below.

	2006 FFO Multiple	Implied Per Share Common Stock Price Based on Consensus 2006 Estimated FFO	Implied Per Share Common Stock Price Based on Management’s 2006 Estimated FFO
High	18.9x	$48.38	$51.60
Mean	14.9x	$37.87	$40.39
Median	14.4x	$36.96	$39.41
Low	12.7x	$32.49	$34.65

Wachovia Securities selected the companies reviewed in the comparable companies’ analyses because of, among other reasons, their specialization in the office REIT sector, geographic location, asset quality, market capitalization and capital structure. None of the companies utilized in the above analyses, however, is identical to our company. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies, as well as the potential trading value of our company.

Selected Transactions Analysis.   Wachovia Securities examined selected transactions involving publicly traded REITs from 2000 to 2005 with an aggregate value ranging from $3 billion to $7 billion and transactions involving publicly traded office REITs announced from 2000 through 2005. Wachovia Securities reviewed information relating to FFO and premiums paid in connection with these transactions. Using publicly available information, including estimates of 2006 FFO published by First Call, Wachovia Securities compared transaction multiples of FFO and premiums paid for the merger with the selected transactions. The selected transactions were:

Acquiror	Target
CalEAST Industrial Investors, LLC	CenterPoint Properties Trust
Brandywine Realty Trust	Prentiss Properties Trust
DRA Advisors LLC	Capital Automotive REIT
DRA Advisors LLC	CRT Properties, Inc.
ProLogis	Catellus Development Corporation
The Lightstone Group, LLC	Prime Group Realty Trust
Simon Property Group, Inc.	Chelsea Property Group, Inc.
Archstone Communities Trust	Charles E. Smith Residential Realty, Inc.
Equity Office Properties Trust	Spieker Properties, Inc.
Equity Office Properties Trust	Cornerstone Properties, Inc.

Wachovia Securities calculated, among other things, a range consisting of the high, mean, median and low transaction prices to forward FFO multiples for the selected transactions and applied this range to our management’s and First Call’s consensus estimates of our FFO for 2006. Based upon transaction multiples, Wachovia Securities calculated the following range of implied share prices:

	FFO Multiple of Selected Transactions	Implied Per Share Common Stock Price Based on Consensus 2006 Estimated FFO	Implied Per Share Common Stock Price Based on Management’s 2006 Estimated FFO
High	20.9x	$53.63	$57.19
Mean	14.3x	$36.62	$39.06
Median	13.8x	$35.41	$37.76
Low	10.1x	$25.78	$27.49

Wachovia Securities also examined separately a subset of the selected transactions involving publicly traded office REITs announced from 2000 to 2005. The selected transactions are:

Acquiror	Target
Brandywine Realty Trust	Prentiss Properties Trust
DRA Advisors LLC	CRT Properties Trust
The Lightstone Group, LLC	Prime Group Realty Trust
Equity Office Properties Trust	Spieker Properties, Inc.
Equity Office Properties Trust	Cornerstone Properties, Inc.

Wachovia Securities calculated, among other things, a range consisting of the high, mean, median and low transaction prices to forward FFO multiples for the selected office REIT transactions and applied this range to our management’s and First Call’s consensus estimates of our FFO for 2006. Based upon transaction multiples, Wachovia Securities calculated the following range of implied share prices:

	FFO Multiple of Selected Office REIT Transactions	Implied Per Share Common Stock Price Based on Consensus 2006 Estimated FFO	Implied Per Share Common Stock Price Based on Management’s 2006 Estimated FFO
High	15.2x	$38.89	$41.47
Mean	12.4x	$31.67	$33.77
Median	11.5x	$29.32	$31.26
Low	10.1x	$25.78	$27.49

In addition, Wachovia Securities analyzed the premium or discount paid by the acquiror in all of the transactions used in the selected transactions analysis, in relation to the average closing market price of shares of the targets’ common stock on the day prior to the announcement of the transaction and the average closing prices for the 10-day, 30-day, 60-day and 90-day closing prices for the period prior to the announcement of the selected transaction.

Using publicly available information, Wachovia Securities calculated, among other things, a range consisting of the high, mean, median and low premium paid in these transactions and applied this range to the corresponding day and average for the closing prices of shares of our common stock. This analysis resulted in the following range of implied share prices for each share of common stock:

Selected Publicly Traded Real Estate Transactions
Implied Per Share Common Stock Price

	Premium to December 19, 2005 Closing Price	Premium to 10-Day Average	Premium to 30-Day Average	Premium to 60-Day Average	Premium to 90-Day Average
High	$57.00	$56.40	$56.92	$54.25	$51.76
Mean	$52.78	$52.10	$52.16	$50.07	$48.22
Median	$51.95	$51.07	$51.21	$49.28	$48.11
Low	$49.88	$49.69	$47.63	$44.59	$43.97

Selected Office REIT Transactions
Implied Per Share Common Stock Price

	Premium to December 19, 2005 Closing Price	Premium to 10-Day Average	Premium to 30-Day Average	Premium to 60-Day Average	Premium to 90-Day Average
High	$57.00	$56.40	$54.97	$54.25	$51.76
Mean	$53.03	$52.50	$52.40	$50.47	$48.70
Median	$52.00	$51.56	$51.58	$49.46	$48.10
Low	$49.88	$49.69	$50.09	$47.54	$45.54

Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed in the various selected transaction analyses were specific to each transaction and because of the inherent differences between our businesses, operations and prospects and those of the comparable acquired companies, Wachovia Securities believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Wachovia Securities also made qualitative judgments concerning differences between the characteristics of these transactions and the proposed merger that could affect our acquisition values and those of such acquired companies including the size of those transactions and market conditions at the time of those transactions.

Discounted Dividend Analysis.   Wachovia Securities performed a discounted dividend analysis on our company using our management’s projections for FFO per share and dividend payouts per share for 2006 through 2009. Wachovia Securities calculated the implied present values of projected cash dividends for our company for 2006 through 2009 using discount rates ranging from 9.0% to 11.0%. Wachovia Securities then calculated implied terminal values in 2009 based on multiples ranging from 10.0x FFO to 15.0x FFO. Wachovia Securities derived a range of per share values for shares of our common stock based on the implied present values of our cash dividends and the implied present values of our terminal values in 2009. The analysis resulted in a range of implied values of $33.73 to $50.42 per share of our common stock.

Net Asset Valuation Analysis.   Using information provided by our management, Wachovia Securities calculated the net asset value per share of our common stock. For this analysis, Wachovia Securities applied a range of capitalization rates from 5.75% to 6.75% to our management’s projected 2006 net operating income (net of recurring capital expenditures and estimated California’s Proposition 13 tax reassessments). The resulting gross real estate value was added to the gross value of our other assets, including our land development assets, less our outstanding debt and other liabilities and estimated transaction costs, to arrive at an estimated net asset value per share of our common stock. In applying the range of capitalization rates, Wachovia Securities took into consideration current market conditions and property characteristics. The net asset valuation analysis produced a range of implied values of $38.43 to $54.56 per share of our common stock.

In performing its analyses, Wachovia Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. No company, transaction or business used in the analyses described above is identical to our company or the proposed merger. Any estimates contained in Wachovia Securities’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Wachovia Securities’ analysis of the fairness, from a financial point of view, to the holders of shares of our common stock, as of December 21, 2005, and subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken in such opinion, of the $45.25 in cash per share of our common stock to be received by such holders pursuant to the terms of the merger agreement, and were conducted in connection with the delivery by Wachovia Securities of its fairness opinion, dated December 21, 2005.

Wachovia Securities’ opinion was one of the many factors taken into consideration by our board of directors in making its determination to approve the merger. Wachovia Securities’ analyses summarized above should not be viewed as determinative of the opinion of our board of directors with respect to the value of shares of our common stock or of whether our board of directors would have been willing to agree to a different form of consideration.

Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. Wachovia Securities, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Wachovia Securities and its affiliates provide a full range of financial advisory securities and lending services in the ordinary course of business for which they receive customary fees. In connection with matters unrelated to the merger, Wachovia Securities and its affiliates in the past have provided financing services to our company. In February 2005, Wachovia Securities served as lead manager in our offering of $300 million aggregate principal amount of 5.25% notes due 2015 and in August 2004, as lead manager in our offering of $200 million aggregate principal amount of 5.20% notes due 2011. In November 2003, Wachovia Securities led an interest rate swap of $49.3 million in principal amount and in December 2002, it led another interest rate swap of $87.5 million in principal amount. In December 2002,

Wachovia Securities served as agent and participating lender for our company in a $50 million repurchase by us of our common stock. In August 2002, Wachovia Securities participated in the loan syndication by committing $40 million to our $310 million unsecured revolving line of credit agented by Wells Fargo. As of November 30, 2005, Wachovia Securities has committed $95 million to our line of credit under our Fourth Amended and Restated Revolving Credit Agreement dated as of July 7, 2005. In addition, in connection with matters unrelated to the merger, Wachovia Securities and its affiliates have in the past provided financing services for GECC and its affiliates. Aditionally, in connection with matters unrelated to the merger, Wachovia Securities and its affiliates have in the past provided financial services for Trizec. Wachovia Securities and its affiliates provide, and in the future may provide, similar or other banking and financial services to, and maintain their relationships with, our company, GECC and its affiliates and Trizec. Wachovia Securities also maintains active equity and/or fixed income research on our company and certain affiliates of GECC and Trizec. Additionally, in the ordinary course of its business, Wachovia Securities may trade in our securities and affiliates of GECC and Trizec, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Pursuant to an engagement letter dated October 21, 2005, our board of directors engaged Wachovia Securities as one of its financial advisors with respect to a possible sale or other strategic transaction involving our company. Pursuant to the terms of this agreement, we have agreed to pay Wachovia Securities a fee of $500,000, which represents a nonrefundable cash fee paid to Wachovia Securities upon the delivery of its opinion to our board of directors and a fee of $10,000,000 payable at the close of the transaction, except that such fee is reduced by $375,000 as a result of the additional opinion received from Houlihan Lokey. In addition, we have agreed to reimburse Wachovia Securities for its expenses and to indemnify Wachovia Securities and certain related parties against certain liabilities and certain expenses related to or arising out of Wachovia Securities’ engagement.

Opinion of Houlihan Lokey

Our board of directors also retained Houlihan Lokey to render an opinion to our board of directors as to the fairness from a financial point of view of the per share consideration to be received by our stockholders in connection with the transaction. Our board of directors retained Houlihan Lokey based upon its experience in the valuation of businesses and their securities in connection with mergers, acquisitions, recapitalizations and similar transactions, particularly with respect to REITs. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, business valuations and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.

On December 21, 2005, Houlihan Lokey delivered its oral opinion, subsequently confirmed by its written opinion dated December 21, 2005, to our board of directors to the effect that, as of the date of the Houlihan Lokey opinion, on the basis of its analyses summarized below and subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken, the per-share sale consideration to be received by our stockholders in the merger is fair to them from a financial point of view.

The full text of the opinion, which describes, among other things, the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Houlihan Lokey in rendering its opinion is attached to this proxy statement as Annex C and is incorporated in this proxy statement by reference. The summary of the Houlihan Lokey opinion in this proxy statement is qualified in its entirety by reference to the full text of the Houlihan Lokey opinion. Stockholders are urged to read the Houlihan Lokey opinion in its entirety.

The Houlihan Lokey opinion does not constitute a recommendation to our board of directors or stockholders on whether or not to support the sale and does not constitute a recommendation to any stockholder as to how to vote on any matter relating to the sale. In addition, Houlihan Lokey expressed no view on the partnership merger or the terms pursuant to which common unit holders may become holders of Trizec OP units. Houlihan Lokey expressed no view on whether any common unit holder should exchange its common units for shares of our common stock. The Houlihan Lokey opinion was furnished for the benefit of our board of directors in evaluating the merger. The Houlihan Lokey opinion does not constitute legal, regulatory, accounting, insurance, tax or other similar professional advice, and does not address:

•       the underlying business decision of our company, its security holders or any other party to proceed with or effect the merger;

•       the fairness of any portion or aspect of the merger not expressly addressed in the Houlihan Lokey opinion;

•       the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or our other constituencies, or any other party other than those set forth in the Houlihan Lokey opinion;

•       the relative merits of the merger as compared to any alternative business strategies that might exist for us or the effect of any other transaction in which we might engage;

•       the tax or legal consequences of the merger to either us, our security holders, or any other party; or

•       whether any security holder should tender their shares in connection with the merger.

In connection with its opinion, Houlihan Lokey made such review, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

•       reviewed the company’s annual report to stockholders on Form 10-K for the fiscal year ended December 31, 2004, and quarterly report on Form 10-Q for the quarter ended September 30, 2005, which the company’s management identified as being the most current financial statements available;

•       spoke with certain members of our management regarding the operations, financial condition, future prospects and projected operations and performance of our company and regarding the merger, and spoke with representatives of our investment bankers and counsel regarding our company, the merger, and related matters;

•       visited certain of our assets;

•       reviewed the following agreements and documents to be delivered at the closing of the merger:

•        the GECC letter of interest dated December 18, 2005;

•        a draft of the merger agreement;

•        a draft of the merger agreement disclosure schedule; and

•        the term sheet for our operating partnership limited partner contributions dated December 18, 2005;

•       reviewed the following documents:

•        presentation to the board of directors dated August 9, 2005 prepared by the strategic financial advisors;

•        summary of bids and first round bid letters presented to the board of directors on November 3, 2005;

•        presentation to the board of directors dated December 1, 2005 prepared by the strategic financial advisors;

•        the first round bid procedure letter dated September 30, 2005;

•        the second round bid procedure letter dated November 11, 2005;

•        the confidential information memorandum; and

•        the property book;

•       reviewed forecasts and projections prepared by our management with respect to our company for the fiscal years ended December 31, 2005 through 2009;

•       reviewed the 2000—2005 dispositions summary prepared by our management dated November 11, 2005;

•       reviewed the summary of shares and options excluded from severance analysis as of October 31, 2005;

•       reviewed the severance analysis prepared by The Schonbraun McCann Group, LLC, dated December 1, 2005;

•       reviewed the Argus property files and assumptions summary for leasing and marketing, as presented in the online data room;

•       reviewed the land development schedule and ground lease summary, as presented in the online data room;

•       reviewed summary information for NextEdge and AVP, as presented in the online data room;

•       reviewed the historical market prices and trading volume for our publicly traded securities for the past three years and those of certain publicly traded companies, which Houlihan Lokey deemed relevant;

•       reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that Houlihan Lokey deemed relevant for companies in related industries to our company; and

•       conducted such other financial studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

In order to determine the fairness of the consideration from a financial point of view to our stockholders, Houlihan Lokey determined a range of values of our common stock. In order to determine such range of values for our common stock, Houlihan Lokey used the following valuation methodologies:  public stock price approach, market approach, comparable transaction approach, a discounted cash flow approach and net asset value approach, pre- and post-transaction costs.

Public Price Approach.   Houlihan Lokey reviewed the historical market prices and trading volume for our publicly traded common stock and reviewed publicly available analyst reports, news articles and press releases relating to our company. Houlihan Lokey reviewed our closing stock price on a spot basis, five-day average and 30-day average, as of December 21, 2005, the day immediately preceding public announcement of the merger, and September 23, 2005, the date preceding published market speculation about a potential sale of our company. The resulting per share indications from this approach, as reviewed by Houlihan Lokey, ranged from $45.86 to $46.99 as of December 21, 2005 and $38.35 to $38.52 as of September 23, 2005. Based on this approach, the resulting enterprise value (“EV”) indications ranged from $4.23 billion to $4.86 billion. EV is calculated by adding an entity’s market value of equity, plus the book value of its existing debt and preferred stock, less cash and cash equivalents. Houlihan Lokey noted that the $45.25 price to be paid per share of our common stock in the merger is within the range of values indicated by this analysis.

Market Approach.   Houlihan Lokey reviewed certain financial information of the following ten comparable publicly traded office REITs selected solely by Houlihan Lokey:

Boston Properties Inc.
CarrAmerica Realty Corporation
Crescent Real Estate Equities Company
Equity Office Properties Trust
HRPT Properties Trust
Kilroy Realty Corp.
Mack-Cali Realty Corporation
Maguire Properties, Inc.
Reckson Associates Realty Corp.
Trizec Properties, Inc.

Houlihan Lokey calculated certain financial ratios of the comparable companies based on the most recent publicly available information. These financial ratios included the multiples of:  (i) EV to latest twelve months (“LTM”) earnings before interest, taxes, depreciation and amortizations (“EBITDA”); (ii) market value of equity (“MVE”) to LTM FFO; (iii) EV to our management’s projected 2006 EBITDA and (iv) MVE to our management’s projected 2006 FFO. Houlihan Lokey also considered the dividend yield for each of the comparable companies.

Houlihan Lokey’s analysis showed that the multiples and dividend yields exhibited by the comparable companies were as follows:

	LTM EBITDA Multiple	LTM FFO Multiple	2006 EBITDA Multiple	2006 FFO Multiple	Dividend Yield
Maximum	22.8x	22.2x	19.7x	17.2x	8.1%
Mean	16.3x	13.9x	15.1x	12.8x	5.5%
Median	15.1x	13.6x	14.7x	12.8x	5.5%
Minimum	12.5x	9.7x	12.7x	7.9x	3.3%

Houlihan Lokey derived EV indications for our company by applying selected LTM and 2006 projected EBITDA and FFO multiples to estimated operating results provided by our management for the 12-month period ended September 30, 2005 and the projected 12-month period ending December 31, 2006. Under the dividend yield approach, Houlihan Lokey applied selected market yields to our stated annual dividend and added debt net of cash to derive EV indications. Based on the above, the resulting indications of the EV of our operations range from approximately $4.12 billion to $4.33 billion. On an MVE basis, the market approach yielded values ranging from $36.19 to $39.21 per share. Houlihan Lokey noted that the $45.25 price to be paid per share of our common stock in the merger is above the range of values indicated by this analysis.

Comparable Transaction Approach.   Houlihan Lokey reviewed the consideration paid in certain change of control acquisitions of selected REITs from 2000 through 2005, as shown in the following table:

($ in millions)

Date Announced	Target Name	Enterprise Value	EV/EBITDA	FFO Multiple
10/3/2005	Prentiss Properties Trust	$3,227.0	15.1x	13.9x
6/17/2005	CRT Properties, Inc.	1,699.7	17.3x	18.5x
2/17/2005	Prime Group Realty Trust	889.4	22.4x	23.1x
8/20/2004	Rouse Co.	12,600.0	18.9x	NMF
6/21/2004	Chelsea Property Group, Inc.	4,800.0	16.9x	17.3x
4/16/2004	Hallwood Realty Partners	454.0	12.4x	13.6x
1/22/2004	Great Lakes REIT, Inc.	595.5	11.5x	8.6x
2/23/2001	Spieker Properties, Inc.	7,200.0	13.2x	14.3x
11/2/2000	American Industrial	527.2	9.1x	8.4x
	Maximum	$12,600.0	22.4x	23.1x
	Mean	$3,560.3	15.2x	14.7x
	Median	$1,699.7	15.1x	14.1x
	Minimum	$454.0	9.1x	8.4x

Houlihan Lokey reviewed the foregoing transactions to understand the range of multiples paid for the REITs that were subject to such transactions. Houlihan Lokey derived an indication of the range of EV for us by applying the EBITDA and FFO multiples that are indicated by the comparable transactions to our adjusted LTM EBITDA and FFO ended September 30, 2005. Based on the above, Houlihan Lokey calculated EV indications to be in the range of $4.01 billion to $4.45 billion. On an MVE basis, this approach resulted in values ranging from $34.61 to $40.93 per share. Houlihan Lokey noted that the $45.25 price to be paid per share of our common stock in the merger is above the range of values indicated by this analysis.

Discounted Cash Flow.   Houlihan Lokey also reviewed our projected cash flows provided by management on an aggregate basis, which excluded cash flows associated with AVP and NextEdge. NextEdge is a turnkey provider of integrated energy efficiency solutions for the commercial real estate industry and AVP provides investment management services to American Value Partners Fund I, L.P. The present value of these cash flows for our company was calculated using a range of discount rates of 8 to 12 percent and a range of terminal capitalization rates of 6.5 to 8.5 percent. Separate projections were used to value AVP and NextEdge. The present value of the cash flows for AVP and NextEdge was calculated using a range of discount rates of 33 to 37 percent and a range of terminal multiples of 1.5x to 3.5x. Based on the above, Houlihan Lokey calculated EV indications to be in the range of $4.301 billion to $4.963 billion. On an MVE basis, this approach resulted in values ranging from $38.97 to $48.48 per share. Houlihan Lokey noted that the $45.25 price to be paid per share of our common stock in the merger is within the range of values indicated by this analysis.

Net Asset Value Approach.   Houlihan Lokey reviewed the underlying assumptions used by management to arrive at an estimated net asset value range for our properties. The assumptions reviewed for each property included: the LTM net operating income, implied capitalization rates, per square feet market prices, discount rates used in the cash flow analysis for each asset, rental growth rates and occupancy assumptions. The range of estimated market value of our properties plus other assets and less liabilities yielded a range of $46.11 to $54.00 per share, assuming all assets were sold immediately upon liquidation and excluding any adjustments for transaction costs. In addition, Houlihan Lokey calculated the net asset value range less estimated transaction costs, which included severance payments, debt defeasance costs, transfer taxes and professional fees. The estimated net asset value indications post-transaction costs ranged between $42.76 and $50.71 per share. Houlihan Lokey noted that the $45.25 price to be paid per share of our common stock in the merger is within the range of values indicated by this analysis.

For purposes of its opinion, Houlihan Lokey has not undertaken any inquiry as to, or taken into consideration, the possible tax consequences of the sale (including whether our public stockholders will recognize taxable income as a result of participating in the sale). Such tax consequences could be material and could affect the analysis underlying the conclusions reached in the opinion of Houlihan Lokey.

The opinion of Houlihan Lokey is based on the business, economic, market and other conditions, as they existed as of December 21, 2005. Houlihan Lokey has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw the Houlihan Lokey opinion, or otherwise comment on or consider events occurring after the date of its opinion. In rendering its opinion, Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the financial forecasts and projections) furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and does not assume any responsibility with respect to such data, material and other information. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of our future financial results and condition, and Houlihan Lokey expressed no opinion with respect to such forecasts and projections or the assumptions on which they are based. Houlihan Lokey relied upon and assumed, without independent verification, that there has been no material change in our assets, liabilities, financial condition, results of operations, business or prospects since the date of our most recent financial statements provided to it, and that there is no information or facts that would make the information reviewed by it incomplete or misleading. Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of our assets, properties or liabilities (contingent or otherwise), nor was it provided with any such appraisal or evaluation. Houlihan Lokey expresses no opinion regarding the liquidation value of any entity. Houlihan Lokey also assumed that none of our company, GECC nor Trizec is party to any material pending transaction, including, without limitation, any external financing, recapitalization, acquisition or merger, divestiture or spin-off (other than the merger).

Houlihan Lokey also relied upon and assumed, without independent verification, that:

•       the representations and warranties of all parties to the agreements reviewed by it and all other related documents and instruments referred to in the Houlihan Lokey opinion are true and correct;

•       each party to all such agreements will perform all of the covenants and agreements required to be performed by such party;

•       all conditions to the consummation of the merger will be satisfied without waiver thereof;

•       the merger will be consummated in a timely manner in accordance with the terms described in the agreements provided to Houlihan Lokey, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise);

•       all governmental, regulatory and other consents and approvals necessary for the consummation of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of our assets, or otherwise have an adverse effect on us or the expected benefits of the merger; and

•       the final forms of the draft agreements reviewed by it did not differ in any material respect from such draft agreements.

The summary of Houlihan Lokey set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Houlihan Lokey’s opinion. In its analysis, Houlihan Lokey made numerous assumptions with respect to our company, the transaction, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of our businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

Pursuant to an engagement letter dated December 9, 2005, we agreed to pay Houlihan Lokey a total fee of $750,000 for its provision of a fairness opinion in connection with the proposed transaction. In addition to such fee, we also agreed to reimburse Houlihan Lokey for certain reasonable out-of-pocket expenses and legal expenses incurred in connection with the provision of their opinion. In addition, we have agreed to indemnify Houlihan Lokey and certain other parties against certain liabilities and expenses relating to or arising out of their engagement. No portion of Houlihan Lokey’s aggregate fee or indemnity or reimbursement rights is contingent upon the conclusions reached in the Houlihan Lokey opinion or the consummation of the merger.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors to vote for the proposal to approve the merger agreement and the merger, you should be aware that our directors and executive officers may have certain interests in, and will receive benefits from, the merger that differ from, or are in addition to (and therefore may conflict with), the interests of our common stockholders generally. These additional interests are described below. Our board of directors was aware of these interests during their deliberations regarding the merits of the merger agreement and considered them in determining to recommend to our common stockholders that they vote to approve the merger agreement and the merger. In addition, the number of shares of our common stock owned by our directors and named executive officers as of March 12, 2006 appears below under the heading “Securities Ownership Of Certain Beneficial Owners And Management” on page 78.

Treatment of Stock Options and Restricted Shares

Stock Options.   The Third Amended and Restated 1996 Stock Option and Incentive Plan provides for the granting of stock options, stock appreciation rights or restricted stock awards to executives or other key employees. Each outstanding option to purchase our common stock under any employee option or compensation plan or other arrangement, including the 1996 Stock Option and Incentive Plan, whether or not then exercisable, will be converted into, and canceled in exchange for, the right to receive the option merger consideration. If the exercise price per share of any such option is equal to or greater than the common stock merger consideration, then such option will be canceled without any cash payment.

As of March 12, 2006, our directors and executive officers held stock options to acquire an aggregate of 881,120 shares of our common stock, with a weighted average exercise price of $25.01 per share, consisting of vested options representing approximately $14.5 million of aggregate value and unvested stock options representing $3.3 million of aggregate value, based on cash consideration of $45.25 for each share.

The following table sets forth the number of in-the-money stock options held by each of our directors and executive officers as of March 12, 2006, and the dollar amount payable to each director and executive officer for those stock options upon consummation of the merger:

Name	Options (#)	Net Merger Consideration(1)
Richard S. Ziman	668,100	$13,351,349
Victor J. Coleman	130,300	2,735,282
Richard S. Davis	21,360	522,038
Robert C. Peddicord	21,360	522,038
Howard S. Stern	0	0
David A. Swartz	0	0
Leslie E. Bider	0	0
Carl D. Covitz	10,000	130,000
Larry S. Flax	30,000	572,500
Steven C. Good	0	0
Alan I. Rothenberg	0	0
Total	881,120	$17,833,207

(1)          Represents the cash consideration of $45.25 for each share, less the applicable option exercise prices. Does not include the prorated portion of the normal quarterly dividend to be paid as part of the common stock merger consideration.

Restricted Shares.   Restricted share awards issued to our directors and executive officers as long-term incentive compensation generally are subject to forfeiture if the executive officer ceases to be an executive officer prior to the end of the vesting period for the restricted shares. In accordance with the terms of the existing compensation awards, any restrictions or forfeiture provisions will terminate or lapse and the restricted shares will vest in full upon stockholder approval of Proposal 1 and will be treated in the same manner as other shares of our common stock and, accordingly, will have the right to receive the common stock merger consideration. As of March 12, 2006, our directors and executive officers held an aggregate of 705,428 unvested restricted shares and will be entitled to receive the cash amounts indicated in the table below with respect to their existing restricted shares, plus the prorated portion of our normal quarterly dividend to be paid as part of the merger consideration.

The following table sets forth the number of unvested restricted shares held by each of our directors and executive officers as of March 12, 2006, and the dollar amount payable to each director and executive officer for those shares upon consummation of the merger:

Name	Restricted Shares (#)	Merger Consideration(1)
Richard S. Ziman	282,707	$12,792,492
Victor J. Coleman	165,882	7,506,161
Richard S. Davis	72,887	3,298,137
Robert C. Peddicord	72,887	3,298,137
Howard S. Stern	26,622	1,204,646
David A. Swartz	44,343	2,006,521
Leslie E. Bider	8,500	384,625
Carl D. Covitz	7,700	348,425
Larry S. Flax	7,700	348,425
Steven C. Good	7,700	348,425
Alan I. Rothenberg	8,500	384,625
Total	705,428	$31,920,619

(1)          Does not include the prorated portion of the normal quarterly dividend to be paid as part of the common stock merger consideration.

In addition, our directors and executive officers each own additional restricted shares that have already vested and are therefore not subject to accelerated vesting as a result of the merger. See “Securities Ownership Of Certain Beneficial Owners And Management” on page 73.

2005–2009 Outperformance Program

Under our 2005–2009 Outperformance Program, certain of our executives can receive equity awards if shares of our common stock generate superior returns for our stockholders. The program is performance-based, utilizing total return to stockholders as the measurement criteria for the period beginning on April 1, 2005 and ending on the date of a “change in control,” as defined in the Third Amended and Restated 1996 Stock Option and Incentive Plan, which includes the date of stockholder approval of the merger. Awards will be paid in common stock or cash, with the amount awarded based on the value created for stockholders in excess of the performance threshold, which is the greater of a 12% compounded annual return or a return equal to 115% of the total return of the Morgan Stanley REIT Index (“RMS”) over the measurement period. The outperformance program establishes a bonus pool equal to 6.0% of such excess stockholder returns (including dividends paid) over the performance threshold. The pool is capped at 1.5% of the capitalization of our company based on the average of the closing prices of one share of our common stock on the NYSE for the 20 trading days on which our stock was traded prior to April 1, 2005 or the 20 trading days prior to and including the last day of the measurement period, as applicable.

The stockholder returns are measured against a baseline stock price of $34.97, which was the average closing price of our common stock for the 20 trading days prior to April 1, 2005, the day the outperformance program was adopted by our board of directors. The following table sets forth the allocations of the bonus pool that our executive officers will be entitled to receive:

Name	Percentage Allocation
Richard S. Ziman	20.0%
Victor J. Coleman	20.0
Richard S. Davis	10.0
Robert C. Peddicord	10.0
Howard S. Stern	10.0
David A. Swartz	10.0
Total	80.0%

If the merger had closed as of the date of this proxy statement, March 16, 2006, the bonus pool for the outperformance program would be equal to zero. Because the RMS is subject to fluctuation, however, the bonus pool cannot be finally determined until closing. While the RMS threshold is subject to change, the 12% threshold sets a fixed minimum threshold for determining the bonus pool and, consequently, sets an effective cap on the total amount of the bonus pool. Based on an assumed closing date of May 2, 2006, the common stock merger consideration and the 12% threshold, we estimate the bonus pool cannot exceed approximately $33.3 million.

Deferred Compensation Plan

Our Deferred Compensation Plan provides certain key employees, selected by the compensation committee, with supplemental deferred benefits in the form of retirement payments. The compensation committee has selected nine of our current key employees to participate in the Deferred Compensation Plan and receive contributions made by us on their behalf, including all of our executive officers. The contributions made by us on behalf of the Deferred Compensation Plan participants will vest automatically in the event of a “change in control” as defined in the Deferred Compensation Plan, which includes stockholder approval of the merger.

Upon stockholder approval of the merger, the participants will be entitled to cash payments in respect of their interests in our deferred compensation plan. Based upon their account balances as of March 12, 2006, it is estimated that our executive officers will be entitled to the following payments under the Deferred Compensation Plan as a result of the merger:

Name	Amount of Payment
Richard S. Ziman	$1,710,544
Victor J. Coleman	298,221
Richard S. Davis	180,902
Robert C. Peddicord	182,114
Howard S. Stern	115,602
David A. Swartz	137,137
Total	$2,624,520

Severance Arrangements

Under the terms of our existing employment agreements with Messrs. Ziman, Coleman, Davis, Peddicord, Stern and Swartz, in the event (i) the executive terminates his employment within two years for Messrs. Ziman and Coleman and 12 months for Messrs. Davis, Peddicord, Stern and Swartz after a “change of control,” (ii) the executive terminates his employment for “good reason,” or (iii) the executive’s employment is terminated by us without “cause,” as each term is defined in each employment agreement, the terminated executive will be entitled to (a) payment of base compensation through the date of termination of employment and, for Messrs. Ziman and Coleman, payment of a prorated bonus through the date of termination, (b) a single severance payment and (c) continued receipt of certain health benefits or reimbursement of COBRA premiums for a specified period of time following the date of termination. The bonus payments for Messrs. Ziman and Coleman are equal to the amount of the respective executive’s most recent annual bonus prorated on an annual basis to the date of termination of employment. The single severance payments for Messrs. Ziman and Coleman are equal to the sum of four times the respective executive’s highest annual base compensation for the preceding 48 months and four times the highest annual bonus received in the preceding 48-month period. The single severance payment for Messrs. Davis, Peddicord and Swartz is equal to the sum of three times the respective executive’s average annual base compensation for the preceding 24-month period and an amount equal to three times the highest annual bonus received in the preceding 24-month period. The single severance payment for Mr. Stern is equal to the sum of 2.99 times his average annual base compensation for the preceding 24-month period and an amount equal to 2.99 times his highest annual bonus received in the preceding 24-month period. Messrs. Ziman and Coleman will continue to receive health benefits for four years commencing on the date of termination and Messrs. Davis, Peddicord, Stern and Swartz will receive reimbursement of COBRA premiums for up to 18 months commencing on the date of termination. In the event of a termination without cause, in addition to payment of the single severance payment for Messrs. Ziman, Coleman, Davis, Peddicord, Stern and Swartz, any unvested stock options and restricted stock awards will become fully vested as of the date of termination. In addition, if any of Messrs. Ziman’s, Coleman’s, Davis’, Peddicord’s, Stern’s or Swartz’s severance payments or benefits are deemed to be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), an additional payment, referred to as a gross-up payment, will be made to such executive so that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no excise tax under Section 4999 of the Code had been imposed.

It is estimated that in the event the employment of our executive officers is terminated as described above immediately after the consummation of the merger, they will be entitled to the following approximate severance payments:

Name	Amount of Payment(1)
Richard S. Ziman	$7,487,029
Victor J. Coleman	6,090,154
Richard S. Davis	2,785,226
Robert C. Peddicord	2,331,765
Howard S. Stern	1,894,843
David A. Swartz	1,682,230
Total	$22,280,247

(1)          Includes estimates of prorated bonus payments (if applicable), single severance payments and health benefits costs or COBRA reimbursements. Does not include acceleration of vesting of stock options and restricted stock awards, gross-up payments or amounts of outperformance awards, which cannot be determined until the consummation of the merger.

Amendments to Nonqualified Deferred Compensation Provisions of Plans

The compensation committee has authorized our officers and the officers of our operating partnership to amend or enter into agreements to amend all employee benefit plans and agreements of our company and our operating partnership that might constitute “nonqualified deferred compensation plans” under Section 409A of the Code (“Section 409A”), including those plans in which the executive officers participate and those agreements to which the executive officers are a party. These plans and agreements, subject to the consent of any “service provider” (within the meaning of Section 409A), to the extent required by the terms of such plans and agreements, may be amended to provide either for the compensation and/or benefits payable under such plans and agreements not to constitute “nonqualified deferred compensation” within the meaning of Section 409A or to satisfy the requirements of Section 409A, including by cashing out, accelerating, deferring or eliminating any such payments and/or benefits.  If any such amendment of a plan or agreement results in the deferral of the payment of or provision of any compensation or benefit under the plan or agreement, then we or our operating partnership will pay the affected service provider interest on the amount of the deferred payment or benefit at the rate of 4.5%, compounded annually, for the deferral period imposed by such amendment.

Indemnification and Insurance

The merger agreement provides that, for a period of six years from and after the completion of the merger, GECC, the surviving entity and the surviving partnership will indemnify and hold harmless each of our directors and executive officers in respect of acts or omissions at or prior to the consummation of the merger to the fullest extent authorized or permitted under applicable law.

The merger agreement also provides that the surviving entity will maintain officers’ and directors’ liability insurance that will provide coverage on a basis comparable to the existing coverage for a period of six years after the consummation of the merger. The surviving entity, however, is not required to spend more than 200% of the current annual premium. In addition, if the surviving entity or any of its successors or assigns merges into any other person and is not the surviving entity or transfers or conveys all or substantially all of its properties and assets to any person, proper provisions must be made so that the successors and assigns of the surviving entity will assume all of the obligations set forth in the section of the merger agreement relating to directors’ and officers’ liability.

Election Option for Common Unit Holders

In connection with the partnership merger, each common unit holder will have the right to receive the common unit merger consideration or, if such common unit holder is an “accredited investor” and so elects, subject to certain conditions, the right to have its common units redeemed in exchange for LLC Interests, plus an amount in cash equal to a prorated quarterly distribution up to the closing date, without interest and less any required withholding for taxes. Immediately following the redemption, each redeeming common unit holder will contribute all of its LLC Interests to Trizec OP in exchange for Trizec OP units.

Mr. Ziman and entities affiliated with him beneficially own 646,228 common units. Mr. Coleman and entities affiliated with him beneficially own 376,646 common units. Messrs. Ziman and Coleman have initially indicated that they will elect to have our operating partnership redeem all of their common units for LLC Interests and exchange those LLC Interests for Trizec OP units. If Messrs. Ziman and Coleman so elect, and the average closing price of Trizec REIT’s common stock for the ten consecutive trading days ending on the third trading day prior to the closing date of the merger is within the range of $18.89 to $23.50, they (and their respective affiliated entities) will receive 1,335,853 Trizec OP units and 778,585 Trizec OP units, respectively. If the average closing price of Trizec REIT’s common stock for the ten consecutive trading days ending on the third trading day prior to the closing date of the merger is greater than $23.50 or less than $18.89, then the number of Trizec OP units Messrs. Ziman and Coleman will receive will be calculated by using such ten-day average closing price.

Common unit holders who participate in the redemption and the exchange may be able to utilize that structure to defer potential taxable gain they might otherwise recognize in an all-cash transaction, such as the partnership merger. In addition, Trizec OP has agreed to provide certain tax protections to redeeming common unit holders. For a more complete discussion of the treatment of common units, please see “The Merger Agreement—Treatment of Common Units” on page 65. Common unit holders should consult their tax advisors regarding the specific tax consequences of this election.

Dividends

The merger agreement authorizes us to continue to declare and pay regular quarterly dividends (subject to certain limitations, not to exceed $0.505 per share of our common stock per quarter) for each full fiscal quarter that ends prior to the closing of the merger. For example, if the closing date of the merger were May 2, 2006, our common stockholders of record would receive regular quarterly dividends through the fiscal quarter ended March 31, 2006 when and as declared and paid. The pro rata portion of the regular quarterly dividend for the fiscal quarter ending June 30, 2006 would instead be paid as part of the common stock merger consideration.

Voting Agreement

Messrs. Ziman and Coleman have entered into a voting agreement with GECC, dated as of December 21, 2005. The shares of our common stock beneficially owned by Messrs. Ziman and Coleman and governed by the voting agreement aggregate approximately 2.3% of the outstanding shares of our common stock. Pursuant to the voting agreement, Messrs. Ziman and Coleman have agreed to vote all of the shares of our common stock that they then beneficially own:

•       in favor of approval of the merger agreement and the merger and each of the transactions contemplated by the merger agreement; and

•       against (i) any merger or merger agreement (with a third party), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by our company, (ii) any third-party acquisition proposal or (iii) any amendment of our articles of incorporation or bylaws or other proposal or transaction that would in any manner delay, impede, frustrate, prevent or nullify the mergers, the merger agreement or any of the other transactions contemplated by the merger agreement or change in any manner the voting rights of shares of our common stock.

In addition, Messrs. Ziman and Coleman have agreed not to directly or indirectly:

•       transfer or enter into any agreement, option or other arrangement with respect to the transfer of any of the shares of our common stock governed by the voting agreement to any person other than pursuant to the merger agreement; or

•       grant any proxies, deposit any of the shares of our common stock governed by the voting agreement into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the shares of our common stock governed by the voting agreement.

Messrs. Ziman and Coleman may, however, pursuant to certain restrictions, transfer the shares of our common stock governed by the voting agreement to certain persons, provided such persons agree to be bound by the terms of the voting agreement.

Regulatory Matters

No material federal or state regulatory requirements or approvals need be obtained by us or GECC in connection with either the merger or the partnership merger, other than the filing and distribution of this proxy statement and other materials that may be deemed soliciting materials and the filing of the articles of merger and the partnership articles of merger with, and the acceptance of such articles of merger for record by, the SDAT.

Under the Merger Agreement, we and GECC have agreed to use our reasonable best efforts to obtain all required governmental approvals in connection with the completion of the proposed transaction.

Dissenters’ Rights

We are organized as a corporation under Maryland law. Under Section 3-202 of the Maryland General Corporation Law, because shares of our common stock are listed on the NYSE, our common stockholders who object to the merger do not have any appraisal rights or dissenters’ rights in connection with the merger. As a result, if a common stockholder does not vote in favor of the merger and the merger takes place anyway, the stockholder will be bound by the terms of the merger agreement and entitled only to the common stock merger consideration in exchange for the common stockholder’s shares under the merger agreement.

Litigation Relating to the Merger

On December 23, 2005, a purported stockholder class action lawsuit related to the merger agreement was filed in Los Angeles County Superior Court naming us and each of our directors as defendants. The lawsuit, Charter Township of Clinton Police and Fire Retirement System v. Arden Realty, Inc., et al. (Case No. BC345065), alleges, among other things, that $45.25 per share in cash to be paid to the holders of shares our common stock in connection with the merger is inadequate and that the individual defendants breached their duties to our stockholders in negotiating and approving the merger agreement. The complaint seeks the following relief:  (i) declaring that the lawsuit is properly maintainable as a class action and certification of the plaintiff as a class representative; (ii) declaring that the defendants have breached their duties owed to the plaintiff and other members of the class; (iii) enjoining the merger and, if such transaction is consummated, rescinding the transaction; (iv) enjoining the triggering of “acceleration” clauses related to stock options upon a change of control; (v) requiring the defendants to uphold their fiduciary duties and to fully insulate themselves from any conflicts of interest that interfere with such duties; and (vi) awarding attorneys’ and experts’ fees to the plaintiff.

A second purported stockholder class action lawsuit, Dwyer v. Arden Realty, Inc., et al. (Case No. BC345468), was filed in Los Angeles County Superior Court on January 4, 2006 against the same defendants as in Charter Township. The Dwyer complaint alleges claims for breach of duty, indemnification and injunctive relief. The complaint seeks the following relief:   (i) declaring that the lawsuit is properly maintainable as a class action and certification of the plaintiff as a class representative; (ii) preliminarily and permanently enjoining defendants from proceeding with, consummating or closing the proposed transaction; (iii) in the event the transaction is consummated, rescinding the transaction; (iv) awarding compensatory damages against defendants; and (v) awarding plaintiff attorneys’ fees and costs.

We believe that these lawsuits are without merit and intend to vigorously defend the actions.

Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to holders of our common stock who receive cash for their shares pursuant to the merger. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. This summary assumes that shares of our common stock are held as capital assets. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service (the “IRS”) concerning our tax treatment or the tax treatment of the merger, and the statements in this proxy are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court. This summary does not address all of the tax consequences that may be relevant to particular holders of our common stock in light of their personal circumstances, or to other types of holders, including, without limitation:

•       banks, insurance companies or other financial institutions;

•       broker-dealers;

•       traders;

•       expatriates;

•       tax-exempt organizations;

•       persons who are subject to alternative minimum tax;

•       persons who hold their shares of common stock as a position in a “straddle” or as part of a “hedging”, “conversion” or other risk-reduction transaction;

•       persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•       United States persons that have a functional currency other than the United States dollar;

•       except to the extent specifically discussed below, non-U.S. Holders (as defined below);

•       non-U.S. Holders who at any time have held more than 5% of our common stock;

•       partnerships or other entities treated as partnerships for United States federal income tax purposes and partners in such partnerships; or

•       persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation.

In addition, this discussion does not address any state, local or foreign tax consequences of the merger. You are urged to consult your tax advisors regarding the specific tax consequences to you of the merger and our election to be taxed as a REIT.

For purposes of this discussion, a “U.S. Holder” means a holder of our common stock that is:

•       a citizen or resident of the United States;

•       a corporation, a partnership or an entity treated as a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States or any State or the District of Columbia;

•       an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•       a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control, and certain other trusts considered U.S. Holders for federal income tax purposes.

A “non-U.S. Holder” is a holder of our common stock other than a U.S. Holder.

Consequences to Us of the Merger

For United States federal income tax purposes, we will treat the merger and asset sale as if we had sold all of our assets to REIT Merger Sub and Trizec OP in exchange for the merger consideration and then made a liquidating distribution of the merger consideration to our stockholders in exchange for shares of our common stock.

Consequences of the Merger to U.S. Holders

A U.S. Holder’s receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder will recognize capital gain or loss as a result of the merger measured by the difference, if any, between the merger consideration per share and the holder’s adjusted tax basis in that share. Such gain or loss will constitute long-term capital gain or loss if the U.S. Holder held such share for more than one year as of the effective time of the merger. However, if a U.S. Holder recognizes loss upon the receipt of cash in the merger in exchange for shares of our common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent such holder received distributions from us which were required to be treated as long-term capital gains. Long-term capital gains of noncorporate taxpayers generally are taxable at a maximum federal income tax rate of 15%. Capital gains of corporate shareholders generally are taxable at the regular tax rates applicable to corporations. The deductibility of capital losses may be subject to limitations. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Consequences of the Merger to Non-U.S. Holders

Generally, a non-U.S. Holder’s gain or loss from the merger will be determined in the same manner as that of a U.S. Holder. The United States federal income tax consequences of the merger to a non-U.S. Holder will depend on various factors, including whether the receipt of the merger consideration is taxed under the provisions of Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, governing sales of REIT shares or whether the receipt of the merger consideration is taxed under the provisions of FIRPTA governing distributions from REITs. The provisions governing distributions from REITs could apply because, for United States federal income tax purposes, the merger will be treated as a sale of our assets followed by a liquidating distribution from us to our common stockholders of the proceeds from the asset sale. Current law is unclear as to which provisions should apply, and both sets of provisions are discussed below. In general, the provisions governing the taxation of distributions by REITs are less favorable to non-U.S. Holders, and non-U.S. Holders should consult their tax advisors regarding the possible application of those provisions.

Taxable Sale of Shares.   Subject to the discussion of backup withholding and of distribution of gain from the disposition of U.S. real property interests below, if the merger is treated as a taxable sale of shares of our common stock, a non-U.S. Holder should not be subject to United States federal income taxation on any gain or loss from the merger unless:  (i) the gain is effectively connected with the non-U.S.

Holder’s conduct of a trade or business in the United States; (ii) the non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met; or (iii) such shares of common stock constitute a “U.S. real property interest” under FIRPTA.

A non-U.S. Holder whose gain is effectively connected with the conduct of a trade or business in the United States will be subject to United States federal income tax on such gain on a net basis in the same manner as a U.S. Holder. In addition, a non-U.S. Holder that is a corporation may be subject to the 30% branch profits tax on such effectively connected gain.

A non-U.S. Holder who is an individual present in the United States for 183 days or more in the taxable year of the merger and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by United States source capital losses. In addition, the non-U.S. Holder may be subject to applicable alternative minimum taxes.

If a non-U.S. Holder’s shares of our common stock constitute a “U.S. real property interest” under FIRPTA, such holder will be subject to United States federal income tax on the gain recognized in the merger on a net basis in the same manner as a U.S. Holder. A non-U.S. Holder’s shares of our common stock generally will not constitute a U.S. real property interest if (i) we are a “domestically controlled qualified investment entity” at the effective time of the merger, or (ii) the non-U.S. Holder holds 5% or less of the total fair market value of our common stock at all times during the shorter of (a) the five-year period ending with the effective date of the merger and (b) the non-U.S. Holder’s holding period for the shares. A “qualified investment entity” includes a REIT. Assuming we qualify as a REIT, we will be a “domestically controlled qualified investment entity” at the effective time of the merger if non-U.S. Holders held directly or indirectly less than 50% in value of our stock at all times during the five-year period ending with the effective time of the merger. No assurances can be given that the actual ownership of our stock has been or will be sufficient for us to qualify as a “domestically controlled qualified investment entity” at the effective time of the merger.

In addition, shares of our common stock will not constitute a U.S. real property interest if (i) as of the effective date of the merger, we did not hold any U.S. real property interests, and (ii) all of the U.S. real property interests held by us during the five-year period ending with the effective date of the merger were disposed of in transactions in which the full amount of the gain (if any) was recognized. We believe we should satisfy the foregoing exception as a result of the asset sale and merger, which for federal income tax purposes will be treated as the sale of our assets followed by the distribution of the sales proceeds to our shareholders. In such a case, shares of our common stock would not constitute U.S. real property interests as of the effective date of the merger.

If the merger consideration is considered attributable to the sale of our shares and our shares are U.S. real property interests, we would be required to withhold and pay to the IRS an amount equal to 10% of the merger consideration to be received by a non-U.S. Holder, unless the non-U.S. Holder establishes an exemption to such withholding.

Distribution of Gain from the Disposition of U.S. Real Property Interests.   The tax treatment described above assumes that the receipt of the merger consideration will be treated as a sale or exchange of shares of our common stock for purposes of FIRPTA. It is possible, however, that the IRS may assert that the merger consideration received by a non-U.S. Holder is subject to tax under Section 897(h)(1) of the Code as a distribution from us that is attributable to gain from the deemed sale of our U.S. real estate assets in the merger and from the actual sale of the Trizec assets to Trizec OP, and not as a sale of shares of our common stock. If the IRS were successful in making this assertion, then such distribution would be taxed under FIRPTA, unless a special exception applies (the “5% Exception,” discussed below). If the distribution were taxed under FIRPTA, the gain recognized by a non-U.S. Holder generally would be subject to United States federal income tax on a net basis to the extent attributable to gain from the sale of our real estate assets, and a corporate non-U.S. Holder could be subject to the branch profits tax on such FIRPTA gain. On the other hand, the 5% Exception would apply to a non-U.S. Holder of our shares if the non-U.S. Holder does not own more than 5% of our common stock at any time during the one-year period ending on the date of the distribution. In this case, the FIRPTA tax would not apply, but there is some risk that the merger consideration could be treated as an ordinary dividend distribution from us, in which case the merger consideration you receive would be subject to United States federal income tax at a 30% rate.

Income Tax Treaties.   If a non-U.S. Holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. Holder may be able to reduce or eliminate certain of the United States federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. Holders should consult their tax advisor regarding possible relief under an applicable income tax treaty.

U.S. Withholding Tax Under FIRPTA.   Although the matter is not free from doubt, we intend to take the position that no amount of the merger consideration payable to a non-U.S. Holder is subject to withholding under FIRPTA, regardless of whether the merger is treated as a taxable sale of shares or as giving rise to a distribution of gain from the disposition of our real estate assets. If a non-U.S. Holder holds its shares through a nominee, that nominee may take a contrary position and conclude that withholding applies under FIRPTA to the merger consideration payable to such non-U.S. Holder.

A non-U.S. Holder may be entitled to a refund or credit against the holder’s United States tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. Holders should consult their tax advisor regarding withholding tax considerations.

Information Reporting and Backup Withholding

Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (a) in the case of a U.S. Holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute IRS Form W-9 or successor form, (b) in the case of a non-U.S. Holder, furnishes an applicable IRS Form W-8 or successor form, or (c) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Delisting and Deregistration of Our Common Stock

If the merger is completed, shares of our common stock will no longer be listed on the NYSE and we will deregister our common stock under the Exchange Act.

THE MERGER AGREEMENT

The following description is a summary of the material terms of the merger agreement. The summary does not, however, contain all of the terms of the merger agreement and is qualified by reference to the complete text of the merger agreement, which is attached to this proxy statement as Annex A and is incorporated by reference herein. We encourage you to read the entire merger agreement.

The merger agreement attached as Annex A to this proxy statement has been included to provide you with information regarding its terms. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described above, the merger agreement is not intended to be a source of factual, business or operational information about the parties.

The representations, warranties and covenants made by the parties in the merger agreement are qualified, including by information in the schedules referenced in the merger agreement that we delivered in connection with the execution of the merger agreement, and are subject to important limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. Certain representations and warranties made by the parties in the merger agreement may have been used to allocate risks between the respective parties to the merger agreement, including where the parties do not have complete knowledge of all facts, instead of establishing these matters as facts. Furthermore, the representations and warranties may be subject to standards of materiality applicable to the contracting parties, which may differ from those applicable to you. These representations and warranties may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

As a common stockholder, you are not a third-party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms and conditions. You should also be aware that none of the representations or warranties contained in the merger agreement has any legal effect among the parties to the merger agreement after the effective time of the merger, nor will the parties to the merger agreement be able to assert the inaccuracy of the representations and warranties as a basis for refusing to close the transaction unless all such inaccuracies as a whole would have or would reasonably be likely to have a material adverse effect on the party that made the representations and warranties.

The Merger and Related Transactions

Admission

Prior to consummation of any of the transactions described in the merger agreement, we will form a wholly owned subsidiary that will be admitted to our operating partnership and be issued Series C units, equal to a 0.01% interest in our operating partnership, in exchange for a capital contribution. The admission is a technical step that is necessary to ensure that the operating partnership continues to comply with certain requirements of Maryland partnership law following completion of the transactions contemplated by the merger agreement.

Redemption and Exchange

Pursuant to the merger agreement, common unit holders that are “accredited investors” (other than us and our subsidiaries) may elect to have their common units redeemed by our operating partnership in exchange for LLC Interests, which are interests in one or, under certain circumstances, two existing or newly formed limited liability companies that each hold one of our operating partnership’s properties. Our operating partnership will also distribute to each redeeming common unit holder an amount in cash equal to a prorated quarterly distribution on common units up to the closing date, without interest and less any required withholding for taxes.

Following the redemption, each redeeming common unit holder will contribute to Trizec OP all of its LLC Interests in exchange for Trizec OP units. A more complete description of the redemption and exchange is set forth under the heading “—Treatment of Common Units” on page 65.

Partnership Merger

One day after the completion of the admission, redemption and exchange, Partnership Merger Sub will merge with and into our operating partnership, with our operating partnership continuing as the surviving partnership. The partnership merger will become effective at such time as the partnership articles of merger have been accepted for record by the SDAT in accordance with Maryland law, or such later time, up to 30 days after the partnership articles of merger are accepted for record by the SDAT, as we and GECC may agree and designate in the partnership articles of merger. Non-redeeming common unit holders will have their common units converted into, and canceled in exchange for, the right to receive the common unit merger consideration. Upon consummation of the partnership merger, we will continue to be the general partner of the surviving partnership and our newly formed, wholly owned subsidiary will be the sole limited partner of the surviving partnership.

Asset Distribution and Asset Sale

In the asset distribution, the surviving partnership will distribute to us its interests and rights in 11 or, under certain circumstances, 12 properties, certain undeveloped land parcels and any LLC Interests retained by the surviving partnership after the redemption and exchange, in partial redemption of our common units. Thereafter, pursuant to a purchase and sale agreement between Trizec OP and GECC, we will transfer the distributed assets to Trizec OP for approximately $1.6 billion in cash, less the aggregate amount paid in Trizec OP units to common unit holders in the exchange and the debt associated with the Trizec assets in the asset sale. The asset sale will not affect the cash consideration to be received by our common stockholders in the merger. Upon the consummation of the exchange and the asset sale, Trizec will be the direct or indirect owner of 13 properties and certain undeveloped land parcels currently owned by our operating partnership.

The Merger

Pursuant to the merger agreement, we will merge with and into REIT Merger Sub and REIT Merger Sub will be the surviving entity and a wholly owned subsidiary of GECC. The merger will become effective at such time as the articles of merger have been accepted for record by the SDAT in accordance with Maryland law, or such later time,  up to 30 days after the articles of merger are accepted for record by the SDAT, as we and GECC may agree and designate in the articles of merger in accordance with Maryland law.

Closing

Consummation of the redemption, exchange, asset sale or partnership merger are not conditions to the merger and in the event any or all fail to occur, the parties shall nevertheless be obligated to consummate the merger. The closing of the merger and related transactions will occur over the course of two days. The admission, redemption and exchange will occur on the first day of closing. The partnership merger, asset distribution, asset sale and merger will occur on the second day of closing.

Merger Consideration

The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger will be converted into, and canceled in exchange for, the right to receive the common stock merger consideration, which is an amount in cash equal to $45.25 for each share of common stock, plus an amount equal to the prorated portion of the normal quarterly dividend payable on our common stock up to the closing date without interest and less any required withholding for taxes. The amount equal to the prorated portion of the normal quarterly dividend will be determined by multiplying $0.505 by the quotient obtained when dividing (a) the number of days between the last day of the most recent fiscal quarter for which dividends were declared and paid and the closing date of the merger, by (b) the total number of days in the fiscal quarter during which the closing occurs. Upon closing, each share of our common stock will be canceled and will cease to exist, and our common stockholders will cease to have any rights with respect to their shares of our common stock other than the right to receive the common stock merger consideration. In accordance with the terms of the original compensation awards, all unvested stock options will vest, and holders of stock options will receive the option merger consideration. Also in accordance with the terms of the original compensation awards, all restricted shares, including those to be granted pursuant to the 2005–2009 Outperformance Program, will vest in full immediately prior to the effective time of the merger and, therefore, will be considered for all purposes of the merger agreement as outstanding shares of common stock, entitling the holders of such shares to receive the common stock merger consideration.

Dividends

In addition to an amount equal to the prorated portion of the normal quarterly dividend to be received as part of the common stock merger consideration, subject to certain dollar limitations the merger agreement authorizes us to continue to declare and pay regular quarterly dividends and distributions for each full fiscal quarter in accordance with past practice up to the closing of the mergers.

Treatment of Common Units

In connection with the partnership merger, each common unit holder will have the right to receive the common unit merger consideration, or, if such common unit holder is an “accredited investor” and so elects, subject to certain conditions, the right to have its common units redeemed in exchange for LLC Interests. Each redeeming common unit holder will also receive an amount in cash equal to a prorated portion of the normal quarterly distribution payable on common units up to the closing date, without interest and less any required withholding for taxes, paid by our operating partnership. Immediately following the redemption, each redeeming common unit holder will contribute all of its LLC Interests to Trizec OP in exchange for Trizec OP units. The number of Trizec OP units received by a redeeming common unit holder will be an amount equal to (i) the number of common units held by such redeeming common unit holder immediately prior to the redemption, multiplied by (ii) the quotient determined by dividing (x) $45.25 by (y) $21.89, which was the closing price of Trizec REIT common stock on the day preceding the execution of the merger agreement. If the average closing price of Trizec REIT’s common stock for the ten consecutive trading days ending on the third trading day prior to the closing date of the merger is greater than $23.50 or less than $18.89, then the number of Trizec OP units received will be calculated by using such ten-day average closing price rather than $21.89. Each Trizec OP unit issued to redeeming common unit holders in the exchange will have economic attributes that are substantially similar to a share of Trizec REIT common stock, and will be redeemable at the option of the holder at any time after one year for cash equal to the then-current market price of Trizec REIT common stock or, at the option of Trizec OP, one share of Trizec REIT common stock.

At the effective time of the partnership merger, common units that were not redeemed will be converted into, and canceled in exchange for, the right to receive the common unit merger consideration.

The completion of the redemption and exchange is not a condition of the merger. If the redemption and exchange is not consummated, GECC will pay redeeming common unit holders the common unit merger consideration. In addition, if the failure of the redemption and exchange is due to a breach by Trizec, Trizec OP will pay redeeming common unit holders:  (i) the amount of taxable income or gain recognized by the redeeming common unit holder by virtue of the occurrence of the transactions contemplated by the merger agreement, multiplied by the maximum combined federal and applicable state and local income tax rates for the related taxable year; and (ii) a “gross-up” amount equal to the taxes (calculated at the rates described above) associated with the payment of the amount described in clause (i) and this clause (ii). As described above under the heading “Approval of the Merger Agreement and the Merger—Interests of Our Directors and Executive Officers in the Merger—Election Option” on page 56, some of our officers and directors and their related entities own common units and are eligible to participate in this exchange.

Common unit holders who participate in the redemption and the exchange may be able to utilize that structure to defer potential taxable gain they might otherwise recognize in an all-cash transaction, such as the partnership merger. Common unit holders should consult their tax advisors regarding the specific tax consequences of this election.

In connection with the exchange, Trizec OP has agreed to provide certain tax protections to redeeming common unit holders, including:  (i) Trizec OP will indemnify each redeeming common unit holder for certain adverse tax consequences in the event Trizec OP, directly or indirectly, sells, exchanges or otherwise disposes of the LLC Interests or the properties held by such limited liability companies in a taxable transaction during the 10-year period following the exchange; and (ii) Trizec OP will offer each redeeming common unit holder the opportunity to guarantee certain indebtedness of Trizec OP during the 20-year period following the exchange in order to minimize certain adverse tax consequences to exchanging common unit holders.

In addition, subject to certain conditions, Trizec OP has agreed that, at any time after the seventh anniversary of the exchange, each redeeming common unit holder has the right to request that Trizec OP redeem all, but not less than all, of the redeeming common unit holder’s Trizec OP units in exchange for one or more properties owned by Trizec OP or identified by the redeeming common unit holder and acquired by Trizec OP from one or more third-party sellers. Furthermore, Trizec OP has agreed to provide each redeeming common unit holder certain registration rights with respect to its Trizec OP units as are customary in similarly situated exchanges.

The descriptions contained in this proxy statement of the anticipated rights and obligations of redeeming common unit holders do not constitute an offer to receive LLC Interests or Trizec OP units.

Payment Procedures

GECC will cause to be deposited with the paying agent, The Bank of New York, cash in the amount of the aggregate merger consideration payable to our common stockholders of record and stock options. We will deposit with the paying agent cash in the amount of the prorated portion of the normal quarterly dividend to be paid to our common stockholders. Our operating partnership will deposit with the paying agent cash in the amount of the aggregate common unit merger consideration payable to non-redeeming common unit holders. A letter of transmittal will be sent to each of our former common stockholders entitled to receive the common stock merger consideration and each non-redeeming common unit holder as soon as practicable following the closing of the merger that will include detailed instructions on how they may exchange their shares of common stock or common units for the cash consideration they will receive in the merger or partnership merger. The paying agent will pay such former common stockholders and the non-redeeming common unit holders that have submitted their duly completed letters of transmittal and share or unit certificates the merger consideration that they are entitled to receive, net of any applicable withholding tax. No interest will be paid on any cash paid pursuant to the merger or partnership merger.

Representations and Warranties

Our Company and Our Operating Partnership

We and our operating partnership have made a number of customary representations and warranties to GECC and REIT Merger Sub that expire upon the completion of the merger relating to, among other things:

•       existence, good standing and authority;

•       subsidiaries;

•       capital structure, including ownership of common units;

•       authority to enter into the merger agreement and to consummate the merger;

•       no conflicts, required filings and consents;

•       neither the merger agreement nor the consummation of the merger will breach organizational documents or material agreements;

•       neither the merger agreement nor the consummation of the merger requires any governmental consents;

•       permits;

•       compliance with laws;

•       compliance with SEC reporting requirements;

•       financial statements prepared in accordance with United States generally accepted accounting principles (“GAAP”);

•       no material undisclosed liabilities;

•       the absence of certain changes since September 30, 2005;

•       the absence of material legal proceedings;

•       benefits, labor and employee matters;

•       accuracy and compliance of this proxy statement;

•       real property and leases;

•       pending transactions regarding personal property;

•       property title and title insurance;

•       compliance with requirements of governmental authorities;

•       condemnation or rezoning proceedings;

•       third-party purchase options;

•       site work and reimbursements due from third parties;

•       property management agreements;

•       participation agreements;

•       required material repairs or alterations;

•       renovations or restorations in progress;

•       intellectual property;

•       tax matters, including qualification as a REIT and tax protection agreements;

•       environmental matters;

•       material contracts, debt instruments and hedging transactions;

•       brokers’, finders’ or investment bankers’ fees;

•       receipt of opinions of financial advisors;

•       insurance;

•       disclosure of all related party transactions;

•       exemption from anti-takeover statutes;

•       inapplicability of the Investment Company Act of 1940; and

•       compliance with the Patriot Act.

GECC and REIT Merger Sub

GECC and REIT Merger Sub have made a number of representations and warranties to us that expire upon the completion of the merger regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•       due organization and good standing;

•       authority to enter into the merger agreement and to consummate the merger;

•       required consents and approvals and no violations of laws;

•       neither the merger agreement nor the consummation of the merger will breach organizational documents or material agreements;

•       neither the merger agreement nor the consummation of the merger requires any governmental consents;

•       no litigation;

•       brokers’, finders’ or investment bankers’ fees;

•       availability of funds;

•       ownership of REIT Merger Sub and no prior activities; and

•       accuracy of information supplied for this proxy statement.

Trizec REIT and Trizec OP

Trizec has made a number of representations and warranties to us that expire upon the completion of the merger regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•       due organization and good standing;

•       capital structure;

•       authority to enter into the merger agreement, certain related agreements and to consummate the merger and related transactions;

•       required consents and approvals and no violations of laws;

•       neither the merger agreement nor the consummation of the merger will breach organizational documents or material agreements;

•       neither the merger agreement nor the consummation of the merger requires any governmental consents;

•       compliance with SEC reporting requirements;

•       financial statements prepared in accordance with GAAP;

•       no material undisclosed liabilities;

•       the absence of certain changes since September 30, 2005;

•       the absence of material legal proceedings against Trizec;

•       REIT and nonpublicly traded partnership status; and

•       brokers’, finders’ or investment bankers’ fees.

Conduct of Business Pending the Merger

Until the completion of the merger, we have agreed that, unless permitted by obtaining GECC’s prior written consent or except as contemplated by the merger agreement, we will, and will cause our subsidiaries to, among other things:

•       conduct our business only in the ordinary course of business and in a manner that is consistent with past practice;

•       use commercially reasonable efforts to keep available the services of our officers and key employees and to preserve our relationships with tenants, customers, suppliers and others with whom we do business;

•       use commercially reasonable efforts to maintain our assets and properties in their current condition between signing and closing; and

•       comply in all material respects with applicable laws including timely filing all SEC reports and furnishing appropriate voluntary disclosure.

In addition, pending the merger, we have agreed that, without GECC’s prior written consent or except as contemplated by the merger agreement, we will not, and will cause our subsidiaries not to, among other things:

•       amend our charter or bylaws or our operating partnership’s certificate of limited partnership or partnership agreement or similar organizational or governance documents of any subsidiary;

•       issue, sell, repurchase or redeem any shares of our capital stock or equity equivalents, other than in connection with the exercise of options, the exchange of common units pursuant to the partnership agreement or the vesting of restricted shares;

•       split, combine or reclassify any of our or our subsidiaries’ shares or partnership interests;

•       declare, set aside or pay any dividends or distributions on any of our or our subsidiaries’ equity securities, other than regular quarterly dividends on shares of our common stock and corresponding regular quarterly distributions payable to common unit holders (not in excess of $0.505 per share or unit), dividends or distributions paid by any of our subsidiaries to us directly or indirectly and dividends or distributions required for us to maintain our status as a REIT or avoid paying income or excise tax otherwise payable;

•       grant any lien on or with respect to any of our assets;

•       except pursuant to agreed-upon criteria and for obligations in effect on December 21, 2005, purchase, acquire, sell, lease, encumber, transfer or dispose of any assets;

•       subject to certain exceptions, incur debt in excess of normal working capital borrowings;

•       pay, prepay or satisfy any debt where a prepayment penalty or similar charge will apply;

•       except as may be required by any benefit plan in effect on December 21, 2005, increase the compensation or benefits payable, or grant any severance rights, to our directors, officers or employees;

•       change, in any material respect, any of our accounting principles or practices except as required by GAAP or changes in law;

•       except as contemplated by the merger agreement, amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any benefit plan;

•       except pursuant to agreed-upon criteria and for obligations in effect on December 21, 2005, enter into, renew, terminate or materially modify any lease or material contract;

•       settle or compromise any material litigation;

•       subject to certain exceptions, make any tax election or settle or compromise any material tax liability;

•       make capital expenditures or undertake development activities, in each case other than in accordance with agreed-upon budgets; or

•       agree to take any of the foregoing actions.

The covenants in the merger agreement relating to the conduct of our business are very detailed and the above description is only a summary. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Conduct of Business Pending the Closing” in Annex A to this proxy statement.

Other Covenants

We have agreed to certain other covenants regarding general matters, including but not limited to:

•       preparing and filing with the SEC this proxy statement and holding a stockholders’ meeting to vote on the merger;

•       subject to certain limitations, our board of directors recommending that our common stockholders approve the merger and using reasonable efforts to obtain the necessary stockholder approval;

•       providing GECC and its representatives and designees access to our and our subsidiaries’ properties, books, records, contracts and other information; and

•       taking certain steps to consummate and make effective the redemption, exchange and asset sale.

The parties have also agreed to certain other covenants regarding general matters, including but not limited to:

•       cooperating in the preparation, filing and distribution of this proxy statement and any other filings required under the Exchange Act or any other federal, state or foreign law; and

•       GECC and Trizec have agreed to keep all information regarding our company, obtained during the preparation of this proxy statement or preparation for the asset sale, confidential pursuant to two separate confidentiality agreements.

Conditions to the Merger

Conditions to Each Party’s Obligations to Effect the Merger

The obligations of our company and our operating partnership and the obligations of GECC, REIT Merger Sub and Partnership Merger Sub to complete the merger are subject to the fulfillment or, where permissible, waiver of the following conditions:

•       the approval of the merger agreement and the merger by the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock in accordance with Maryland General Corporation Law and our charter; and

•       all material governmental approvals and consents required to consummate the merger have been obtained.

Conditions to the Obligations of GECC to Effect the Merger

The obligations of GECC and REIT Merger Sub to complete the merger are subject to the satisfaction or, where permissible, waiver of the following additional conditions:

•       each of the representations and warranties made by us contained in the merger agreement shall be true and correct, without giving effect to any “materiality” or “material adverse effect” qualification contained in any representation or warranty, at and as of December 21, 2005 and at and as of the closing of the merger, as though made on and as of the closing of the merger, except to the extent that these representations and warranties are expressly limited by their terms to a particular date, in which case these representations and warranties will be true and correct at and as of that date, and except where the failure of these representations and warranties to be true and correct would not reasonably be likely to have a material adverse effect on our company;

•       we shall have performed or complied in all material respects with all obligations, agreements and covenants to be performed or complied with by us under the merger agreement at or prior to the closing of the merger;

•       GECC will have received a certificate dated as of the closing of the merger from our chief executive officer certifying to each of the above closing conditions for us and our operating partnership;

•       GECC will have received an opinion, dated as of the closing date of the merger, from Latham, our tax counsel, to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable periods commencing with our taxable year ended December 31, 1996 through and including the closing date of the merger. The opinion of Latham will be based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers, and upon factual assumptions and representations set forth in this proxy statement and other documents incorporated by reference in this proxy statement;

•       there shall have been no event, change or occurrence, individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on our company; and

•       there shall have been no action instituted or threatened by or before any governmental authority that would reasonably be expected to impose limitations on GECC’s ability to effectively exercise full rights of ownership over the surviving entity or result in a governmental investigation or material fines being imposed by the government.

Conditions to Our Obligations to Effect the Merger

Our obligations to complete the merger are subject to the satisfaction or, where permissible, waiver of the following additional conditions:

•       each of the representations and warranties made by GECC and REIT Merger Sub contained in the merger agreement shall be true and correct, in all material respects, at and as of December 21, 2005 and at and as of the closing of the merger, as though made at and as of the closing of the merger, except to the extent that these representations and warranties are expressly limited by their terms to a particular date, in which case these representations and warranties will be true and correct at and as of that date;

•       GECC and REIT Merger Sub shall have performed or complied in all material respects with all obligations, agreements and covenants to be performed or complied with by them under the merger agreement at or prior to the closing of the merger; and

•       we will have received a certificate dated as of the closing of the merger from an officer of GECC certifying to each of the above closing conditions.

Conditions to the Obligations of Trizec OP

The obligations of Trizec OP to consummate the exchange are conditioned upon there not having been, since December 21, 2005, any event, change or occurrence, individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on our company.

Definition of Material Adverse Effect

Under the merger agreement, a “material adverse effect” means any event, circumstance, change or effect that is materially adverse to the business, assets, properties, financial condition or results of operations of our company and our subsidiaries, taken as a whole. Any effects on our business, however, resulting from the following will not be considered a material adverse effect:

•       any decrease in the market price of our common stock;

•       any events, circumstances, changes or effects that affect the office industry generally that do not disproportionately affect our company and our subsidiaries, taken as a whole, relative to other participants in the office industry in the United States;

•       any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, that do not disproportionately affect our company and our subsidiaries, taken as a whole, relative to other participants in the office industry in the United States;

•       any changes in the legal or regulatory conditions in the geographic regions in which our company operates that do not disproportionately affect our company and our subsidiaries, taken as a whole, relative to other participants in the office industry in the geographic regions in which we operate;

•       the commencement or escalation of a war or material armed hostilities or the occurrence of acts of terrorism or sabotage that do not disproportionately affect our company and our subsidiaries, taken as a whole, relative to other participants in the office industry in the United States;

•       any events, circumstances, changes or effects arising from the consummation or anticipation of the merger or the announcement of the execution of the merger agreement;

•       any events, circumstances, changes or effects arising from the compliance with the terms of, or the taking of any action required by, the merger agreement; or

•       changes of law or GAAP affecting the office industry that do not disproportionately affect our company and our subsidiaries, taken as a whole, relative to other participants in the office industry in the United States.

No Solicitation

Under the merger agreement, until its termination, we will not, nor will we authorize or cause our subsidiaries, or any of our or their officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, agents or other representatives to, solicit, initiate, knowingly encourage or take any other action to facilitate any inquiries with respect to, make any proposal for, or participate in any discussions or negotiations regarding, any “acquisition proposal.”  The merger agreement defines “acquisition proposal” as any inquiry, offer or proposal regarding any:

•       merger, consolidation or similar business combination involving us or any of our significant subsidiaries, including our operating partnership;

•       sale or other disposition, directly or indirectly, of 30% or more of our consolidated assets;

•       issue, sale or other disposition of securities representing 30% or more of the votes associated with our outstanding securities; or

•       tender offer or exchange offer in which a person, entity or group will acquire beneficial ownership of 30% or more of the outstanding shares of our common stock.

The term “acquisition proposal” does not include the merger, the partnership merger or the asset sale pursuant to the merger agreement.

We have agreed to cease all existing activities, discussions or negotiations with respect to any acquisition proposal as of December 21, 2005. If we receive an unsolicited bona fide acquisition proposal, we may furnish information to, and participate in discussions and negotiations with, the party making the proposal if our board of directors determines in good faith that (i) failure to do so would be reasonably likely to be inconsistent with our directors’ duties to us or our common stockholders, (ii) prior to taking such action, we enter into a confidentiality agreement with the party making the acquisition proposal and (iii) the acquisition proposal is reasonably likely to lead to a superior proposal. A “superior proposal” is defined in the merger agreement as an acquisition proposal that our board of directors has determined in good faith is more favorable to our common stockholders than the merger, but references to “30%” in the definition of an acquisition proposal are “50%” for purposes of the definition of a superior proposal.

We have agreed that we will notify GECC within two business days after receipt of any acquisition proposal, including notice of its material terms and conditions, and we will continue to keep GECC informed of the status and details of any such acquisition proposal.

Under the merger agreement, prior to stockholder approval of the merger, our board of directors may not, unless a superior proposal has been made, our board determines that failure to take these actions would be reasonably likely to be inconsistent with our board’s duties to us or our common stockholders and we notify GECC of our decision to withdraw or modify our board’s approval or recommendation of the merger agreement and the merger:

•       withdraw, qualify or modify, in a manner material and adverse to GECC or REIT Merger Sub, its approval of the merger agreement, or its recommendation that our common stockholders approve the merger agreement;

•       recommend a third-party acquisition proposal to our common stockholders; or

•       cause us to enter into any agreement contemplating a third-party acquisition proposal.

If our board of directors makes the determination described in the preceding paragraph regarding a superior proposal, we may not withdraw or modify our board’s approval and recommendation of the merger agreement and the merger or enter into a definitive agreement in connection with the superior proposal until three business days after we have provided GECC with written notice that we intend to terminate the merger agreement containing the material terms and conditions of the superior proposal. During such three-day period, we will permit GECC to propose adjustments to the terms and conditions of the merger agreement with a view to enabling our board of directors to proceed with its recommendation to our common stockholders to approve the merger pursuant to such modified terms.

Termination of the Merger Agreement

Right to Terminate

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time, whether before or after approval of the merger by our common stockholders:

•       by mutual written consent of GECC and us;

•       by either GECC or us if:

•       any governmental entity shall have issued a governmental order permanently restraining, enjoining or otherwise prohibiting either the merger or the partnership merger and such order has become final and unappealable;

•       the merger has not been consummated by June 30, 2006, unless the failure to consummate the merger prior to such date is a result of any action or inaction of the party seeking to terminate the merger agreement pursuant to this provision; or

•       our common stockholders fail to approve the merger agreement and the merger with the requisite affirmative vote in accordance with Maryland General Corporation Law and our charter;

•       by GECC if:

•        our board of directors fails to recommend that our common stockholders approve the merger agreement;

•        our board of directors recommends that our common stockholders accept a third-party acquisition proposal;

•        we have entered into a third-party acquisition proposal; or

•        we have materially breached any of our representations, warranties or covenants contained in the merger agreement, which breach leads to the failure of a condition to the merger contained in the merger agreement and is incapable of being cured by us prior to June 30, 2006;

•       by us if:

•        GECC has materially breached any of its representations, warranties or covenants contained in the merger agreement, which breach leads to the failure of a condition to the merger contained in the merger agreement and is incapable of being cured by GECC prior to June 30, 2006; or

•        we enter into, or in order for us to enter into, a definitive agreement to effect a superior proposal with a third party, provided that we have given GECC at least three business days’ prior written notice and we pay GECC the termination fee described below under the heading “—Termination Fee and Expenses.”

Effect of Termination

Except for provisions in the merger agreement regarding confidentiality of nonpublic information, public announcements, payment of fees and expenses and specified miscellaneous provisions, if the merger agreement is terminated as described above, the merger agreement will become null and void and have no effect. In addition, if the merger agreement is so terminated, there will be no liability on the part of GECC or us (other than the obligations relating to payment of fees and expenses under specified conditions, as described below under the heading “—Termination Fee and Expenses”), except that such termination will not relieve any party from any liability resulting from or arising out of any breach of any agreement or covenant contained in the merger agreement. The confidentiality agreement, dated October 3, 2005, between us and GECC will continue in effect notwithstanding any termination of the merger agreement. If the merger agreement is terminated as described above, all filings, applications and other submissions made pursuant to the merger agreement shall be withdrawn from the agency or other person to which they were made.

Termination Fee and Expenses

Termination Fee

We will pay GECC a termination fee equal to $100.0 million in any of the following circumstances:

•       if the merger agreement is terminated because we have entered into an agreement to effect a third-party acquisition proposal; or

•       if the merger agreement is terminated because:

•        (i) our common stockholders do not approve the transaction, (ii) our board of directors withdraws or adversely changes its recommendation that our common stockholders approve the merger, or (iii) the merger has not been consummated by June 30, 2006; and

•        a third-party acquisition proposal has been made and not withdrawn; and

•        either (i) we enter into an agreement with respect to a third-party acquisition proposal within nine months of termination; or (ii) we consummate an alternative transaction within 12 months of termination.

Expenses

All fees, costs and expenses incurred in connection with the merger agreement and related transactions will be paid by the party incurring such expenses. If either party terminates the merger agreement because of the other party’s material breach of a representation, warranty or covenant, however, the breaching party must reimburse the other for reasonable out-of-pocket expenses incurred in connection with the merger and related transactions up to an aggregate maximum amount of $10.0 million. We have also agreed to pay GECC’s reasonable out-of-pocket expenses incurred in connection with the merger and related transactions up to an aggregate maximum amount of $10.0 million if the merger agreement is terminated by GECC because the requisite stockholder approval is not obtained.

In any case in which we are required to pay a termination fee, as described above, the amount of any expenses that we pay to GECC will be credited against the amount of the termination fee so that the total amount of the termination fee and expense reimbursement will not exceed $100.0 million.

Such payment of expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties and will not constitute liquidated damages or in any other respect limit the damages available in case of any breach of the merger agreement.

Amendment of the Merger Agreement

The parties may amend the merger agreement but, after our common stockholders have approved the merger agreement, no such amendment will be made which by law requires further approval by our common stockholders without first obtaining such stockholder approval. The merger agreement may only be amended or any provision waived by an instrument in writing signed by GECC and us.

Stockholder Meeting

We have agreed to call a meeting of our common stockholders as promptly as reasonably practicable after the date that this proxy statement is cleared by the SEC. Our board of directors has unanimously agreed to recommend the approval of the merger agreement and the merger to our common stockholders (subject to the board’s right to change its recommendation under specified circumstances, as discussed above under the heading “—No Solicitation”), and we have agreed to use our reasonable efforts to obtain the required stockholder approval of the merger agreement and the merger, subject at all times to our and our directors’ right and duty to act in a manner consistent with fiduciary duties.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that GECC, the surviving entity and the surviving partnership will indemnify and hold harmless each person who is, has been or becomes before the completion of the merger an officer or director of our company or any of its subsidiaries, to the fullest extent permitted by law. In addition, for six years after the effective time of the merger, the surviving entity will maintain in effect all rights to indemnification existing in favor of, and all limitations of personal liability of, the present and former directors and officers of our company and our subsidiaries provided for in our or our subsidiaries’ organizational and corporate governance documents in effect on December 21, 2005.

The merger agreement further provides for the maintenance of directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the effective time of the mergers, including with respect to the transactions contemplated by the merger agreement. The surviving entity, however, will not be required to expend more than 200% of annual premiums currently paid by our company for such policies.

Employment Benefit Arrangements

On and after the closing of the merger, GECC has agreed to, or to cause the surviving entity to, continue all of our benefit plans (other than equity plans) or to provide comparable benefits in the aggregate for a period of not less than 18 months after the closing date. In addition, employees of the surviving entity will receive credit for service to us for purposes of vacation, severance and participation in benefit plans. Pursuant to the terms of these agreements, we, or the surviving entity, will also make certain payments to our officers on or before the effective time of the merger. For a more complete discussion of these agreements,  please see “Approval of the Merger Agreement and the Merger—Interests of Our Directors and Executive Officers in the Merger” on page 51.

PROPOSAL 2:  POSTPONEMENTS OR ADJOURNMENTS OF THE SPECIAL MEETING

The Adjournment or Postponement Proposal

If the number of shares of our common stock present or represented and voting in favor of Proposal 1, to approve the merger agreement and the merger, is insufficient to adopt that proposal, we intend to move to adjourn or postpone the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon Proposal 2, to adjourn or postpone the special meeting for the purpose of soliciting additional proxies, and not Proposal 1.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjourning or postponing the special meeting for the purpose of soliciting additional proxies. If the stockholders approve Proposal 2, we could adjourn or postpone the special meeting and any adjourned or postponed session of the special meeting and use the additional time to solicit additional proxies from our stockholders, including from stockholders that have previously returned properly executed proxies or authorized a proxy telephonically or by using the internet. Among other things, approval of Proposal 2 could mean that, even if we had received proxies representing a sufficient number of votes against Proposal 1 to defeat that proposal, we could adjourn or postpone the special meeting without a vote on Proposal 1 and seek to convince the holders of those shares to change their votes to votes in favor of the merger agreement and the merger. In addition, we may seek to adjourn or postpone the special meeting if a quorum is not present at the special meeting.

Vote Required and Recommendation of Our Board of Directors

Approval of Proposal 2, if necessary, requires the affirmative vote of a majority of the votes cast on the proposal. No proxy that is specifically marked “AGAINST” Proposal 1 will be voted in favor of Proposal 2, unless it is specifically marked “FOR” Proposal 2. Our board of directors believes that if the number of shares of our common stock present or represented at the special meeting and voting in favor Proposal 1 is insufficient to approve that proposal, it is in the best interests of our company and our common stockholders to enable our board of directors to continue to seek to obtain a sufficient number of additional votes in favor of approval of the merger agreement and the merger to bring about Proposal 1’s approval.

Our board of directors unanimously recommends that you vote “FOR” Proposal 2, to adjourn or postpone the special meeting for the purpose of soliciting additional proxies.

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 12, 2006, by:  (a) each director; (b) our chief executive officer and each of our other four most highly compensated executive officers (named executive officers); (c) all executive officers and directors as a group; and (d) all other common stockholders known by us to be beneficial owners of more than five percent of the shares of our common stock. The number of shares of common stock “beneficially owned” by each common stockholder is determined under rules of the SEC regarding the beneficial ownership of securities. Under these rules, beneficial ownership of shares of common stock includes (i) any shares as to which the person or entity has sole or shared voting power or investment power, and (ii) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days, including certain securities that are redeemable or exercisable for shares (which, therefore, includes common units).

The information in the table below is based in part on Schedule 13D or Schedule 13G reports filed with the SEC. If you wish, you may obtain these reports from the SEC. Except as otherwise indicated, each individual named has a business address of 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, CA 90025, and has sole investment and voting power with respect to the securities shown.

	Number of Shares of		Percentage of Common Stock
Name and Address	Common Stock(1)		Outstanding
Cohen & Steers, Inc. 757 Third Avenue New York, NY 10017	8,454,828	(2)	12.56	%(2)
Morgan Stanley Dean Witter 1585 Broadway New York, NY 10036	5,130,273	(3)	7.62	%(3)
Credit Suisse Eleven Madison Avenue New York, NY 10010	4,423,725	(4)	6.57	%(4)
Security Capital Research & Management Incorporated 10 South Dearborn Street, Suite 1400 Chicago, IL 60603	3,711,647	(5)	5.51	%(5)
Richard S. Ziman	2,324,131	(6)	3.45	%(6)
Victor J. Coleman	1,012,831	(7)	1.50	%(7)
Richard S. Davis	121,682	(8)	*
Robert C. Peddicord	106,774	(9)	*
Howard S. Stern	29,954	(10)	*
Leslie E. Bider	10,000	(11)	*
Carl D. Covitz	20,200	(12)	*
Larry S. Flax	52,000	(13)	*
Steven C. Good	12,600	(14)	*
Alan I. Rothenberg	10,000	(15)	*
All directors and officers as a group (11 persons)	3,754,525	(16)	5.58	%(16)

*                    Less than one percent.

(1)       The number of shares of common stock beneficially owned is based on the SEC regulations regarding the beneficial ownership of securities. The number of shares of common stock beneficially owned by a person assumes that all common units held by the person are exchanged for shares of common stock, that none of the common units held by other persons are so exchanged, that all options and warrants exercisable within 60 days of March 12, 2006 to acquire shares of common stock held by the person are exercised, that no options or warrants to acquire shares of common stock held by other persons are exercised and that all restricted stock awards are fully vested.

(2)       Represents the number of shares of common stock owned pursuant to a Form 13G/A filed with the SEC on February 10, 2006. According to such Form 13G/A, Cohen & Steers, Inc. has sole voting power with respect to 8,105,623 shares and sole dispositive power with respect to 8,420,823 shares. The shares of common stock owned are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Therefore, this stockholder does not violate the ownership limits set forth in our charter. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

(3)       Represents the number of shares of common stock owned pursuant to a Form 13G/A filed with the SEC on February 15, 2006. According to such Form 13G/A, Morgan Stanley Dean Witter has sole voting power with respect to 4,336,424 shares and sole dispositive power with respect to 4,336,424 shares. The shares of common stock owned are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Therefore, this stockholder does not violate the ownership limits set forth in our charter. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

(4)                        Represents the number of shares of common stock owned pursuant to a Form 13D filed with the SEC on January 17, 2006. According to such Form 13D, Credit Suisse has shared voting power with respect to all 4,423,725 shares and shared dispositive power with respect to all 4,423,725 shares. The shares of common stock owned are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Therefore, this stockholder does not violate the ownership limits set forth in our charter. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

(5)       Represents the number of shares of common stock owned pursuant to a Form 13G filed with the SEC on February 15, 2006. According to such Form 13G, Security Capital Research & Management Incorporated has sole voting power with respect to 2,577,177 shares and sole dispositive power with respect to all 3,711,697 shares. The shares of common stock owned are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Therefore, this stockholder does not violate the ownership limits set forth in our charter. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

(6)       Represents (a) 68,342 common units owned by Mr. Ziman, (b) 353,212 common units owned by entities which are 100% owned by Mr. Ziman, (c) 136,674 common units owned by a family partnership, in which Mr. Ziman has shared voting and investment power and of which Mr. Ziman is a 20% general partner and disclaims beneficial ownership of the remaining 80% in which he has no pecuniary interests, (d) 282,707 shares related to unvested restricted stock awards, (e) 765,736 shares of common stock owned by Mr. Ziman, (f) 2,000 shares of common stock and 88,000 common units owned by an entity in which Mr. Ziman has sole voting and investment power and of which Mr. Ziman is a 2% general partner and disclaims beneficial ownership of the remaining 98% in which he has no pecuniary interest and (g) 627,460 shares of common stock related to exercisable stock options. Excludes 40,640 shares related to stock options which are not exercisable within the next 60 days, but which will become exercisable upon approval of the merger agreement and the merger by our common stockholders.

(7)       Represents (a) 277,188  common units owned by a family trust of which Mr. Coleman is the director with sole voting and dispositive power, (b) 99,458 common units owned by an entity which is 100% owned by Mr. Coleman, (c) 165,882 shares related to unvested restricted stock awards, (d) 362,123 shares of common stock owned by family trusts of which Mr. Coleman is the director with sole voting and dispositive power and (e) 108,180 shares of common stock related to exercisable stock options. Excludes 22,120 shares related to stock options which are not exercisable within the next 60 days, but which will become exercisable upon approval of the merger agreement and the merger by our common stockholders.

(8)       Represents 72,887 shares related to unvested restricted stock awards, 41,675 shares of common stock owned and 7,120 shares related to exercisable stock options. Excludes 14,240 shares related to stock options which are not exercisable within the next 60 days, but which will become exercisable upon approval of the merger agreement and the merger by our common stockholders.

(9)       Represents 72,887 shares related to unvested restricted stock awards, 26,767 shares of common stock owned and 7,120 shares related to exercisable stock options. Excludes 14,240 shares related to stock options which are not exercisable within the next 60 days, but which will become exercisable upon approval of the merger agreement and the merger by our common stockholders.

(10)   Represents 26,622 shares related to unvested restricted stock awards and 3,332 shares of common stock owned.

(11)   Represents 8,500 shares related to unvested restricted stock awards and 1,500 shares of common stock owned.

(12)   Represents 7,700 shares related to unvested restricted stock awards, 2,500 shares of common stock owned and 10,000 shares related to exercisable stock options.

(13)   Represents 7,700 shares related to unvested restricted stock awards, 14,300 shares of common stock owned and 30,000 shares related to exercisable stock options.

(14)   Represents 4,900 shares of common stock owned and 7,700 shares related to unvested restricted stock awards.

(15)   Represents 8,500 shares related to unvested restricted stock awards and 1,500 shares of common stock owned.

(16)   Includes 789,880 shares related to exercisable stock options and 705,428 shares related to unvested restricted stock awards. Excludes 91,240 shares related to stock options which are not exercisable within the next 60 days, but which will become exercisable upon approval of the merger agreement and the merger by our common stockholders.

OTHER MATTERS

Under Maryland law, no business other than the proposals to approve the merger agreement and the merger and to adjourn or postpone the special meeting for the purpose of soliciting additional proxies may be presented for consideration at the special meeting. If other matters incidental to the conduct of the meeting are properly presented for consideration and action at the meeting, or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in the discretion of the proxy holders.

STOCKHOLDER PROPOSALS

If we complete the merger, we will not hold annual meetings thereafter. If we do not complete the merger when currently anticipated, we intend to hold our next annual meeting in May 2006 or shortly thereafter. Any stockholder proposals submitted and intended to be presented at our 2006 annual meeting of stockholders must have been received in writing at our principal executive offices on or before December 26, 2005, and must have otherwise complied with Exchange Act Rule 14a-8 to be eligible for inclusion in the proxy statement and form of proxy to be distributed by our board of directors in connection with such meeting.

In addition, if a common stockholder desires to bring business (including director nominations) before our 2006 annual meeting that is or is not the subject of a proposal timely submitted for inclusion in our proxy statement, written notice of such business, as prescribed in our bylaws, must have been received by our Secretary between December 26, 2005 and January 25, 2006. For additional requirements, a common stockholder may refer to our Bylaws, Article II, Section 12(a), “Nominations and Stockholder Business—Annual Meeting of Stockholders,” a copy of which may be obtained from our Secretary.

PROXY SOLICITATION EXPENSE

We will bear the cost of soliciting proxies for the special meeting from our stockholders. We will pay approximately $15,000 (plus reimbursement of out-of-pocket expenses) to MacKenzie Partners, Inc., our proxy solicitor. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, telegram or otherwise. Our directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. We will also request persons, firms and corporations holding shares beneficially owned by others to send proxy materials to, and obtain proxies from, the beneficial owners of such shares and will, upon request, pay the common stockholders’ reasonable expenses for doing so.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting shall be deemed to be incorporated by reference in this proxy statement and to be a part of this proxy statement from the respective dates of filing of these documents. Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference in this proxy statement shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. This proxy statement is dated March 16, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our common stockholders does not create any implication to the contrary.

By Order of the Board of Directors,

Richard S. Ziman
Chairman of the Board and Chief Executive Officer

Los Angeles, California
March 16, 2006

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

ARDEN REALTY, INC.

ARDEN REALTY LIMITED PARTNERSHIP

GENERAL ELECTRIC CAPITAL CORPORATION

TRIZEC PROPERTIES, INC.

TRIZEC HOLDINGS OPERATNG LLC

ATLAS  MERGER SUB, INC.

AND

ATLAS PARTNERSHIP MERGER SUB, INC.

Dated as of December 21, 2005

i

EXHIBITS

Exhibit A	Term Sheet for Contribution Agreement and Registration Rights Agreement

Exhibit B	Redemption Core Properties

Exhibit C	REIT Opinion

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 21, 2005, is made by and among General Electric Capital Corporation, a Delaware corporation (“Parent”), Atlas Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of the Parent (“REIT Merger Sub”), Trizec Properties, Inc., a Delaware corporation (“TZ REIT”), Trizec Holdings Operating LLC, a Delaware limited liability company (“TZ OP”), Arden Realty, Inc., a Maryland corporation (the “Company”), Atlas Partnership Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of the Company (“Partnership Merger Sub”), and Arden Realty Limited Partnership, a Maryland limited partnership (the “Partnership”).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Company Board”), having determined that it is advisable and in the best interests of the Company and its shareholders, and of the Partnership and its partners, wishes to enter into a series of transactions, including merger transactions on the terms and subject to the terms and conditions set forth in this Agreement;

WHEREAS, immediately following completion of the Admission, the Redemption, the Exchange, the Partnership Merger, the TZ Asset Distribution and the Asset Sale (each as hereinafter defined), the Company and REIT Merger Sub wish to effect a business combination through a merger of the Company with and into REIT Merger Sub (the “REIT Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”);

WHEREAS, prior to any of the other transactions described herein, a newly formed wholly owned subsidiary of the Company (“New Partner Sub”) will be admitted to the Partnership as a limited partner and will acquire a 0.01% interest in the Partnership in exchange for a capital contribution (the “Admission”);

WHEREAS, immediately following the Admission and prior to any of the other transactions described below, the Partnership wishes to offer to eligible partners of the Partnership the right to have their Partnership Units redeemed (the “Redemption”) in exchange for the Redemption Core Property LLC Interests, subject to and in accordance with the terms hereof;

WHEREAS, immediately following completion of the Redemption and prior to all of the other transactions described below, TZ OP wishes to offer to the Redeeming OP Unit Holders (as hereinafter defined) the right to receive TZ Units in exchange for the Redemption Core Property LLC Interests (the “Exchange”) in the amount specified herein and subject to and in accordance with the terms hereof;

WHEREAS, one-day following completion of the Exchange and prior to all of the other transactions described below, the Company wishes to cause the merger of Partnership Merger Sub with and into the Partnership (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL and Section 10-208 of the Maryland Revised Uniform Limited Partnership Act, as amended (“MRULPA”);

WHEREAS, immediately following completion of the Partnership Merger and prior to all of the other transactions described below, the Surviving Partnership will distribute (the “TZ Asset Distribution”) to the Company all of its right, title and interest in and to the assets to be sold to TZ OP pursuant to the Purchase and Sale Agreement (the “TZ Assets”);

WHEREAS, following completion of TZ Asset Distribution and prior to the REIT Merger, Parent shall cause the Company to sell the TZ Assets to TZ OP (the “Asset Sale”);

WHEREAS, the Company Board has approved this Agreement, the REIT Merger and the other transactions contemplated by this Agreement and declared that the REIT Merger and the other

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transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders on the terms and subject to the conditions set forth herein;

WHEREAS, the Company, as the sole general partner of the Partnership, which has the authority to approve the Partnership Merger, has approved this Agreement, the Admission, the Redemption, the Exchange, the Partnership Merger, the TZ Asset Distribution and the Asset Sale and deemed such transactions advisable and in the best interests of the Partnership and the limited partners of the Partnership and authorized the Partnership to enter into this Agreement and to consummate such transactions on the terms and conditions set forth herein;

WHEREAS, the board of directors of Partnership Merger Sub has declared that this Agreement and the Partnership Merger are advisable on the terms and subject to the conditions set forth herein, and in the best interests of the stockholders of Partnership Merger Sub;

WHEREAS, the Company, as the sole stockholder of Partnership Merger Sub, has approved this Agreement and the Partnership Merger;

WHEREAS, the Company, in its capacity as the sole general partner of the Partnership after the Partnership Effective Time has approved the REIT Merger, the transfer of the Company’s general partner interest in the Partnership pursuant to the REIT Merger and the admission of the Surviving Entity as the general partner of the Partnership as of the Effective Time;

WHEREAS, the board of directors of REIT Merger Sub has declared that this Agreement and the REIT Merger are advisable on the terms and subject to the conditions set forth herein, and in the best interests of the stockholders of REIT Merger Sub;

WHEREAS, Parent, as the sole stockholder of REIT Merger Sub, has approved this Agreement and the REIT Merger;

WHEREAS, as an inducement to the Parent’s and the REIT Merger Sub’s entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, certain executive officers of the Company are entering into voting agreements (the “Voting Agreements”) relating to the Company Common Shares owned by such directors and officers; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Admission, the Redemption, the Exchange, the Partnership Merger, the TZ Asset Distribution, the Asset Sale and the REIT Merger, and also to prescribe various conditions to such transactions.

ARTICLE I

DEFINITIONS

SECTION 1.01.   Definitions

(a)   For purposes of this Agreement:

“Acquisition Proposal” shall mean any proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving the Company, or any Significant Subsidiary, (b) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or the Subsidiaries representing 30% or more of the consolidated assets of the Company and the Subsidiaries, (c) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 30% or more of any class of equity or voting securities of the Company, or (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire “beneficial

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ownership” (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership of 30% or more of any class of equity or voting securities of the Company; provided, however, that the term “Acquisition Proposal” shall not include the Mergers or the Asset Sale.

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City.

“Certificates” means any certificate evidencing Company Common Shares.

“Company Stockholder Meeting” means the meeting of the holders of the Company Common Shares for the purpose of seeking the Company Stockholder Approval.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Credit Agreement” means that certain Fourth Amended and Restated Revolving Credit Agreement, dated as of July 7, 2005, among the Partnership, Wells Fargo Bank, National Association and the banks party thereto.

“Environmental Laws” means any United States federal, state or local Laws in existence relating to or imposing liability or standards of conduct concerning any Hazardous Substances, natural resources, pollution or protection of the environment or human health and safety.

“Governmental Damages” means (i) any penalties or fines paid by the Company or any Subsidiary to a Governmental Authority or (ii) any restitution paid by the Company or any Subsidiary to a third party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of the Company or any Subsidiary of a crime or (y) settlement with a Governmental Authority for the purpose of closing a Governmental Investigation.

“Governmental Investigation” means an investigation by a Governmental Authority for the purpose of imposing criminal sanctions on the Company or any Subsidiary.

“Hazardous Substances” means (i) those substances, listed in, defined in or regulated under any Environmental Law, including without limitation, the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder:  the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, methane, asbestos, and radon; and (iv) any substance, material, or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property” means (i) United States, international, and foreign patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

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“knowledge of the Company” or “Company’s knowledge” means the actual knowledge of Richard S. Ziman, Victor J. Coleman, Richard S. Davis, Robert C. Peddicord, David A. Swartz, Howard S. Stern and Greg Huseby.

“Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest, preferential arrangement, restriction, or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Adverse Effect” means any event, circumstance, change or effect that is materially adverse to the business, assets, properties, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, circumstance, change or effect arising out of or resulting from (i) any decrease in the market price of the Company Common Shares (but not any event, circumstance, change or effect underlying such decrease to the extent that such event, circumstance, change or effect would otherwise constitute a Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the office industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv)  any changes in the legal or regulatory conditions in the geographic regions in which the Company and its Subsidiaries operate, (v) the commencement or escalation of a war or material armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) any events, circumstances, changes or effects arising from the consummation or anticipation of the Mergers or the announcement of the execution of this Agreement, (vii) any events, circumstances, changes or effects arising from the compliance with the terms of, or the taking of any action required by, this Agreement, or (viii) changes in Law or GAAP affecting the office industry, which in the case of each of clauses (ii), (iii), (v), and (viii) do not disproportionately affect the Company and the Subsidiaries, taken as a whole, relative to other participants in the office industry in the United States, and in the case of clause (iv) does not disproportionately affect the Company and the Subsidiaries, taken as a whole, relative to other participants in the office industry in the geographic regions in which the Company and its Subsidiaries operate.

“Miscellaneous Rights Agreement” means that certain Miscellaneous Rights Agreement, dated as of September 1996, entered into by and among the Company, the Partnership, NAMIZ, Inc., a California corporation, and Richard S. Ziman.

“Partnership Unit” shall have the meaning assigned to it in the Partnership Agreement.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent or being contested in good faith and in each case for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP); (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress and not past due and payable; (iii) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business consistent with past practice and not past due and payable; (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon and consistent with the current use of the Company property in question; (v) with respect to real property, any title exception disclosed in any Company Title Insurance Policy provided or made available by the Company to Parent (whether material or immaterial), Liens and obligations arising under the Material Contracts (including but not limited to any Lien securing mortgage debt disclosed in Section 4.02(b) of the Disclosure Schedule), the Company Leases and any other Lien that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property; (vi) easement agreements and all other matters disclosed on any Company Title Insurance Policy provided or made available by the Company to Parent; (vii) matters that arise or have arisen in the ordinary course of business and that would be disclosed on current title reports or surveys and/or (viii) other Liens being contested in good faith

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in the ordinary course of business consistent with past practice and for which there are adequate reserves on the financial statement of the Company.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Representative” means, with respect to any Person, such Person’s officers, directors, employees, accountants, auditors, attorneys, consultants, legal counsel, agents, investment banker, financial advisor and other representatives.

“Restricted Shares” means restricted Company Common Shares issued pursuant to any Company Equity Plan.

“Significant Subsidiary” means any Subsidiary whose assets represent 20% or more of the consolidated assets of the Company and the Subsidiaries.

“Subsidiary” means any corporation more than 50% of whose outstanding voting securities, or any partnership, limited liability company, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by the Company. Without limiting the generality of the foregoing, the Partnership is a Subsidiary of the Company for purposes of this Agreement.

A “Superior Proposal” means an Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a Proposing Party which the Company Board determines in its good faith judgment (based on, among other things, consultation with its financial advisor) to be more favorable to the holders of Company Common Shares than the REIT Merger (taking into account all of the terms and conditions of such Acquisition Proposal, including the financing terms, any conditions to consummation, any termination fee or expense reimbursement payable under this Agreement, the likelihood of such Acquisition Proposal being consummated, and the time reasonably expected to be required for consummation). For the purposes of this definition, the term “Acquisition Proposal” shall have the meaning set forth in the above definition of Acquisition Proposal, except that all references to “30%” shall be deemed references to “50%.”

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation:  taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“TZ Material Adverse Effect”  means any event, circumstance, change or effect that is materially adverse to the business, assets, properties, financial condition or results of operations of TZ REIT, TZ OP and their subsidiaries taken as a whole.

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“Unit Certificates” means any certificate evidencing Partnership Units.

(b)   The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
1031 Exchange	§ 8.12	(b)
2005 Balance Sheet	§ 4.06	(d)
Accredited Investor	§ 2.02	(a)
Acquisition Agreement	§ 8.04	(b)
Admission	Recitals
Adverse Recommendation Change	§ 8.04	(b)
Aggregate Redemption Value	§ 2.02	(g)
Agreement	Preamble
Articles of Merger	§ 2.09	(b)
Arden Indemnified Parties	§ 8.07	(a)
Asset Sale	Recitals
AVP	§ 8.13
AVP Entities	§ 8.13
Blue Sky Laws	§ 4.04	(b)
Capital	§ 8.13
Claim	§ 8.07	(a)
Closing	§ 2.10
Closing Date	§ 2.10
Code	§ 4.09	(a)
Company	Preamble
Company Board	Recitals
Company Bylaws	§ 4.01	(f)
Company Charter	§ 4.01	(a)
Company Common Share Merger Consideration	§ 3.01	(c)
Company Common Shares	§ 3.01	(b)
Company Employees	§ 8.08	(a)
Company Equity Plans	§ 3.01	(d)
Company Intellectual Property	§ 4.13
Company Leases	§ 4.12	(f)
Company Plans	§ 8.08	(a)
Company Property	§ 4.12	(a)
Company Representatives	§ 8.04	(a)
Company Share Options	§ 3.01	(d)
Company Stock Rights	§ 4.02	(c)
Company Stockholder Approval	§ 4.03	(b)
Company Title Insurance Policy	§ 4.12	(c)
Confidentiality Agreement	§ 8.03	(c)
Disclosure Schedule	Article IV
Effective Time	§ 2.09	(b)
ERISA	§ 4.09	(a)
Exchange	Recitals
Exchange Act	§ 4.04	(b)
Exchange Effective Time	§ 2.03	(a)
Exchange Fund	§ 3.03	(a)
Exchanging OP Unit Holder	§ 2.03	(a)
Existing Units	§ 3.02	(a)

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Expenses	§ 8.07	(a)
Expiration Date	§ 10.01	(c)
Form of Election	§ 8.10	(a)
GAAP	§ 4.06	(b)
Governmental Authority	§ 4.04	(b)
Ground Lease(s)	§ 4.12	(h)
HSR Act	§ 4.04	(b)
Incentive Plan	§ 3.01	(e)
Interim Period	§ 7.01	(a)
IRS	§ 4.09	(a)
Law	§ 4.04	(a)
Material Contract	§ 4.16	(a)
Mergers	Recitals
MGCL	Recitals
MRULPA	Recitals
New Partner Sub	Recitals
NYSE	§ 4.04	(b)
Option Merger Consideration	§ 3.01	(d)
Parent	Preamble
Parent Benefit Plans	§ 8.08	(a)
Parent Expenses	§ 10.03	©
Participation Agreements	§ 4.12	(m)
Participation Interest	§ 4.12	(m)
Participation Party	§ 4.12	(m)
Partnership	Preamble
Partnership Agreement	§ 4.01	(f)
Partnership Merger	Recitals
Partnership Merger Articles	§ 2.09	(a)
Partnership Merger Consideration	§ 3.02	(a)
Partnership Merger Effective Time	§ 2.09	(a)
Partnership Merger Sub	Preamble
Paying Agent	§ 3.03	(a)
Permits	§ 4.05
Plans	§ 4.09	(a)
Property Restrictions	§ 4.12	(a)
Proposing Party	§ 8.04	(a)
Proxy Statement	§ 4.04	(b)
Purchase and Sale Agreement	§ 2.06
Purchased LLC Interest	§ 2.01	(a)
Qualifying Debt	§ 2.02	(g)
Redeeming OP Unit Holder	§ 2.02	(a)
Redemption	Recitals
Redemption Core Properties	§ 2.02	(g)
Redemption Core Property I	§ 2.02	(g)
Redemption Core Property II	§ 2.02	(g)
Redemption Core Property I Debt	§ 2.02	(g)
Redemption Core Property II Debt	§ 2.02	(g)
Redemption Core Property II Allocated Value	§ 2.02	(g)
Redemption Core Property I LLC	§ 2.02	(g)

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Redemption Core Property II LLC	§ 2.02	(g)
Redemption Core Property I LLC Interest	§ 2.02	(g)
Redemption Core Property II LLC Interest	§ 2.02	(g)
Redemption Core Property I Net Value	§ 2.02	(g)
Redemption Core Property II Net Value	§ 2.02	(g)
Redemption Effective Time	§ 2.02	(g)
Redemption OP Units	§ 2.02	(g)
Redemption Percentage	§ 2.02	(g)
REIT	§ 4.14	(b)
REIT Merger	Recitals
REIT Merger Sub	Preamble
Required Debt	§ 2.02	(a)
SDAT	§ 2.09	(b)
SEC	§ 4.04	(b)
SEC Reports	§ 4.06	(a)
Section 16	§ 8.08	(d)
Securities Act	§ 4.04	(b)
Subsequent Determination	§ 8.04	(b)
Surviving Bylaws	§ 2.08	(a)
Surviving Charter	§ 2.08	(a)
Surviving Entity	§ 2.07
Surviving Partnership	§ 2.04
Surviving Partnership Agreement	§ 2.08	(b)
Tax Protection Agreement	§ 4.14	(o)
Termination Date	§ 10.01
Termination Fee	§ 10.03	(b)(i)
Third Party	§ 4.12	(i)
Transfer Taxes	§ 8.09
TZ Asset Distribution	Recitals
TZ Assets	Recitals
TZ Confidentiality Agreement	§ 8.03	(d)
TZ OP	Preamble
TZ OP Unit Value	§ 2.03	(a)
TZ REIT	Preamble
TZ SEC Reports	§ 6.05	(a)
TZ Unit	§ 2.03	(a)
Uncertificated Units	§ 3.03	(e)
Voting Agreements	Recitals

ARTICLE II

THE MERGER

SECTION 2.01.   Admission of New Partner Sub.

Prior to the effective time of any of the other transactions provided for in this Article II, at the Closing, the New Partner Sub shall be admitted to the Partnership as a limited partner and shall acquire Partnership Units of a new series of Partnership Interests, designated by the Company, representing a 0.01% interest in the Partnership in exchange for an appropriate capital contribution to the Partnership.

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SECTION 2.02.   Redemption of OP Units For LLC Interests.

(a)   Following the Admission and prior to the effective time of any of the other transactions provided for in this Article II, all holders of Partnership Units (other than the Company or any of its Subsidiaries) who qualify as “accredited investors” (within the meaning of Rule 501 of Regulation D promulgated under the Securities Act) (each, an “Accredited Investor”) and who shall have properly submitted and not have subsequently withdrawn Forms of Election in accordance with the procedures and time periods specified in Section 8.10, all in accordance with the terms and subject to the conditions hereof and as contemplated hereby (each, a “Redeeming OP Unit Holder”), shall, to the extent so elected, have their Partnership Units redeemed (with an aggregate value equal to the Aggregate Redemption Value (as defined below)) by the Partnership, and the Partnership agrees to redeem such Partnership Units, in exchange for (1) first, a percentage interest in Redemption Core Property I LLC equal to the lesser of (A) 100% or (B) the percentage equal to (x) the Aggregate Redemption Value divided by (y) the Redemption Core Property I Net Value, and (2) second, if the Redemption Core Property I Net Value is less than the Aggregate Redemption Value, then the Redeeming OP Unit Holders shall receive a percentage interest in Redemption Core Property II LLC equal to the percentage equal to (x) the Aggregate Redemption Value minus the Redemption Core Property I Net Value divided by (y) the Redemption Core Property II Net Value. Notwithstanding the foregoing, if the Redemption Core Property I Debt is less than an amount equal to 110% of the aggregate of the “negative tax capital account” balances of the Redeeming OP Unit Holders, as of the Redemption Effective Time (the “Required Debt”), the amount of which Required Debt shall in no event exceed $75.0 million, the Redeeming OP Unit Holders shall receive interests in Redemption Core Property I LLC and Redemption Core Property II LLC with values equal, in the aggregate, to the Aggregate Redemption Value. Such redemption distributions shall be made to the individual Redeeming OP Unit Holders in proportion to their respective Redemption Percentages.

(b)   In connection with the Redemption, the Partnership shall provide Redeeming OP Unit Holders with the opportunity to guarantee the Redemption Core Property I Debt and/or Redemption Core Property II Debt, in an aggregate amount not less than the Required Debt, which guarantee opportunity shall be allocated among the Redeeming OP Unit Holders as determined by the Partnership. One-hundred percent (100%) of any Redemption Core Property II Debt shall be made available for guarantee by Redeeming OP Unit Holders at the time it is incurred.

(c)   Prior to the Redemption Effective Time, (i) the Partnership and any other Company Subsidiary that owns any right, title or interest in the Redemption Core Properties shall have conveyed to Redemption Core Property I LLC and Redemption Core Property II LLC, as applicable, all of their respective right, title and interest in the Redemption Core Properties, free and clear of all Liens other than Permitted Liens (excluding any Liens securing the Redemption Core Property I Debt or Redemption Core Property II Debt), and (ii) each of Redemption Core Property I LLC and Redemption Core Property II LLC shall have assumed and accepted from the Partnership and any such Company Subsidiaries all liabilities and obligations of such parties arising from and after the Redemption Effective Time under any leases and contracts primarily related to the Redemption Core Property I and Redemption Core Property II, as applicable (other than any leasing or management agreement or other service agreement under which the Company or any Company Subsidiary is entitled to provide services with respect to any Redemption Core Property, which agreements shall be terminated as of the Closing Date) and the obligations under the Redemption Core Property I Debt and the Redemption Core Property II Debt, if any. The parties agree that the value of Redemption Core Property I has been allocated as set forth on Exhibit B hereto. The terms of the Redemption pursuant to this Section 2.02 shall not be affected by any change in the value of the Redemption OP Units or of the Redemption Core Properties, in each case, during the Interim Period.

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(d)   Except with respect to a Redeeming OP Unit Holder that has contributed property to the Partnership in exchange for Redemption OP Units in the seven years prior to the Redemption, the Company and the Partnership intend that, for U.S. federal and state income tax purposes, the Redemption will be treated as a non-taxable distribution of an undivided interest in the Redemption Core Properties from the Partnership to the Redeeming OP Unit Holders in liquidation and redemption of the Redeeming OP Unit Holders’ entire interests in the Partnership under Section 731 of the Code, with no gain required to be recognized by the Redeeming OP Unit Holders or the Partnership as a result thereof, subject to each Redeeming OP Unit Holder assuming or otherwise guaranteeing a portion of the Redemption Core Property I Debt and Redemption Core Property II Debt as necessary to avoid income or gain attributable to any “negative tax capital account” attributable to such holder.

(e)   Concurrently with the Redemption, the Partnership shall assume and the Company and the Partnership shall indemnify and hold harmless all Redeeming OP Unit Holders from, all liability under debt guarantees, contribution agreements and deficit restoration obligations previously executed by Redeeming OP Unit Holders, to the extent that such guarantee agreements or obligations are related to any debt of the Company, the Partnership or an affiliate of the Company or the Partnership other than the Redemption Core Property I Debt and the Redemption Core Property II Debt. After the REIT Merger, Parent shall guarantee all such obligations.

(f)    At the Redemption Effective Time, the Partnership shall distribute to each Redeeming OP Unit Holder for each Redemption OP Unit an amount in cash equal to $0.505 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on the Redemption OP Units have been declared and paid and the Closing Date (including the Closing Date) by (y) the total number of days in the fiscal quarter during which the Closing Date occurs.

(g)   For purposes of this Agreement:

“Aggregate Redemption Value” means the product of (A) the aggregate number of Redemption OP Units times (B) $45.25.

“Qualifying Debt” shall be nonrecourse indebtedness (i) provided by a lender that does not have an interest in TZ OP and is not related to TZ OP (other than as a lender) with the meaning of Section 465 of the Code, and (ii) secured by a Lien on Redemption Core Property I or Redemption Core Property II, as applicable, and each property shall have a value of no less than two times the aggregate amount of the guarantees of the indebtedness of such property executed by Redeeming OP Unit Holders. Indebtedness shall not be Qualifying Debt if and when there is another guarantee (other than a guarantee by a Redeeming OP Unit Holder) of the same portion of such indebtedness guaranteed by the Redeeming OP Unit Holder, except that TZ OP shall be permitted to enter into a guarantee of any such debt so long as in connection with such guarantee, TZ OP offers to the Redeeming OP Unit Holders the opportunity to indemnify and hold TZ OP harmless with respect to TZ OP’s guarantee in an amount and on the terms of the Redeeming OP Unit Holder’s direct liability to the lender under the terms of the Redeeming OP Unit Holder’s guarantee.

“Redemption Core Properties” means Redemption Core Property I and Redemption Core Property II.

“Redemption Core Property I” means that Company Property identified on Exhibit B attached hereto as Redemption Core Property I.

“Redemption Core Property II” means an asset otherwise to be transferred pursuant to the Purchase and Sale Agreement to be identified by TZ OP prior to the Closing, which shall have a Redemption Core Property II Allocated Value greater than or equal to the sum of (A) the Aggregate Redemption Value minus (B) the Redemption Core Property I Net Value.

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“Redemption Core Property II Allocated Value” means value allocated to Redemption Core Property II and mutually agreed upon by TZ OP and the Partnership.

“Redemption Core Property LLC Interests” means, collectively, the Redemption Core Property I LLC Interests and the Redemption Core Property II LLC Interests.

“Redemption Core Property I Debt”  means the aggregate of any principal and accrued but unpaid interest with respect to any Qualified Debt secured by any Lien on Redemption Core Property I.

“Redemption Core Property II Debt”  means the aggregate of any principal and accrued but unpaid interest with respect to any Qualified Debt secured by any Lien on Redemption Core Property II, and any Redemption Core Property II Debt shall contain commercially reasonable terms, and have a remaining term of at least 2 years at the time of the Redemption or be refinanced with Qualified Debt that is available for guarantee by the Redeeming OP Unit Holders.

“Redemption Core Property I LLC” means the limited liability company that owns at the Redemption Effective Time all of the Partnership’s right, title and interest in Redemption Core Property I.

“Redemption Core Property II LLC” means the limited liability company that owns at the Redemption Effective Time all of the Partnership’s right, title and interest in Redemption Core Property II.

“Redemption Core Property I LLC Interest” means the interest in Redemption Core Property I LLC.

“Redemption Core Property II LLC Interest” means the interest in Redemption Core Property II LLC.

“Redemption Core Property I Net Value” means the value allocated to Redemption Core Property I (as set forth on Exhibit B) minus the Redemption Core Property I Debt.

“Redemption Core Property II Net Value” means the Redemption Core Property II Allocated Value minus the Redemption Core Property II Debt.

“Redemption Effective Time” means the time at which the Redemption closes.

“Redemption OP Units” means, with respect to any Redeeming OP Unit Holder, the aggregate number of Partnership Units held by such Redeeming OP Unit Holder that such holders have elected to have redeemed pursuant to this Section 2.02 at the Redemption Effective Time.

“Redemption Percentage” means, with respect to each Redeeming OP Unit Holder, a percentage determined by dividing the number of Redemption OP Units held by such holder as of the Redemption Effective Time by the aggregate Redemption OP Units held by all Redeeming OP Unit Holders as of such time.

SECTION 2.03.   Contribution of Redemption Core Properties in Exchange for TZ Units.

(a)   Following the Admission and Redemption and prior to the effective time of any of the other transactions provided for in this Article II, at the Closing, each Redeeming OP Unit Holder shall contribute to TZ OP all of such holder’s right, title and interest in the Redemption Core Property LLC Interests and shall be admitted as a member of TZ OP and TZ OP agrees to, and shall deliver to such holder, in exchange for such contribution a number of Class B Series II interests in TZ OP (each, a “TZ Unit”) equal to the number of Redemption OP Units such Redeeming OP Unit Holder elected to have redeemed by the Partnership multiplied by the quotient (carried out to four decimal places) determined by dividing $45.25 by the TZ OP Unit Value. For purposes hereof, “TZ OP Unit Value” shall mean $21.89, provided, however, that if the average closing price of a share of common stock of TZ REIT on the New York Stock Exchange for the ten (10) consecutive trading days ending on the third trading day prior to the Closing Date (the “TZ REIT Ten Day Average”) is greater than $23.50, or less than $18.89, then the TZ OP

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Unit Value shall equal the TZ REIT Ten Day Average. The time at which the Exchange closes is referred to herein as the “Exchange Effective Time.” Each TZ Unit shall entitle such holder (each, an “Exchanging OP Unit Holder”) to the rights, duties and obligations as more fully set forth in the Limited Liability Company Agreement of TZ OP, dated as of December 22, 2004, as amended in connection with the Exchange, and in the applicable Contribution Agreement and Registration Rights Agreement. TZ OP shall be admitted as a member of Redemption Core Property I LLC and Redemption Core Property II LLC and shall hold all legal and beneficial right and title to the membership interests contributed by the Exchanging OP Unit Holders. No fractional TZ Units shall be issued to any Exchanging OP Unit Holder in the Exchange. Instead, the number of TZ Units to be issued to each Exchanging OP Unit Holder in the Exchange shall be rounded to the nearest whole number of TZ Units, with one-half of a TZ Unit being rounded up to a whole TZ Unit.

(b)   If TZ OP changes the number of TZ Units issued and outstanding prior to the Closing Date by way of unit split, recapitalization or similar transaction, the number of TZ Units to be issued in exchange for each Redemption OP Unit shall be proportionately adjusted, as applicable, to reflect such a transaction or transactions.

(c)   At the Exchange Effective Time, each of TZ REIT and TZ OP shall execute and deliver, for the benefit of each Exchanging OP Unit Holder a contribution agreement (the “Contribution Agreement”) and registration rights agreement (the “Registration Rights Agreement”), each of which shall be negotiated in good faith and mutually agreed to by TZ REIT, TZ OP and the Partnership and shall be consistent with and incorporate the terms for such agreements set forth in the term sheet attached hereto as Exhibit A. The terms of such Contribution Agreement will govern the maintenance and repayment of the Redemption Core Property I Debt and the Redemption Core Property II Debt.

(d)   TZ REIT, TZ OP, the Company and the Partnership intend that, for U.S. federal and state income tax purposes, the Exchange will be treated as a non-taxable contribution by the Exchanging OP Unit Holders of their interests in Redemption Core Properties to TZ OP in exchange for partnership interests in TZ OP, with no gain required to be recognized by the Exchanging OP Unit Holders as a result thereof, subject to each Exchanging OP Unit Holder continuing to be allocated a portion of the indebtedness of TZ OP as necessary to avoid income or gain attributable to any “negative tax capital account” attributable to such holder.

(e)   Notwithstanding anything herein to the contrary, each of the parties acknowledge and agree that the completion of the Exchange is not, and shall not be, a condition of the REIT Merger, the Partnership Merger or the Asset Sale and the parties hereto shall be obligated to consummate the REIT Merger and the Partnership Merger in accordance with the terms of this Agreement, provided that nothing in this Section 2.03(e) shall relieve any party to this Agreement from any liability resulting from or arising out of any breach of any agreement or covenant hereunder. In the event that the Exchange does not occur due to a breach of any agreement or any covenant by TZ REIT or TZ OP, Exchanging OP Unit Holders shall be paid the Partnership Merger Consideration by Parent and TZ OP shall pay to each Exchanging OP Unit Holder the sum of (i) the amount of taxable income or gain recognized by the Exchanging OP Unit Holder by virtue of the occurrence of the transactions contemplated hereby, multiplied by the maximum combined federal and applicable state and local income tax rates for the related taxable year and applicable to the character of the resulting gain, plus (ii) a “gross-up” amount equal to the taxes (calculated at the rates described above) associated with the payment of the amount described in clause (i) and this clause (ii). TZ REIT and TZ OP shall have no liability for damages arising from such breach of this Agreement other than payment of the foregoing amounts.

(f)    In the event that the Closing does not occur on or before June 30, 2006, other than by reason of a breach of any agreement or covenant by TZ REIT or TZ OP hereunder, the obligations of TZ OP to effect the Exchange shall terminate.

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SECTION 2.04.   Partnership Merger.

Subject to the terms and conditions of this Agreement, and in accordance with the MGCL and Section 10-208 of the MRULPA one day after the completion of the Admission, Redemption and Exchange, at the Partnership Merger Effective Time, Partnership Merger Sub and the Partnership shall consummate the Partnership Merger pursuant to which (i) Partnership Merger Sub shall be merged with and into the Partnership and the separate existence of Partnership Merger Sub shall thereupon cease and (ii) the Partnership shall be the surviving partnership in the Partnership Merger (the “Surviving Partnership”). The Partnership Merger shall have the effects specified in the MGCL and Section 10-208(j) of the MRULPA. The Company and the Partnership intend that, for U.S. federal and state income tax purposes, the Partnership Merger will be treated as a redemption of interests in the Partnership by those partners receiving cash.

SECTION 2.05.   TZ Asset Distribution.

Following the Admission, Redemption, Exchange and Partnership Merger and prior to the effective time of any of the other transactions provided for in this Article II, at the Closing, the Partnership shall distribute all of its right, title and interest in the TZ Assets to the Company in partial redemption of its Partnership Units.

SECTION 2.06.   Asset Sale.

In accordance with the purchase and sale agreement by and between TZ OP and Parent (the “Purchase and Sale Agreement”) following the Admission, Redemption, Exchange, Partnership Merger and TZ Asset Distribution, and prior to the Effective Time, Parent shall cause the Company to sell the TZ Assets to TZ OP (or its designee). The parties shall take all necessary steps and execute all necessary documents to cause the Company to be permitted and obligated to sell the TZ Assets to TZ OP. The parties acknowledge and agree that the consummation of the Asset Sale is not a condition to the REIT Merger, and in the event the Asset Sale does not occur, the parties hereto shall nevertheless be obligated to consummate the REIT Merger in accordance with the terms of this Agreement; provided that nothing in this Section 2.06 shall relieve any party to this Agreement from any liability resulting from or arising out of any breach of any agreement or covenant hereunder.

SECTION 2.07.   REIT Merger.

Subject to the terms and conditions of this Agreement, and in accordance with the MGCL, at the Effective Time, REIT Merger Sub and the Company shall consummate the REIT Merger pursuant to which (i) the Company shall be merged with and into REIT Merger Sub and the separate existence of the Company shall thereupon cease and (ii) REIT Merger Sub shall be the surviving entity in the REIT Merger (the “Surviving Entity”). The REIT Merger shall have the effects specified in Section 3-114 of the MGCL. Parent, the Company and the Partnership intend that, for U.S. federal and state income tax purposes, the REIT Merger shall be treated as a taxable sale by the Company of all of its assets to REIT Merger Sub in exchange for the Merger Consideration and the assumption of the Company’s liabilities, followed by a liquidating distribution of such Merger Consideration to the holders of the Company’s Common Shares, pursuant to Section 331 and Section 562 of the Code.

SECTION 2.08.   Charter; Bylaws; Partnership Agreement.

(a)   The Charter and bylaws of REIT Merger Sub shall be the charter (the “Surviving Charter”) and bylaws (the “Surviving Bylaws”) of the Surviving Entity until the same shall be amended as provided by Law and such Surviving Charter.

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(b) No later than the Effective Time, Parent shall specify the form of limited partnership agreement which shall be the limited partnership agreement of the Surviving Partnership in full force and effect immediately following the Effective Time until thereafter amended as provided therein or by Law (the “Surviving Partnership Agreement”).

SECTION 2.09.   Effective Times.

(a)  At the Closing, the Partnership shall file with the SDAT articles of merger (the “Partnership Merger Articles”), executed in accordance with the applicable provisions of the MGCL and the MRULPA and shall make all other filings or recordings required under the MGCL and the MRULPA to effect the Partnership Merger. The Partnership Merger shall become effective at such time as the Partnership Merger Articles has been accepted for record by the SDAT, or such later time which the Company and Parent shall have agreed upon and designated in the Partnership Merger Articles in accordance with the MGCL and the MRULPA as the effective time of the Partnership Merger (the “Partnership Merger Effective Time”).

(b) At the Closing, REIT Merger Sub and the Company shall duly execute and file articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL. The REIT Merger shall become effective at such time as the Articles of Merger have been accepted for record by the SDAT, or such later time which the Company and Parent shall have agreed upon and designated in the Articles of Merger in accordance with Section 3-113 of the MGCL as the Effective Time, but not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT (the “Effective Time”).

SECTION 2.10.   Closing. The closing of the Admission, the Redemption, the Exchange, the Partnership Merger, the TZ Asset Distribution, the Asset Sale and the REIT Merger (the “Closing”) shall occur over two (2) successive Business Days and as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article IX (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by either the Company or Parent (whichever is entitled to the benefit of the same) and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”). The Closing shall take place at the offices of Latham & Watkins LLP, 633 W. Fifth Street, Ste. 4000, Los Angeles, CA, or at such other place as agreed to by the parties hereto. The Admission, the Redemption and the Exchange will occur on the first Business Day and the Partnership Merger, the TZ Asset Distribution, the Asset Sale and the REIT Merger shall occur on the second Business Day of the Closing. The Admission, the Redemption, the Exchange, the Partnership Merger, the TZ Asset Distribution and the Asset Sale shall not be conditions to the consummation of the REIT Merger.

SECTION 2.11.   Directors and Officers of the Surviving Entity. The directors of REIT Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Entity, each to hold office in accordance with the Surviving Charter and Surviving Bylaws of the Surviving Entity, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 2.12.   Partnership Matters. The Surviving Entity shall be the general partner of the Surviving Partnership following the Effective Time.

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ARTICLE III

EFFECT OF THE MERGERS

SECTION 3.01.   Effect on Shares.

As of the Effective Time, by virtue of the REIT Merger and without any action on the part of the holder of any shares of common stock of the Company or the REIT Merger Sub:

(a)  Each share of stock of REIT Merger Sub issued and outstanding immediately prior to the Effective Time shall remain as one issued and outstanding share of stock of the Surviving Entity.

(b) Each share of common stock, par value $0.01 per share, of the Company (collectively, the “Company Common Shares”) that is owned by any Subsidiary or by REIT Merger Sub shall, immediately prior to the Effective Time, automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c)  Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b)) shall automatically be converted into, and canceled in exchange for, the right to receive (i) an amount in cash to be paid by Parent equal to $45.25, plus (ii) an amount in cash to be paid by the Company equal to $0.505 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on the Company Common Shares have been declared and paid and the Closing Date (including the Closing Date) by (y) the total number of days in the fiscal quarter during which the Closing Date occurs (collectively, the “Company Common Share Merger Consideration”).

(d) Immediately prior to the Effective Time, each outstanding qualified or nonqualified option to purchase Company Common Shares (“Company Share Options”) under any employee share option or compensation plan or arrangement of the Company (“Company Equity Plans”), whether or not then exercisable and regardless of the exercise price thereof, shall be canceled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of Company Common Shares subject to such Company Share Option immediately prior to the Effective Time, whether or not vested or exercisable, and (ii) the excess, if any, of the Company Common Share Merger Consideration over the exercise price per share of such Company Share Option (the “Option Merger Consideration”). If the exercise price per share of any such Company Share Option is equal to or greater than the Company Common Share Merger Consideration, such Company Share Option shall be canceled without any cash payment being made in respect thereof. Parent shall cause the Paying Agent to make, and the Paying Agent shall make, all payments under this paragraph out of the Exchange Fund within five (5) Business Days following the Closing Date.

(e)  Parent and REIT Merger Sub acknowledge that Restricted Shares issued pursuant to the Third Amended and Restated Stock Option and Incentive Plan of Arden Realty, Inc. and Arden Realty Limited Partnership (the “Incentive Plan”) as set forth in Section 3.01(e) of the Disclosure Schedule will not be subject to any forfeiture or vesting requirements and all such Restricted Shares shall be considered outstanding shares for all purposes of this Agreement, including receipt of the Company Common Share Merger Consideration.

SECTION 3.02.   Effect on Partnership Interests.

As of the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holder of any partnership interest of the Partnership or Partnership Merger Sub:

(a)  Each partnership interest in the Partnership issued and outstanding immediately prior to the Partnership Merger Effective Time (the “Existing Units”) (other than Existing Units held by the Company or any of the Subsidiaries), subject to the terms and conditions set forth herein, shall, in consideration of

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the Partnership Merger, be converted into, and canceled in exchange for, the right to receive (i) an amount in cash to be paid by Parent equal to $45.25, plus (ii) an amount in cash to be paid by the Partnership equal to $0.505 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on the Existing Units have been declared and paid and the Closing Date (including the Closing Date) by (y) the total number of days in the fiscal quarter during which the Closing Date occurs (collectively, the “Partnership Merger Consideration”).

(b) Each share of stock in the Partnership Merger Sub shall automatically be canceled and cease to exist, the holder thereof shall cease to have any rights with respect thereto and no payment shall be made with respect thereto.

(c)  The general partner interests of the Partnership and the partnership interests held by New Partner Sub shall continue to be partner interests in the Surviving Partnership, entitling the holder thereof to such rights, duties and obligations as are more fully set forth in the Surviving Partnership Agreement.

SECTION 3.03.   Exchange of Certificates, Unit Certificates and Uncertificated Units.

(a)  Paying Agent.   Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Paying Agent (the “Paying Agent”) for the payment in accordance with this Article III of the Company Common Share Merger Consideration, the Option Merger Consideration and the Partnership Merger Consideration (collectively, such cash and shares being referred to as the “Exchange Fund”). On or before the Effective Time, (i) Parent shall deposit with the Paying Agent the portion of the Company Common Share Merger Consideration payable by it pursuant to Section 3.01(c) and the Option Merger Consideration, (ii) the Company shall deposit with the Paying Agent the portion of the Company Common Share Merger Consideration payable by it pursuant to Section 3.01(c) and (iii) the Partnership shall deposit with the Paying Agent the portion of the Partnership Merger Consideration payable by it in respect of Existing Units pursuant to Section 3.02(a), in each case for the benefit of the holders of Company Common Shares, Company Share Options and Existing Units who will receive the merger consideration in accordance with the provisions of this Article III. The Parent shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the Company Common Share Merger Consideration, the Option Merger Consideration and the Partnership Merger Consideration out of the Exchange Fund in accordance with this Agreement, the Articles of Merger and the Partnership Merger Articles. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity.

(b) Share and Existing Unit Transfer Books.   At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares. From and after the Effective Time, persons who held Company Common Shares immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates or Unit Certificates (other than Unit Certificates for Redemption OP Units) presented to the Paying Agent, the Surviving Entity or the transfer agent for any reason shall be exchanged for the Company Common Share Merger Consideration with respect to the Company Common Shares formerly represented thereby or, as applicable, for the Partnership Merger Consideration with respect to the Existing Units formerly represented thereby. From and after the Partnership Merger Effective Time, there shall be no transfers on the transfer books of the Partnership or the Surviving Partnership of Existing Units. From and after the Partnership Merger Effective Time, the holders of Existing Units outstanding immediately prior to the Partnership Merger Effective Time shall cease to have rights with respect to such Existing Units, except as otherwise provided for herein.

(c)  Exchange Procedures for Certificates.   Promptly after the Effective Time (but in any event within five (5) Business Days), the Surviving Entity shall cause the Paying Agent to mail to each person who immediately prior to the Effective Time held Company Common Shares that were exchanged for the right

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to receive the Company Common Share Merger Consideration pursuant to Section 3.01:  (i) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the holder’s Certificates in exchange for the Company Common Share Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall receive in exchange therefor the Company Common Share Merger Consideration payable in respect of the Company Common Shares previously represented by such Certificate pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Company Common Share Merger Consideration as contemplated by this Section 3.03. No interest shall be paid or accrue on the Common Share Merger Consideration.

(d) Exchange Procedures for Unit Certificates.   Promptly after the Partnership Merger Effective Time (but in any event within five (5) Business Days), the Surviving Entity shall cause the Paying Agent to mail to each person who immediately prior to the Partnership Merger Effective Time held Existing Units that were represented by Unit Certificates and that were exchanged for the right to receive the Partnership Merger Consideration pursuant to Section 3.02:  (i) a letter of transmittal (which shall specify that delivery of Unit Certificates shall be effected, and risk of loss and title to the Unit Certificates shall pass to the Paying Agent, only upon delivery of the Unit Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the holder’s Unit Certificates in exchange for the Partnership Merger Consideration to which the holder thereof is entitled. Upon surrender of a Unit Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Unit Certificate shall receive in exchange therefor the Partnership Merger Consideration payable in respect of the Existing Units previously represented by such Unit Certificate pursuant to the provisions of this Article III, and the Unit Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Existing Units that is not registered in the transfer records of the Partnership, payment may be made to a person other than the person in whose name the Unit Certificate so surrendered is registered if such Unit Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Unit Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03, each Unit Certificate, other than Unit Certificates representing Redemption OP Units, shall be deemed at any time after the Partnership Merger Effective Time to represent only the right to receive, upon such surrender, the Partnership Merger Consideration as contemplated by this Section 3.03. No interest shall be paid or accrue on the Partnership Merger Consideration.

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(e)  Exchange Procedures for Uncertificated Existing Units.   Promptly after the Partnership Merger Effective Time (but in any event within five (5) Business Days), the Surviving Entity shall cause the Paying Agent to mail to each person who immediately prior to the Partnership Merger Effective Time held Existing Units that were not represented by Unit Certificates (“Uncertificated Units”) and that were exchanged for the right to receive the Partnership Merger Consideration pursuant to Section 3.02:  (i) a letter of transmittal (which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the exchange of the Uncertificated Units for the Partnership Merger Consideration to which the holder thereof is entitled. Upon delivery of such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Uncertificated Units shall receive in exchange therefor the Partnership Merger Consideration payable in respect of the Existing Units previously held pursuant to the provisions of this Article III. In the event of a transfer of ownership of Existing Units that is not registered in the transfer records of the Partnership, payment may be made to a person other than the person in whose name such records indicate if Parent shall be presented with a proper form for such transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than indicated in such records or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until the procedures set forth in this Section 3.03(e) have been satisfied, each Uncertificated Unit shall be deemed at any time after the Partnership Merger Effective Time to represent only the right to receive the Partnership Merger Consideration as contemplated by this Section 3.03. No interest shall be paid or accrue on the Partnership Merger Consideration.

(f)  No Further Ownership Rights in Company Common Shares, Company Share Options or Existing Units Exchanged for Partnership Merger Consideration; Share Transfers and Existing Unit Transfers. At the Effective Time, holders of Company Common Shares shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Company Common Share Merger Consideration, provided under this Article III. The Company Common Share Merger Consideration paid upon the surrender for exchange of Certificates representing Company Common Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares exchanged theretofore and represented by such Certificates. The Option Merger Consideration paid with respect to Company Share Options in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Share Options and on and after the Effective Time the holder of a Company Share Option shall have no further rights with respect to any Company Share Option, other than the right to receive the Option Merger Consideration as provided in Section 3.01(d). The Partnership Merger Consideration paid with respect to Existing Units that are exchanged therefor in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to such Existing Units, and on and after the Partnership Merger Effective Time the holder of any such Existing Unit shall have no further rights with respect to any Existing Unit, other than the right to receive the Partnership Merger Consideration provided under this Article III.

(g)  Termination of Exchange Fund.   Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Shares, Company Share Options or Existing Units which were exchanged for the right to receive Partnership Merger Consideration for twelve (12) months after the Effective Time shall be delivered to the Parent and any holders of shares of Company Common Shares, Company Share Options or Existing Units prior to the Mergers who have not theretofore complied with this Article III shall thereafter look only to the Surviving Entity and/or the Surviving Partnership for payment of the Company Common Share Merger Consideration, the Option Merger Consideration or the Partnership Merger Consideration, as applicable.

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(h) No Liability.   None of Parent, REIT Merger Sub, Partnership Merger Sub, the Surviving Entity, the Company, the Partnership, the Surviving Partnership or the Paying Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any person in respect of the Company Common Share Merger Consideration, Option Merger Consideration or Partnership Merger Consideration, as applicable, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)  Investment of Exchange Fund    The Paying Agent shall invest the Exchange Fund, as directed by the Surviving Entity, on a daily basis. Any net profit resulting from, or interest or income produced by, such investments, shall be property of, and paid to, the Surviving Entity. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Company Common Share Merger Consideration, Option Merger Consideration or Partnership Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(j)   Lost Certificates or Unit Certificates.   If any Certificate or Unit Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or Unit Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity or the Paying Agent, the posting by such person of a bond in such amount as the Surviving Entity or the Paying Agent reasonably may direct, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Company Common Share Merger Consideration payable in respect thereof, or will issue in exchange for such lost, stolen or destroyed Unit Certificate the Partnership Merger Consideration payable in respect thereof pursuant to this Agreement.

SECTION 3.04.   Withholding Rights.

The Surviving Entity, the Surviving Partnership or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Shares or Company Share Options or to any holders of Existing Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity, the Surviving Partnership or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares, Company Share Options or Existing Units in respect of which such deduction and withholding was made by the Surviving Entity, the Surviving Partnership or the Paying Agent, as applicable.

SECTION 3.05.   Dissenters’ Rights.

No appraisal rights or objectors’ rights shall be available with respect to the Mergers or the other transactions contemplated hereby.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE
COMPANY AND THE PARTNERSHIP

Concurrently with the execution and delivery of this Agreement, the Company and the Partnership are delivering to Parent a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Disclosure Schedule”). Any exception, qualification, limitation, document or other item listed or described in any section or subsection of the Disclosure Schedule shall be deemed to be listed or fully disclosed with respect to all other sections or subsections of the Disclosure Schedule as, and to the extent, it is reasonably clear on the face of the Disclosure Schedule that such item applies to such other section or subsection. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Article IV.

Subject to the exceptions and qualifications set forth in the Disclosure Schedule, the Company and the Partnership hereby jointly and severally represent and warrant to Parent and REIT Merger Sub that:

SECTION 4.01.   Existence; Good Standing; Authority; Compliance with Law.

(a)   The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. The charter of the Company (the “Company Charter”) is in effect. The Company is duly qualified or licensed to do business as a foreign entity and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect. Section 4.01(a) of the Disclosure Schedule sets forth the jurisdictions in which the Company is qualified as a foreign corporation. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(b)   The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Maryland. The certificate of limited partnership of the Partnership is in effect. The Partnership is duly qualified or licensed to do business as a foreign limited partnership and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect. Section 4.01(b) of the Disclosure Schedule sets forth the jurisdictions in which the Partnership is qualified as a foreign limited partnership. The Partnership has all requisite partnership power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(c)   Section 4.01(c) of the Disclosure Schedule sets forth: (i) each Subsidiary; (ii) the legal form of each Subsidiary, including the state of formation; and (iii) the identity and ownership interest of each of the Subsidiaries that is held by the Company or its Subsidiaries. Except as listed in Section 4.01(c) or 4.12(m) of the Disclosure Schedule, the Company does not own, directly or indirectly, beneficially or of record, any shares of stock or other equity interest of any other Person.

(d)   Each of the Subsidiaries is duly qualified or licensed to do business and in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have or would not reasonably be expected to have a Material Adverse Effect. Section 4.01(d) of the Disclosure Schedule sets forth the jurisdictions in which each Subsidiary is qualified as a foreign entity. Each Subsidiary has all

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requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(e)   Except as set forth in Section 4.01(e) of the Disclosure Schedule, all of the outstanding equity or voting securities or other interests of each of the Subsidiaries have been validly issued and are (i) fully paid and nonassessable, (ii) owned by the Company or by one of the Subsidiaries, and (iii) owned, directly or indirectly, free and clear of any Lien, and all equity or voting interests in each of the Subsidiaries that is a partnership, joint venture, limited liability company or trust which are owned by the Company, by one of the Subsidiaries or by the Company and one of the Subsidiaries are owned free and clear of any Lien.

(f)    The Company has previously made available to Parent true and complete copies of (i) the Company Charter and the Bylaws of the Company (the “Company Bylaws”); (ii) the Partnership’s Certificate of Limited Partnership and Second Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”); and (iii) the certificate of incorporation, bylaws, partnership agreement, operating agreement and similar organizational documents for each of the Subsidiaries, each as amended through the date hereof (except as contemplated by this Agreement).

SECTION 4.02.   Capitalization.

(a)   The authorized shares of stock of the Company consist of (i) 100,000,000 Company Common Shares, of which, as of December 1, 2005, 67,316,215 were issued and outstanding, and (ii) 20,000,000 shares of the preferred stock, par value $0.01 per share, of the Company, of which none are issued. As of December 1, 2005, 2,341,100 Company Common Shares have been reserved for issuance pursuant to the Incentive Plan, as listed in Section 4.02(a) of the Disclosure Schedule and 929,820 Company Share Options were outstanding. The Company has no Company Common Shares reserved for issuance or required to be reserved for issuance other than as described above. Since December 1, 2005, the Company has not issued or sold any Company Common Shares, Restricted Shares or Company Share Options (other than issuances, if any, of Company Common Shares upon the exercise of Company Share Options). All such issued and outstanding shares of the Company are, and all shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights under any provisions of the MGCL, the Company Charter or the Company Bylaws.

(b)   The Company has issued and outstanding the secured and unsecured debt instruments listed in Section 4.02(b) of the Disclosure Schedule. Section 4.02(b) of the Disclosure Schedule sets forth a list of all such instruments, their outstanding principal amounts as of November 30, 2005, interest rates and maturity dates. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or the partners of the Partnership on any matter.

(c)   Except for the Company Share Options and Restricted Shares (collectively, the “Company Stock Rights”), and the Existing Units, there are no existing options, warrants, calls, subscription rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company, the Partnership or any Subsidiary to issue, transfer or sell any shares of common stock, partnership interests or other equity interests or any investment that is convertible into or exercisable or exchangeable for any such shares or interests. Section 4.02(c) of the Disclosure Schedule sets forth a list of the Company Stock Rights, the number of shares subject to each Company Stock Right, the type of Company Stock Right, the per share exercise price or purchase price for each Company Stock Right that is a Company Share Option, and whether the Company Share Option is qualified or nonqualified, in each case, as of the date of this Agreement. Except for the Company Stock Rights, the Company has not issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards, “phantom” shares or similar rights or awards. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 4.02(c) have been made available to Parent.

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(d)   Except for the Voting Agreements and as set forth in Section 4.02(d) of the Disclosure Schedule, there are no agreements or understandings to which the Company is a party with respect to the voting of any Company Common Shares, nor does the Company have knowledge, as of the date of this Agreement, of any third party agreements or understandings with respect to the voting of any such shares.

(e)   Except as set forth in the Miscellaneous Rights Agreement or Section 4.02(e) of the Disclosure Schedule, the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.

(f)    The Company is the sole general partner of the Partnership and, as of the date hereof, owns approximately 97.5% of the Partnership Units. Section 4.02(f) of the Disclosure Schedule sets forth a list of all other holders of the Partnership Units and the number and type (e.g., general, limited, etc.) of Partnership Units held. There are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Partnership to issue, transfer or sell any partnership interests of such Partnership. Except as set forth in the Partnership Agreement or Section 4.02(f) of the Disclosure Schedule, there are no outstanding contractual obligations of the Partnership to issue, repurchase, redeem or otherwise acquire any partnership interests of the Partnership. Except as set forth in Section 4.02(f) of the Disclosure Schedule, the partnership interests owned by the Company are subject only to the restrictions on transfer set forth in the Partnership Agreement, and those imposed by applicable securities laws.

SECTION 4.03.   Authority Relative to this Agreement.

(a)   Each of the Company and Partnership Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the REIT Merger and the other transactions contemplated hereby. No other corporate or partnership proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize this Agreement or to consummate the Mergers and the other transactions contemplated hereby (other than, with respect to the REIT Merger and this Agreement, the Company Stockholder Approval). This Agreement has been duly and validly executed and delivered by the Company and Partnership Merger Sub and, assuming due authorization, execution and delivery hereof by each of Parent, REIT Merger Sub, TZ REIT and TZ OP each constitutes a valid, legal and binding agreement of the Company and Partnership Merger Sub, enforceable against the Company and Partnership Merger Sub in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles. Partnership Merger Sub is a direct wholly owned subsidiary of the Company. Partnership Merger Sub has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Partnership Merger Sub has no subsidiaries. The sole stockholder of Partnership Merger Sub has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Mergers (to the extent that it is a party thereto), and taken all corporate actions required to be taken by the sole stockholder of Partnership Merger Sub for the consummation of the Mergers (to the extent that it is a party thereto).

(b)   The Company Board has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the REIT Merger, the Partnership Merger and the other transactions contemplated hereby, and no other actions are required to be taken by the Company Board for the consummation of the REIT Merger, the Partnership Merger, and the other transactions contemplated hereby. The Company Board has directed that this Agreement be submitted to the stockholders of the Company for their approval to the extent required by Law and the Company Charter and, subject to the Company’s compliance, in all material respects, with the provisions of Section 8.04(b) hereof, will recommend to the stockholders that they vote in favor of the REIT Merger.

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The affirmative approval of this Agreement and the REIT Merger by the holders of Company Common Shares voting together as a single class, representing at least two-thirds (2/3) of all votes entitled to be cast by the holders of all outstanding Company Common Shares as of the record date for the Company Stockholder Meeting (the “Company Stockholder Approval”), is the only vote of the holders of any class or series of security of the Company necessary to adopt this Agreement and approve the REIT Merger.

(c)   The Partnership has all necessary partnership power and authority to execute and deliver this Agreement to which it is a party and to consummate the Partnership Merger and the other transactions contemplated hereby. Except for the consent of the holders of 66% of the partnership units of the Partnership which are outstanding after the Partnership Merger, which consent has already been given by the Company, which will own 99.99% of the outstanding partnership units at that time, no partnership proceedings on the part of the Partnership or its general or limited partners (other than the Company sending notice to the New Partner Sub of the vote on the REIT Merger and the vote on the amendment to the Partnership Agreement) are necessary to authorize this Agreement or to consummate the Partnership Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Partnership and, assuming due authorization, execution and delivery hereof by each of Parent, REIT Merger Sub, TZ REIT and TZ OP each constitutes a valid, legal and binding agreement of the Partnership, enforceable against the Partnership in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

SECTION 4.04.   No Conflict; Required Filings and Consents.

(a)   Except as set forth in Section 4.04 of the Disclosure Schedule, the execution and delivery by the Company, the Partnership and Partnership Merger Sub of this Agreement do not, and the performance of their respective obligations hereunder will not, (i) conflict with or violate the organizational documents of the Company, the Partnership or any other Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any foreign or domestic statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company, the Partnership or any other Subsidiary or by which any property or asset of the Company, the Partnership or any other Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, require any consent or notice,  trigger any payment, or result in the creation of a Lien on any property or asset of the Company, the Partnership or any other Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement (including, without limitation, any Plan), lease, ground lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have or would not reasonably be expected to have a Material Adverse Effect.

(b)   The execution and delivery by the Company, the Partnership and Partnership Merger Sub of this Agreement do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or any foreign government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for (A) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to

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the Mergers to be sent to the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”), (D) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”), and (E) as to the REIT Merger, the filing of the Articles of Merger with, and the acceptance for record thereof by, the SDAT, and as to the Partnership Merger, the filing of the Partnership Merger Articles with, and the acceptance for record thereof by, the SDAT, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect.

SECTION 4.05.   Permits; Compliance.

Except as set forth in Section 4.05 of the Disclosure Schedule, each of the Company, the Partnership and the other Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company, the Partnership or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not have or would not reasonably be expected to have a Material Adverse Effect. No suspension, cancellation or modification of any of the Permits is pending or, to the knowledge of the Company, threatened except where the failure to have or the suspension, cancellation or modification would not have a Material Adverse Effect. Neither the Company, the Partnership nor any Subsidiary is in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company, the Partnership or any other Subsidiary or by which any of their properties or assets is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company, the Partnership or any other Subsidiary is a party or by which the Company, the Partnership or any other Subsidiary or any of their properties or assets is bound, except for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Material Adverse Effect. None of the Company or any Subsidiary nor, to the knowledge of the Company, any of their respective directors, managers, members, partners or officers, has (i) used any of the Company’s, the Partnership’s or any Subsidiary’s funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any domestic government official or employee from any of the Company’s, Partnership’s or any Subsidiary’s funds; or (iii) made any bribe, rebate, payoff, influence payment, “kickback” or other unlawful payment to any person or entity with respect to any of the Company’s, Partnership’s or any Subsidiary’s matters.

SECTION 4.06.   SEC Filings; Financial Statements.

(a)   Each of the Company and the Partnership has filed or furnished all forms, reports and documents (including all exhibits) required to be filed or furnished (as the case may be) by it with the SEC since January 1, 2003 (the “SEC Reports”). The SEC Reports, each as amended prior to the date hereof, (i) have been prepared, in all material respects, in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not when, filed or furnished as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary, other than the Partnership, is required to file any form, report or other document with the SEC. Each form, report or document filed or furnished (as the case may be) with the SEC by the Company or the Partnership after the date hereof and prior to the Effective Time (1) will be prepared, in all material respects, in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (2) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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(b)   Except as set forth in Section 4.06(b) of the Disclosure Schedule, each of the consolidated financial statements (including, in each case, any notes thereto) included in or incorporated by reference in the SEC Reports, or to be included in or incorporated in any form, report or document to be filed with the SEC (i) was, or will be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) did or will fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries, or the Partnership and its consolidated Subsidiaries, as the case may be, as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c)   The Company has made available to Parent copies of all comment letters received by the Company from the Staff of the SEC since January 1, 2003 and all responses to such comment letters by or on behalf of the Company. There are no outstanding or unresolved comments from the SEC with respect to any of the SEC Reports.

(d)   Neither the Company nor any of the Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries, including the notes thereto, prepared in accordance with GAAP except (i) as reflected, reserved for or disclosed in the consolidated balance sheet of the Company and the consolidated Subsidiaries as at September 30, 2005, including the notes thereto (the “2005 Balance Sheet”), (ii) as incurred since September 30, 2005 in the ordinary course of business consistent with past practice, (iii) as incurred pursuant to or in connection with the Mergers and the other transactions contemplated by this Agreement, (iv) as would not, or would not reasonably be expected to, have individually or in the aggregate, a Material Adverse Effect, or (v) as set forth in Section 4.06(d) of the Disclosure Schedule.

SECTION 4.07.   Absence of Certain Changes or Events.

Except as set forth in the SEC Reports or as set forth in Section 4.07 of the Disclosure Schedule, since September 30, 2005, each of the Company, the Partnership and the other Subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not been:

(a)   an event, occurrence, effect or circumstance that has resulted or would reasonably be expected to result in, a Material Adverse Effect;

(b)   any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company Common Shares or any Existing Units other than (i) regular quarterly cash dividends at a rate equal to $0.505 per Company Common Share and corresponding regular quarterly cash distributions payable to holders of Existing Units and the Company as the holder of general partnership units of the Partnership; and (ii) minimum distributions required in order for the Company to continue to qualify as a REIT under the Code and avoid paying any income or excise taxes otherwise payable; or

(c)   any change in any method of accounting or accounting practice or any material change in any tax method or election by the Company or any Subsidiary;

SECTION 4.08.   Absence of Litigation.

Except (i) as listed in Section 4.08 of the Disclosure Schedule or (ii) as set forth in the SEC Reports filed prior to the date of this Agreement (a) there is no Action pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries or any of its or their respective properties or assets and (b) neither the Company nor any Subsidiary is subject to any outstanding order, writ, judgment, injunction, stipulation, award or decree of any Governmental Authority that, in the case of

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(a) and (b), (1) involves amounts in excess of $2,000,000 individually or in excess of $10,000,000 in the aggregate, (2) that would prevent or materially delay performance by the Company or the Partnership of any of its material obligations under this Agreement or (3) would have or would reasonably be expected to have a Material Adverse Effect.

SECTION 4.09.   Employee Benefit Plans.

(a)   Section 4.09(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental executive retirement plans, severance or other benefit plans, programs, trusts or arrangements, and all employment, termination, severance, compensation or other contracts or agreements, to which the Company or any Subsidiary is a party, or which are sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, and with respect to which the Company or a Subsidiary has any liability, and (ii) any material contracts, arrangements or understandings between the Company or any Subsidiary and any officer, director or employee of the Company or of any Subsidiary, including, without limitation, any material contracts, arrangements or understandings or change in control arrangements relating to a sale of the Company (collectively, the “Plans”). Each Plan is in writing and the Company has made available to Parent a true and correct copy of (i) such Plans, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), if any, (iii) the most recent summary plan description for each Plan for which a summary plan description is required by applicable Law, (iv) the most recent actuarial report or valuation, if any, relating to a Plan and (v) the most recent determination letter, if any, issued by the IRS with respect to any Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)   The terms of each Plan satisfy the requirements of applicable Law, and each Plan has been operated in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code, except where such failure to operate such Plan in accordance with its terms and applicable Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No material Action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would give rise to any such Action, claim or proceeding. All material contributions have been made to each Plan in accordance with all applicable Laws.

(c)   Except as set forth in Section 4.09(c) of the Disclosure Schedule, each Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the IRS and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(d)   No Plan is, and neither the Company nor any Subsidiary contributes to or has at any time contributed to or has any material liability, contingent or otherwise with respect to, any Plan that is, (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or a “multiple employer welfare plan” (within the meaning of Section 3(40) of ERISA), or (iii) any single employer plan or other pension plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(e)   Except as set forth in Section 4.09(e) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone

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or in combination with another event (whether contingent or otherwise) will (i) entitle any director, officer or employee of the Company or any of the Subsidiaries to any payment, other than any payment provided for in Section 3.01 or Section 3.02; (ii) increase the amount of compensation or benefits due to any such director, officer or employee; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; or (iv) result in any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(f)    Except as set forth in Section 4.09(f) of the Disclosure Schedule, none of the Plans provide for continuing post-employment health, life insurance coverage or other welfare benefits for any participant or any beneficiary of a participant except as may be required under any Law.

SECTION 4.10.   Labor Matters.

Except as set forth in Section 4.10 of the Disclosure Schedule, since January 1, 2003.

(a)   Neither the Company nor any Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement with any labor union or labor organization.

(b)   Neither the Company nor any Subsidiary has materially breached or otherwise materially failed to comply with any provision of any labor or collective bargaining agreement, and there are no grievances outstanding against the Company or any Subsidiary under such agreement or contract or the National Labor Relations Act.

(c)   Neither the Company nor any Subsidiary are engaged in any negotiations or discussions with any union, labor organization or employee association with respect to the Company, any Subsidiary or any employee of any Company or any Subsidiary becoming a party to or being bound by any collective bargaining agreement.

(d)   Neither the Company nor any Subsidiary has, to the Company’s knowledge, misclassified any employee as an independent contractor and neither the Company nor any Subsidiary is a joint employer, co-employer, or single employer of any person employed by a vendor, contractor or subcontractor that would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(e)   There is no Action pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary in any forum by or on behalf of any present or former employee or independent contractor of the Company or any Subsidiary, any applicant for employment, or any class of the foregoing alleging breach of any express or implied employment contract, violation of any Law or regulation governing employment, wages and hours, workplace safety, affirmative action, or other labor and employment Laws; any discriminatory, harassing or retaliatory conduct; or wrongful or tortuous conduct on the part of the Company or any Subsidiary in connection with the employment relationship that would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

SECTION 4.11.   Proxy Statement.

The information relating to the Company and its Subsidiaries to be contained in the Proxy Statement and other documents to be filed with the SEC in connection herewith will not, on the date the Proxy Statement is first mailed to holders of Company Common Shares or at the time of the Company Stockholder Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Company with respect to the information supplied by Parent or REIT Merger Sub. All documents that the Company or the Partnership are responsible for filing with the SEC in connection with the REIT Merger, the Partnership Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements

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of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. The information relating to the Company and the Subsidiaries to be included in the Form of Election or in any other materials that the Company provides to the holders of Partnership Units pursuant to Section 8.10(b) will not, on the date such form or materials are mailed to the holders of Partnership Units and on the last date on which such forms may be returned pursuant to Section 8.10(b), contain an untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Company with respect to the information supplied by TZ REIT or TZ OP for inclusion therein.

SECTION 4.12.   Property and Leases.

(a)   Section 4.12(a) of the Disclosure Schedule sets forth a correct and complete list and address of all real property owned or leased by the Company and its Subsidiaries as of the date of this Agreement and a list of expected construction completion dates of all buildings, structures and other improvements being funded by or on behalf of the Company (all such real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “Company Property” and collectively referred to herein as the “ Company Properties”). Each of the Company Properties is owned or leased by the Partnership or other Subsidiaries of the Company, as indicated in Section 4.12(a) of the Disclosure Schedule. The Partnership or other Subsidiaries of the Company  own or, if so indicated in Section 4.12(a) of the Disclosure Schedule, lease each of the Company Properties, in each case, free and clear of any Liens, title defects, contractual restrictions or covenants, laws, ordinances or regulations affecting use or occupancy (including zoning regulations and building codes) or reservations of interests in title (collectively, “Property Restrictions”), except for (i) Permitted Liens, (ii) Property Restrictions imposed or promulgated by Law or by any Governmental Authority which are customary and typical for similar properties and which are consistent with the current use of the applicable Company Property, and (iii) Property Restrictions which do not or which would reasonably be expected not to, individually or in the aggregate, interfere materially with the current use of such property, except in the case of clauses (i), (ii) and (iii) above as would not have or would reasonably be expected not to have a Material Adverse Effect. There are no defaults under any of the Property Restrictions, except as do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(b)   Section 4.12(b) of the Disclosure Schedule sets forth a correct and complete list of all agreements for the pending acquisition, sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease (by merger, purchase or sale of assets or stock or otherwise) any personal property valued at $1,000,000 or more. The Company and each of its Subsidiaries have good and sufficient title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them, free and clear of all Liens, except for Permitted Liens and other matters that do not interfere materially with the current use of such property.

(c)   Except as set forth in Section 4.12(c) of the Disclosure Schedule, the Company or its Subsidiaries has good, marketable and insurable fee simple title to or a leasehold interest in the Company Properties and valid policies of title insurance (each a “Company Title Insurance Policy”) have been issued insuring, as of the effective date of each such Company Title Insurance Policy, the Partnership’s or the other applicable Subsidiary’s title to or leasehold interest in the Company Properties, subject to the matters disclosed on the Company Title Insurance Policies. To the Company’s knowledge, such policies are, as of the date hereof, in full force and effect. No material claim has been made against any such policy. Except as set forth in Section 4.12(c) of the Disclosure Schedule, a correct and complete copy of each Company Title Insurance Policy has been previously made available to Parent.

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(d)   Except as set forth in Section 4.12(d) of the Disclosure Schedule the Company has no knowledge (i) that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or which is necessary to permit the lawful use and operation of all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect, except for such failures to have in full force and effect that would not have or would reasonably be expected not to have a Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would have or would reasonably be expected to have a Material Adverse Effect; (ii) of written notice of any uncured violation of any Laws affecting any of the Company Properties or operations which have a Material Adverse Effect; or (iii) of any physical damages to any Company Properties to an extent which have or would reasonably be likely to have a Material Adverse Effect.

(e)   Except as set forth in Section 4.12(e) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending with respect to any of the Company Properties or (ii) any Laws including, without limitation, any zoning regulation or ordinance, building or similar law, code, ordinance, order or regulation has been violated for any Company Property, in the case of clauses (i) and (ii) above which have or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(f)    Except as set forth in Section 4.12(f) of the Disclosure Schedule, the rent rolls for the Company Properties dated as of December 1, 2005 which have previously been made available to Parent, list each lease, sublease, ground lease or other right of occupancy that the Partnership or other Subsidiaries are party to as landlord or lessor with respect to each of the applicable Company Properties including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto (the “Company Leases”), and are correct and complete in all respects as of the date thereof (except for discrepancies that do not have and would not reasonably be expected to have a Material Adverse Effect). The Company has made available to Parent copies, which are correct and complete in all material respects, of all Company Leases in effect as of the date hereof. Except as set forth in Section 4.12(f) of the Disclosure Schedule, neither the Company nor any of the Company’s Subsidiaries, nor, to the knowledge of the Company, any tenant have received notification that they are conducting or has conducted business in violation of, or in any manner which would reasonably be expected to result in liability under, Environmental Laws at or related to the Company Property that is the subject of such Company Lease or in default under any Company Lease, except for violations or defaults that are disclosed in the rent rolls or that do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. No purchase option, option to sell, right of first refusal to purchase, right of first offer to purchase, right of first negotiation to purchase or any similar option or right to purchase has been exercised under any of the Company Leases, except options whose exercise has been evidenced by a written document as described in Section 4.12(f) of the Disclosure Schedule.

(g)   Except as set forth in Section 4.12(g) of the Disclosure Schedule, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any application, submission or agreement the Company or any of its Subsidiaries has entered into with a Governmental Authority in connection with a site approval, zoning reclassification, development or land use approval or other similar action relating to any Company Properties (e.g., development agreement, vested rights, local improvement district, road improvement district, environmental compliance and environmental remediation, abatement and/or mitigation) have been and are being performed, paid or taken, as the case may be, in accordance with said application, submission or agreement and with applicable Laws, other than those where, individually or in the aggregate, the failure does not have and would not reasonably be likely to have a Material Adverse Effect.

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(h)   Section 4.12(h) of the Disclosure Schedule sets forth a correct and complete list of each ground lease pursuant to which the Partnership or any other Subsidiary is a lessee (individually, a “Ground Lease” and collectively, “Ground Leases”). Each Ground Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against (a) the Company or any of its Subsidiaries, and (b) to the knowledge of the Company, the other parties thereto, except for such absences of enforceability  as do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 4.12(h) of the Disclosure Schedule or for such defaults which do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any other party, is in default under any Ground Lease, which default has or would reasonably be expected to have a Material Adverse Effect (and to the knowledge of the Company, no event has occurred which, with due notice or lapse of time or both, would constitute such a default). The Company had made available to Parent a correct and complete copy of each Ground Lease and all amendments thereto.

(i)    Except as set forth in Section 4.12(i) of the Disclosure Schedule neither the Company nor any Subsidiary, as of the date hereof, has granted any unexpired option agreements or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of any party other than the Company or any Subsidiary (a “Third Party”) to purchase or otherwise acquire a Company Property or any portion thereof or entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof.

(j)    Section 4.12(j) of the Disclosure Schedule sets forth a correct and complete list of all of the contracts, documents or other agreements (including, without limitation, environmental indemnification agreements) that are currently in effect whereby the Company or any of its Subsidiaries is entitled to receive from any Third Party (i) site work with a value in excess of $250,000 or (ii) other reimbursements with a value in excess of $250,000.

(k)   Except as set forth in Section 4.12(k) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement pursuant to which the Company or any Subsidiary manages or is to develop or provide other services in respect of any real property for any Third Party.

(l)    Except for the applicable tenant’s management obligations (if any) as set forth in the Company Leases, neither the Company nor any of its Subsidiaries is a party to any agreement relating to the management of any of the Company Properties by a Third Party.

(m)  Except for those contracts or agreements set forth in Section 4.12(m) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into any contract or agreement (collectively, the “Participation Agreements”) with any Third Party or any employee, consultant, Affiliate or other person (the “Participation Party”) that provides for a right of such Participation Party to participate, invest, join, partner, have any material interest (whether characterized as a contingent fee, profits interest, equity interest, debt,  or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which the Company or any Subsidiary has or will have any material interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such Participation Party (a “Participation Interest”).

(n)   Section 4.12(n) of the Disclosure Schedule sets forth the only transactions or Company Properties for which any Participation Party currently has a Participation Interest pursuant to such Participation Agreements.

(o)   Section 4.12(o) of the Disclosure Schedule sets forth a list of all notices to the Company from lenders or insurance carriers currently requiring material repairs or other material alterations to Company Properties, which repairs or alterations have not been performed.

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(p)   Except as set forth in Section 4.12(p) of the Disclosure Schedule, there is no Company-funded renovation, restoration or other work in progress (or legally binding commitments related thereto) in respect of any Company Properties which requires or would result in expenditures or the incurrence of costs in excess of $500,000 individually and $5,000,000 in the aggregate.

SECTION 4.13.   Intellectual Property.

Except as would not and would not be reasonably expected to have a Material Adverse Effect, (a) the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe any copyright, patent, trademark, trade name, service mark or trade secret (collectively, the “Company Intellectual Property”) of any third party and (b) the Company or one of its Subsidiaries owns or has a valid license to use all Intellectual Property used in the conduct of the business of the Company and the Subsidiaries, taken as a whole as currently conducted.

SECTION 4.14.   Taxes.

Except as set forth in Section 4.14 of the Company Disclosure Schedule:

(a)   Each of the Company and the Subsidiaries (i) has timely filed (or had filed on their behalf) all Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority) and (ii) has paid (or had paid on their behalf) all material Taxes (whether or not shown on such Tax Returns) that are required to be paid by it, other than such payments as are being contested in good faith by appropriate proceedings. The most recent financial statements contained in the SEC Reports reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material Taxes payable by the Company and the Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. True, correct and complete copies of all federal Tax Returns for the Company and the Subsidiaries with respect to the taxable years commencing on or after January 2000 have been delivered or made available to representatives of Parent. Neither the Company nor any of the Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force with respect to the Company or any of its Subsidiaries.

(b)   The Company, (i) for all taxable years commencing with the Company’s taxable year ending December 31, 1996 through December 31, 2004, has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2004 to the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, and (iii) intends to continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year of the Company that will end on December 31, 2005 and the taxable year that will end with the Merger. No challenge to the Company’s status as a REIT is pending or has been threatened in writing. No Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(l) of the Code.

(c)   Each Subsidiary that is a partnership, joint venture, or limited liability company has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.

(d)   Neither the Company nor any Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

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(e)   Neither the Company nor any Subsidiary has recognized taxable gain or loss from the disposition of any property that was reported as a “like kind exchange” under Section 1031 of the Code, except to the extent of any gain that was required to be recognized under Section 1031(b) of the Code and that was timely reported on the Tax Returns of the Company.

(f)    The Company has not incurred any liability for material excise taxes under sections 857(b), 860(c) or 4981 of the Code which have not been previously paid. To the knowledge of the Company, neither the Company nor any Subsidiary (other than a “taxable REIT subsidiary” or any subsidiary of a “taxable REIT subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. To the knowledge of the Company, neither the Company nor any Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in section 857(b)(7) of the Code.

(g)   All deficiencies asserted or assessments made with respect to the Company or any Subsidiary as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company or any Subsidiary have been fully paid, and, to the knowledge of the Company, there are no other audits, examinations or other proceedings relating to any Taxes of the Company or any Subsidiary by any taxing authority in progress. Neither the Company nor any Subsidiary has received any written notice from any taxing authority that it intends to conduct such an audit, examination or other proceeding in respect to Taxes or make any assessment for Taxes. Neither the Company nor any Subsidiary is a party to any litigation or pending litigation or administrative proceeding relating to Taxes (other than litigation dealing with appeals of property tax valuations or litigation set forth in the SEC Reports).

(h)   The Company and the Subsidiaries have complied, in all material respects, with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(i)    No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.

(j)    Neither the Company nor any other Person on behalf of the Company or any Subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed.

(k)   Neither the Company nor any Subsidiary is a party to any Tax sharing or similar agreement or arrangement other than any agreement or arrangement solely between the Company and any Subsidiary, pursuant to which it will have any obligation to make any payments after the Closing.

(l)    Neither the Company nor any Subsidiary has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(m)  Neither the Company nor any Subsidiary has any liability for the Taxes of another person other than the Company and the Subsidiaries under Treasury regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract.

(n)   There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Subsidiary.

(o)   There are no Tax Protection Agreements currently in force and no person has raised in writing, or to the knowledge of the Company threatened to raise, a material claim against the Company or any Subsidiary for any breach of any Tax Protection Agreement.

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As used herein, “Tax Protection Agreements” shall mean any written or oral agreement to which the Company or any Subsidiary is a party pursuant to which: (a) any liability to holders of Existing Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of Existing Units, the Company or the Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner; (c) limited partners of the Partnership have guaranteed debt of the Partnership; and/or (d) the Company, in its capacity as the general partner of the Partnership is required to consider separately the interests of the limited partners.

SECTION 4.15.   Environmental Matters.

Except as specifically set forth in the SEC Reports, set forth on Section 4.15 of the Disclosure Schedule or as would not have a Material Adverse Effect:  (i) neither the Company nor any Subsidiary has received notice that it is in violation of any Environmental Law; (ii) to the knowledge of the Company, none of the properties owned or operated by the Company or any Subsidiary is contaminated with any Hazardous Substance; (iii) to the knowledge of the Company, neither the Company nor any Subsidiary is liable for any off-site contamination by Hazardous Substances as a result of its operations; (iv) the Company and its Subsidiaries have all permits, licenses and other authorizations required for their current operations under any Environmental Law; (v) neither the Company nor any Subsidiary has been named a party to any Action arising under any Environmental Law or otherwise relating to any Hazardous Substances in which service of process or other written notice has been received by the Company; (vi) neither the Company nor any Subsidiary nor any of their real property is subject to any consent decree, order, agreement, judgment, or other obligation relating to any matter arising under any Environmental Law or otherwise relating to Hazardous Substances; (vii) no real property of the Company or any Subsidiary is the subject of any Lien under any Environmental Law, and no Action to impose such a Lien is pending, or, to the knowledge of the Company, threatened; (viii) the Company has not received notice of the existence of any Hazardous Substances on any of the Company’s or its Subsidiaries real property which violates any Environmental Law; (ix) none of the real property of the Company and its Subsidiaries is listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act or any comparable state or local list of contaminated properties or is otherwise subject to any use restrictions pursuant to any Environmental Law or because of the presence of any Hazardous Substances; and (x) neither the Company nor any Subsidiary has received notice of the existence of methane or any unmitigated mold, mildew or other fungi at any of the buildings or structures on any Company Property.

SECTION 4.16.   Material Contracts.

(a)   Except as filed as exhibits to the SEC Reports filed prior to the date of this Agreement, or as disclosed in Section 4.16(a) of the Disclosure Schedule, none of the Company or any Subsidiary is a party to or bound by any contract that, as of the date hereof:

           (i)  is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

         (ii)  involves aggregate expenditures in excess of $2,500,000;

        (iii)  involves annual expenditures in excess of $500,000 and is not cancelable within one year;

         (iv)  contains any non-compete or material exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Subsidiary, restricts the conduct of any line of business by the Company or any Subsidiary or any geographic area in which the Company

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or any Subsidiary may conduct business, or materially restricts the Company or any Subsidiary from hiring, soliciting for employment, or offering employment to any Person;

          (v)  would prohibit or materially delay the consummation of the Mergers or any of the transactions contemplated by this Agreement;

         (vi)  creates any material partnership, limited liability company agreement, joint venture or other similar agreement entered into with any Third Party;

       (vii)  provides for the purchase, sale or exchange of, or option to purchase, sell or exchange any Company Property or any asset that if purchased by the Company or any Subsidiary would be a Company Property;

      (viii)  is a contract or agreement pursuant to which the Company or any Subsidiary agrees to indemnify or hold harmless any director or executive officer of the Company or any Subsidiary (other than the organizational documents for the Company or the Subsidiaries);

         (ix)  is a loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other indebtedness of, for the benefit of, or payable to the Company or any Subsidiary or any guaranty thereof; or

          (x)  is an interest rate cap, interest rate collar, interest rate swap, currency hedging transaction or any other similar agreement to which the Company or any Subsidiary is a party.

Each contract of the type described in this Section 4.16, whether or not set forth in Section 4.16(a) of the Disclosure Schedule is referred to herein as a “Material Contract.”

(b)   Each Material Contract is valid and binding on the Company, each Subsidiary party thereto, and, to the knowledge of the Company, each Third Party party thereto.

(c)   Neither the Company nor any Subsidiary is in default under any Material Contract and no event or circumstance, with or without notice or the passage of time, has occurred pursuant to any Material Contract which would result in a default or acceleration of payment, or forfeiture of any rights, except as would not (i) prevent or materially delay consummation of the Mergers, or (ii) result in a Material Adverse Effect.

SECTION 4.17.   Brokers.

No broker, finder or investment banker (other than Wachovia Capital Markets LLC, Lehman Brothers and/or Secured Capital Corporation) is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of the Company.

SECTION 4.18.   Opinion of Financial Advisor.

The Company has received opinions of Wachovia Capital Markets, LLC and Houlihan Lokey Howard & Zukin Financial Advisors, Inc., each to the effect that the portion of the Company Common Share Merger Consideration set forth in Section 3.01(c)(i) is fair to the holders of Company Common Shares from a financial point of view. A copy of each such opinion shall be delivered to Parent promptly after the date hereof.

SECTION 4.19.   Insurance.

Section 4.19 of the Disclosure Schedule sets forth a correct and complete list of the insurance policies held by, or for the benefit of, the Company or any of its Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. The Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are

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in default with respect to any material obligations under such policies.  Neither the Company nor any Subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy set forth in Section 4.19 of the Disclosure Schedule that is held by, or for the benefit of, any of the Company or any of its Subsidiaries and all such insurance policies are in full force and effect. There is no claim by the Company or any Subsidiary pending under any such policies which (A) has been denied or disputed by the insurer and (B) would reasonably be likely to have a Material Adverse Effect.

SECTION 4.20.   Related Party Transactions.

Except as set forth in Section 4.16(a) of the Disclosure Schedule or as disclosed in the SEC Reports and except for ordinary course advances to employees, set forth in Section 4.20 of the Disclosure Schedule is a list of all agreements, contracts and loans entered into by the Company or any of Subsidiary under which continuing obligations exist with any person who is an officer, director or Affiliate of the Company or any of the Subsidiaries, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate.

SECTION 4.21.   Takeover Statutes.

The Company has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreements and the Mergers from, and this Agreement and the Mergers are exempt from, the requirements of any “ moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other takeover Laws and regulations of the MGCL and MRULPA. The execution, delivery and performance of this Agreement do not, and will not violate the ownership restrictions in the Company’s Charter, the Company’s Bylaws, the Partnership Agreement or other organizational document to which the Company or Partnership is a party.

SECTION 4.22.   Investment Company Act.

Neither the Company nor any Subsidiary is nor immediately after consummation of the transactions will be, required to be registered under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

SECTION 4.23.   Patriot Act.

The Company and the Subsidiaries have complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (as in effect on the date hereof), which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations promulgated to date thereunder, and the rules and regulations administered to date by the U.S. Treasury Department’s Office of Foreign Assets Control, to the extent such Laws are applicable to them.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND REIT MERGER SUB

Parent and REIT Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 5.01.   Corporate Organization.

(a)   Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The certificate of incorporation of Parent is in effect and no dissolution, revocation or forfeiture proceedings regarding Parent have been commenced.

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(b)   REIT Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland. The articles of incorporation of REIT Merger Sub are in effect and no dissolution, revocation or forfeiture proceedings regarding REIT Merger Sub have been commenced.

SECTION 5.02.   Authority Relative to this Agreement.

(a)   Each of Parent and REIT Merger Sub has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other proceedings on the part of Parent or REIT Merger Sub, or any of their respective subsidiaries, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and REIT Merger Sub and, assuming due authorization, execution and delivery hereof by each of the Company, Partnership, Partnership Merger Sub, TZ REIT and TZ OP each constitutes a valid, legal and binding agreement of each of Parent and REIT Merger Sub, enforceable against each of Parent and REIT Merger Sub in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b)   Parent has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Mergers (to the extent that it is a party thereto), and taken all corporate actions required to be taken by Parent for the consummation of the Mergers (to the extent that it is a party thereto).

(c)   The sole stockholder of REIT Merger Sub has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Mergers (to the extent that it is a party thereto), and taken all corporate actions required to be taken by the sole stockholder of REIT Merger Sub for the consummation of the Mergers (to the extent that it is a party thereto).

SECTION 5.03.   Consents and Approvals; No Violations.

(a)   The execution and delivery of this Agreement by Parent or REIT Merger Sub do not, and the performance of Parent or REIT Merger Sub’s obligations hereunder will not, (i) conflict with or violate the certificate of incorporation of Parent or the charter of REIT Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to Parent or REIT Merger Sub or by which any of its properties or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Mergers or otherwise prevent it from performing its obligations under this Agreement to which it is a party.

(b)   The execution and delivery of this Agreement by Parent or REIT Merger Sub do not, and the performance of Parent or REIT Merger Sub’s obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, (B) the pre-merger notification requirements of the HSR Act, (C) the filing with the SEC of the Proxy Statement, (D) any filings required under the rules and regulations of the NYSE, and (E) as to the REIT Merger, the filing of the Articles of Merger with, and the acceptance for record thereof by, the SDAT, and as to the Partnership Merger, the filing of the Partnership Merger Articles with, and the acceptance for

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record thereof by, the SDAT, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Mergers, or otherwise prevent Parent from performing its obligations under this Agreement.

SECTION 5.04.   Litigation.

There is no Action pending or, to Parent’s knowledge, threatened against Parent or REIT Merger Sub or any of their respective properties or assets that questions the validity of this Agreement or any action to be taken by Parent or REIT Merger Sub in connection with the consummation of the Mergers.

SECTION 5.05.   Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the Mergers based upon arrangements made by and on behalf of Parent or REIT Merger Sub or any of their Subsidiaries.

SECTION 5.06.   Available Funds.

Parent currently has or has access to, and on the Closing Date will have available, all funds necessary to pay the Company Common Share Merger Consideration, the Partnership Merger Consideration and the Option Merger Consideration, and to satisfy the obligations of Parent and REIT Merger Sub set forth in this Agreement including, without limitation, in connection with the Mergers, and the other transactions contemplated hereby and all related  expenses. The obligations of Parent hereunder are not subject to any conditions regarding the ability of Parent or REIT Merger Sub to obtain financing.

SECTION 5.07.   Ownership of REIT Merger Sub; No Prior Activities.

REIT Merger Sub is a direct wholly owned subsidiary of Parent. REIT Merger Sub has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. REIT Merger Sub has no subsidiaries.

SECTION 5.08.   Proxy Statement.

The information supplied by Parent or REIT Merger Sub to the Company for inclusion in the Proxy Statement or other documents to be filed with the SEC in connection herewith will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF TZ REIT and TZ OP

TZ REIT and TZ OP hereby jointly and severally represent and warrant to the Company as follows:

SECTION 6.01.   Corporate Organization.

TZ REIT is a corporation and TZ OP is a limited liability company, each duly formed, validly existing and in good standing under the Laws of the State of Delaware. The TZ REIT articles of incorporation and the TZ OP operating agreement are each in full force and effect and no dissolution, revocation or forfeiture proceedings regarding TZ REIT or TZ OP, as applicable, have been commenced. Each of TZ REIT and TZ OP is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary according to the Laws of the respective jurisdictions. Each of TZ REIT and TZ OP has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted.

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SECTION 6.02.   Capitalization.

As of the date of this Agreement, the authorized shares of stock of TZ REIT consist of: (i) 500,000,000 shares of common stock, par value $0.01 per share, of which, as of October 28, 2005, 156,196,080 shares were issued and outstanding, (ii) 100 shares of special voting stock, par value $0.01 per share, of which, as of the date hereof, 100 shares were issued and outstanding, (iii) 100,000 shares of Class F convertible stock, par value $0.01 per share, of which, as of the date hereof, 100,000 shares were issued and outstanding, and (iv) 50,000,000 shares of preferred stock, par value $0.01 per share, of which, as of the date hereof, none were issued. TZ REIT is the sole managing member of TZ OP and, as of the date hereof, owns 100% of the membership interest in TZ OP.

SECTION 6.03.   Authority Relative to this Agreement.

(a)   Each of TZ REIT and TZ OP has all necessary power and authority to execute and deliver this Agreement, the Contribution Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby. No other proceedings on the part of TZ REIT or TZ OP are necessary to authorize this Agreement, the Contribution Agreement or the Registration Rights Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been and at the Closing, the Contribution Agreement and the Registration Rights Agreement shall have been duly and validly executed and delivered by each of TZ REIT and TZ OP and, assuming due authorization, execution and delivery hereof by each of the other parties thereto, each constitutes or will constitute, as the case may be, a valid, legal and binding agreement of each of TZ REIT and TZ OP, enforceable against each of TZ REIT and TZ OP in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b)   The board of directors of TZ REIT has duly and validly authorized the execution and delivery of this Agreement, the Contribution Agreement and the Registration Rights Agreement and approved the consummation of the transactions contemplated hereby and thereby, and taken all corporate action required to be taken by the board of directors of TZ REIT for the consummation of the transactions contemplated by this Agreement, the Contribution Agreements and the Registration Rights Agreement.

(c)   The sole member of TZ OP has duly and validly authorized the execution and delivery of this Agreement, the Contribution Agreement and the Registration Rights Agreement and approved the consummation of the transactions contemplated hereby and thereby, and taken all limited liability company action required to be taken by the sole member of TZ OP for the consummation of the transactions contemplated by this Agreement, the Contribution Agreements and the Registration Rights Agreement.

SECTION 6.04.   Consents and Approvals; No Violations.

The execution and delivery of this Agreement, the Contribution Agreements and the Registration Rights Agreement by TZ REIT or TZ OP do not or will not, and the performance of TZ REIT or TZ OP’s obligations hereunder and thereunder will not, (A) conflict with or violate the certificate of incorporation of TZ REIT or the operating agreement of TZ OP, (B) assuming that all consents, approvals, authorizations and other actions described in subsection (ii) below have been obtained and all filings and obligations described in subsection (ii) below have been made, conflict with or violate any Law applicable to TZ REIT or TZ OP or by which any of their properties or assets are bound or affected, or (C) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of their properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or

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other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound or affected, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences that would not have or reasonably be expected to have a TZ Material Adverse Effect. The execution and delivery of this Agreement, the Contribution Agreements and the Registration Rights Agreement by TZ REIT and TZ OP does not or will not, and the performance of TZ REIT and TZ OP’s respective obligations hereunder and thereunder will not, require any consent, license, approval, order, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority, except (A) for (1) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover Laws, (2) the pre-merger notification requirements of the HSR Act, (3) the filing with and clearance by the SEC of the Proxy Statement, and (4) such other consents, approvals, orders, authorizations, registrations, declarations, filings or permits that may be required in connection with the payment of any transfer taxes or under federal, state or local environmental laws and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a TZ Material Adverse Effect.

SECTION 6.05.   SEC Filings; Financial Statements.

(a)   TZ REIT has filed or furnished all forms, reports and documents (including all exhibits) required to be filed or furnished (as the case may be) by it with the SEC since January 1, 2003 (the “TZ SEC Reports”). The TZ SEC Reports, each as amended prior to the date hereof, (i) have been prepared, in all material respects, in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not when, filed or furnished as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each form, report or document filed or furnished (as the case may be) with the SEC by TZ REIT after the date hereof and prior to the Effective Time (1) will be prepared, in all material respects, in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (2) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)   Each of the consolidated financial statements (including, in each case, any notes thereto) included in or incorporated by reference in the TZ SEC Reports, or to be included in or incorporated in any form, report or document to be filed with the SEC, (i) was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) did or will fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of TZ REIT and its consolidated Subsidiaries, as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c)   Neither TZ REIT nor any of its subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of TZ REIT and its consolidated subsidiaries, including the notes thereto, prepared in accordance with GAAP except (i) as reflected, reserved for or disclosed in the consolidated balance sheet of TZ REIT and its consolidated subsidiaries as at September 30, 2005, including the notes thereto, (ii) as incurred since September 30, 2005 in the ordinary course of business consistent with past practice, (iii) as incurred pursuant to or in connection with the Asset Sale and the other transactions contemplated by this Agreement, (iv) as would not, or would not reasonably be expected to, have individually or in the aggregate, a TZ Material Adverse Effect.

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(d)   Since September 30, 2005, each of TZ REIT and TZ OP has conducted its business in the ordinary course consistent with past practice, and there have not occurred any events, changes, effects or circumstances that have resulted or would reasonably be expected to result in a TZ Material Adverse Effect.

SECTION 6.06.   Litigation.

There is no Action pending or, to TZ REIT’s or TZ OP’s knowledge, threatened against TZ REIT or TZ OP or any of their respective properties or assets, and neither TZ REIT nor TZ OP is subject to any outstanding order, writ, judgment, injunction, stipulation, award or decree of any Governmental Authority that, in any case, would reasonably be expected to (i) prevent or materially delay performance by TZ REIT or TZ OP of any of their respective material obligations under this Agreement, the Contribution Agreements or the Registration Rights Agreement or (ii) have a TZ Material Adverse Effect.

SECTION 6.07.   REIT Status.

(a)   TZ REIT is organized in conformity with the requirements for qualification as a REIT under the Code. TZ REIT will meet all of the requirements for qualification as a REIT under the Code for its taxable year ending December 31, 2005 and will elect to be treated as such for such taxable year. TZ REIT is or will be in a position to qualify as a REIT under the Code for each taxable year thereafter and its proposed methods of operation will enable it to so qualify.

(b)   TZ OP has since its formation been classified for U.S. federal income tax purposes as a disregarded entity and not as an association taxable as a corporation or an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

SECTION 6.08.   Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’ s or other fee or commission payable by the Company in connection with the Mergers, Exchange, Redemption or Asset Sale based upon arrangements made by and on behalf of TZ REIT or TZ OP or any of their Subsidiaries.

ARTICLE VII

CONDUCT OF BUSINESS PENDING THE CLOSING

SECTION 7.01.   Conduct of Business by the Company.

(a)   Unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), and except as otherwise contemplated by this Agreement, during the period commencing on the date hereof and terminating on the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Article X (the “Interim Period”), the Company shall, and shall cause each Subsidiary to, (i) conduct the Company’s business in the usual, regular and ordinary course consistent with past practice, (ii) use commercially reasonable efforts, subject to the limitations set forth in this Agreement, to keep available the services of the officers and key employees of the Company and the Subsidiaries, to preserve intact its and their respective present business organizations, and to preserve their relationships with tenants, customers, suppliers, and others having material business dealings with them, (iii) use commercially reasonable efforts to maintain the assets and properties of the Company and the Subsidiaries in their current condition, normal wear and tear and damage caused by casualty or by any reason outside of the Company’s control excepted, and (iv) comply in all material respects with all applicable Laws wherein their respective businesses are conducted, including the timely filing or furnishing of reports, forms or other documents with the SEC required by the Securities Act or the Exchange Act and making appropriate voluntary disclosures to Governmental Authorities of any fact or circumstance that could reasonably be expected to result in a Governmental Investigation.

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(b)   Except as otherwise contemplated by this Agreement or set forth in Section 7.01(b) of the Disclosure Schedule, during the Interim Period, the Company shall not, and shall cause the Subsidiaries not to, do or cause to be done any of the following without the prior written consent of Parent which consent shall not be unreasonably withheld or delayed:

           (i)  amend the Company Charter or Company Bylaws, certificate of limited partnership of the Partnership, Partnership Agreement, or similar organizational or governance documents of any Subsidiar     y;

         (ii)  except as disclosed in the Company’s SEC Reports filed or furnished prior to the date hereof (A) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of common stock (or similar interest) of any class or any other securities or equity equivalents (including, without limitation, share appreciation rights, “phantom “ stock plans, stock equivalents or similar rights or awards), other than the (1) issuance of Company Common Shares upon exercise of the Company Share Options outstanding on the date of this Agreement as listed in Section 4.02(c) of the Disclosure Schedule, or (2) issuance of Company Common Shares in exchange for Existing Units pursuant to the Partnership Agreement, or (B) repurchase, redeem or otherwise acquire any securities or equity equivalents (including, without limitation, Company Stock Rights) except in connection with the exercise of Company Share Options, the lapse of restrictions on Restricted Shares or the redemption of Existing Units under Section 8.6 of the Partnership Agreement;

        (iii)  (A) split, combine or reclassify any shares of common stock or partnership interests, as the case may be, of the Company or any Subsidiary or (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof and whether or not out of earnings and profits of the Company or any Subsidiary) in respect of any shares of common stock, partnership interests or other equity interests, as the case may be, of the Company or any Subsidiary, except for the payment with respect to quarterly periods ending prior to the Closing Date of (1) regular quarterly cash dividends at a rate not in excess of $0.505 per Company Common Share, declared and paid quarterly, in accordance with past practice, (2)  corresponding regular quarterly cash distributions payable to holders of Partnership Units and to the Company as holder of general partnership units of the Partnership, (3) dividends or distributions, declared, set aside or paid by any Subsidiary (other than Astra 136, LLC, AVP Capital, LLC, AVP Advisors, LLC, AVP GP I, LLC, AVP Advisors Management, LLC, or American Value Partners Fund I, L.P.) directly or indirectly to the Company or the Partnership, and (4) with prior written notice to the Parent, minimum distributions required in order for the Company to continue to qualify as a REIT under the Code or to avoid paying any income or excise taxes otherwise payable;

         (iv)  grant any Lien on or with respect to any Ground Lease, Company Lease, Company Property or other assets or property of the Company or any Subsidiary;

          (v)  purchase, acquire, or agree to purchase or acquire (A) any real property or any  interest in any real property, except for purchases or acquisitions of not more than $5,000,000 individually and $10,000,000 in the aggregate and in the ordinary course of business consistent with past practice or (B) any assets (other than real property) or any interest in such assets except for purchases or acquisitions of not more than $50,000 individually and $500,000 in the aggregate and in the ordinary course of business consistent with past practice;

         (vi)  sell, hypothecate or otherwise dispose of (A) any Company Property or (B) any asset (other than Company Property) except in the case of this clause (B) for sales, hypothecations or dispositions of property with a fair market value of not more than $50,000 individually and $500,000 in the aggregate and in the ordinary course of business consistent with past practice;

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       (vii)  (A) incur, assume or guaranty any indebtedness for borrowed money other than (1) for the Redemption Core Property II Debt or (2) for advances which (X) can be repaid at any time without premium, penalty, cost, make whole payment or similar payment, (Y) are used for working capital purposes in the ordinary course of business consistent with past practice, and (Z) are advanced under or pursuant to the Credit Agreement; or (B) pay, prepay, or satisfy any debt for borrowed money outstanding on the date hereof, except, in the case of this clause (B), (1) pursuant to contractual obligations evidencing such indebtedness and (2) for any payment, prepayment or satisfaction for which there is no prepayment penalty or premium redemption premium, defeasance cost, make whole payment or similar premiums, penalties, or charges;

      (viii)  except as may be required by any Plan as in effect on the date of this Agreement: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for salary increases in the ordinary course consistent with past practices of employees of the Company or any Subsidiary, to the extent that, with respect to such employees such increases do not exceed, in the aggregate, 7% of such employees’ salaries); (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee of the Company or any Subsidiary; or (C) establish, adopt, enter into or amend any collective bargaining agreement or any Plan or any other bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement, except to the minimum extent required by applicable Law; or (D) except as expressly contemplated by this Agreement, amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Plan;

         (ix)  change in any material respect any of the accounting principles or practices used by it (except as required by GAAP or change in Law);

          (x)  (A) except in connection with a right being exercised by a tenant under its lease with the Partnership or any other Subsidiary, enter into any new lease (or renew or extend any existing lease) for space at a Company Property, other than for leases of not more than 10,000 square feet of space (including renewals) that are in accordance with leasing guidelines applicable to such Company Property to be agreed upon by the Company and Parent as soon as reasonably practicable after the date of this Agreement; or (B) except in connection with a right being exercised by a tenant under its lease with the Partnership or any other Subsidiary, terminate or materially modify or amend any Ground Lease or any other lease of more than 10,000 square feet of space;

         (xi)  (A) authorize, or enter into, any new Material Contract that has a duration of greater than one year and that may not be terminated by the Company or its Subsidiary, as the case may be, without cost to the Company or any Subsidiary by notice of thirty (30) days or less; (B) modify, amend, terminate or waive any provision or right with respect to any Material Contract; or (C) authorize, or enter into, or modify, amend, terminate or waive any provision with respect to any service, brokerage, leasing, management or other agreement related to Company Properties that cannot be terminated prior to the Closing without cost or require payments by the Partnership or any Subsidiary in the aggregate greater than $250,000.

       (xii)  waive, release, assign, settle or compromise any litigation or arbitration required to be set forth in Section 4.08 of the Disclosure Schedule, other than rent collection matters in the ordinary course consistent with past practice or settlements or compromises for litigation where the amount paid in settlement (after reduction for insurance proceeds actually received by the Company) in settlement or compromise does not exceed $500,000 in the aggregate;

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      (xiii)  adopt a plan of complete or partial liquidation or resolution providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

       (xiv)  enter into or amend or modify any Tax Protection Agreement or take any action that would or could reasonably be expected to, violate any Tax Protection Agreement or otherwise give rise to any liability of the Company or any Subsidiary with respect thereto, except pursuant to the terms of this Agreement;

        (xv)  make any tax election or settle or compromise any material liability for Taxes; provided, that, nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code or electing to treat any entity as a “taxable REIT subsidiary” (within the meaning of Section 856(i) of the Code); or

       (xvi)  make or commit to make any capital expenditure with respect to any Company Property except for capital expenditures (A) as set forth on the capital expenditure plan set forth in Section 7.01 of the Disclosure Schedule; or (B) required pursuant to the applicable Company Lease;

     (xvii)  commence, commit to or enter into any agreement for any construction or development except for construction or development in the aggregate not in excess of $5,000,000 and in the ordinary course of business consistent with past practice;

    (xviii)  make any expenditures, transactions or agreements in connection with the Company’s development at the Howard Hughes Center, including any negotiation or finalization of an Agreement to Convey Land, Modify Agreements, and Grant Approvals with Orix Snyder LA Venture except in accordance with a development plan and budget that the Company shall provide to Parent, which shall be subject to the reasonable approval of Parent; or

       (xix)  authorize, enter into or amend any contract, agreement, material commitment or arrangement or otherwise make any commitment to do any of the foregoing.

(c)   In connection with the continued operation of the Company and the Subsidiaries, the Company will confer in good faith on a regular and frequent basis with one or more representatives of Parent, designated to the Company, regarding operational matters and the general status of ongoing operations and will notify Parent promptly of any event or occurrence that has had or may reasonably be expected to have a Material Adverse Effect. The Company acknowledges that Parent does not and will not waive any rights it may have under this Agreement as a result of such consultations.

(d)   Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking, and the Company hereby agrees to take, any action at any time or from time to time that in the reasonable judgment of the Company Board, upon advice of Latham & Watkins LLP, or other Company counsel reasonably acceptable to Parent, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including without limitation, making dividend or distribution payments to stockholders of the Company in accordance with this Agreement or otherwise.

ARTICLE VIII

ADDITIONAL AGREEMENTS

SECTION 8.01.   Stockholders’ Meeting.

The Company, acting through the Company Board, shall, in accordance with applicable Law and the Company Charter and Company Bylaws, (a) duly call, give notice of, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable after the date that the Proxy Statement is

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cleared by the SEC and (b) except to the extent the Board shall have withdrawn, qualified or modified its approval or recommendation in compliance, in all material respects, with Section 8.04(b), (i) include in the Proxy Statement the recommendation of the Company Board that the Company’s stockholders approve the REIT Merger and (ii) use its reasonable efforts to obtain the Company Stockholder Approval.

SECTION 8.02.   Proxy Statement.

As promptly as reasonably practicable after the date of this Agreement, the Company shall file a preliminary Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable efforts to have the Proxy Statement cleared by the SEC. The parties hereto shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Parent shall use its reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Company Common Shares entitled to vote at the Company Stockholder Meeting as soon as reasonably practicable. To the extent practicable, the Company shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or the Mergers. If at any time prior to the Effective Time any event shall occur, or fact or information shall be discovered, that in the Company’s reasonable judgment should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company shall in accordance with the procedures set forth in this Section 8.02, prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and, to the extent required by applicable Law (as determined by the Company in its reasonable judgment), cause such amendment or supplement to be distributed to the stockholders of the Company.

SECTION 8.03.   Access to Information; Confidentiality.

(a)   From the date hereof to the Closing and in compliance with applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, following notice from Parent to the Company in accordance with this Section 8.03, (i) afford representatives of Parent, its designees and their respective employees and agents, reasonable access during normal business hours to all the Company Properties and all books and records of the Company and each Subsidiary, and all other financial, operating and other data and information as Parent may reasonably request, and (ii) authorize the foregoing persons to interview the Company’s or the Subsidiaries’ tenants. Notwithstanding the foregoing, neither Parent, its designees, nor any of their respective representatives shall (A) contact or have any discussions with any of the Company’s employees, agents, or representatives, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld or delayed, (B) contact or have any discussions with any of the Company’s employees, agents, or representatives, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld or delayed, (B) contact or have any discussions with any of the landlords/sublandlords, tenants/subtenants, or licensees or franchisees of the Company or its Subsidiaries, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld or delayed (but may be subject to the Company having one of its representatives present at any interview of, or participating on any call with, any such landlords/sublandlords, tenant/subtenants, or licensees or franchisees), (C) damage any property or any portion thereof, or (D) perform any onsite procedure or investigation (including any onsite environmental investigation or study) without the Company’s prior written consent, which shall not be unreasonably

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withheld or delayed. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any Law or binding confidentiality agreement entered into prior to the date of this Agreement in connection with the process leading to the transactions contemplated by this Agreement.

(b)   If requested by Parent, the Company shall and shall cause the Subsidiaries to, with respect to any Company Properties included in the Asset Sale, (i) request of ground lessors, tenants, suppliers and service providers in and to such Company Properties, process, and use good faith efforts to obtain such estoppel letters, subordination, non-disturbance and attornment agreements, consents and other certificates, agreements, or documents customary or reasonably required for acquisition of, or financing transactions secured by, real property (in each case, at no additional cost or expense to the Company or the Subsidiaries, except to the extent provided in any contract in existence on the date hereof); (ii) execute and deliver to Parent or its designee, at the Closing, such conveyance documents and agreements and other certificates and affidavits as reasonably requested by Parent; and (iii) terminate, effective as of the Effective Time, such service agreements as reasonably requested by Parent.

(c)   All information obtained by Parent pursuant to this Section 8.03 shall be kept confidential in accordance with the confidentiality agreement, dated October 3, 2005 (the “Confidentiality Agreement”), between General Electric Capital Corporation and the Company; provided that, with the Company’s prior written consent (which shall not be unreasonably withheld or delayed), Parent may provide information with respect to any Company Property to potential purchasers of such Company Property provided that such purchasers agree to be treated as “Representatives” of Parent within the meaning of the Confidentiality Agreement.

(d)   All information obtained by TZ pursuant to this Section 8.03 shall be kept confidential in accordance with the confidentiality agreement, dated October 3, 2005 (the “TZ Confidentiality Agreement”), between TZ and the Company.

(e)   Notwithstanding the foregoing, the Company agrees that the sharing between Parent, on the one hand, and TZ REIT or TZ OP, on the other hand, will not result in (i) TZ REIT or TZ OP being a “Representative” (within the meaning of the Confidentiality Agreement) of Parent or (ii) Parent being a “Representative” (within the meaning of the TZ Confidentiality Agreement) of TZ REIT or TZ OP.

SECTION 8.04.   No Solicitation of Transactions.

(a)   The Company shall not, and shall not authorize or permit any of its Subsidiaries, or any of its or their officers, directors, affiliates or employees or any investment banker, financial advisor, attorney, accountant, agent or other representative acting on its or their behalf (collectively “Company Representatives”) to, (i) solicit, initiate, knowingly encourage, or knowingly take any other action to facilitate (including by way of furnishing non-public information), directly or indirectly, any inquiries with respect to an Acquisition Proposal, or the making of any proposal that constitutes or may reasonably be expected to lead to, an Acquisition Proposal, or (ii) initiate, participate in or knowingly encourage any discussions or negotiations regarding an Acquisition Proposal; provided, however, that, at any time prior to the receipt of the Company Stockholder Approval, if the Company receives a bona fide, written Acquisition Proposal that was not solicited by the Company on or after the date of this Agreement or that did not otherwise result from a breach of this Section 8.04(a), the Company may furnish, or cause to be furnished, non-public information with respect to the Company and its Subsidiaries to the Person who made such Acquisition Proposal (a “Proposing Party”) and may participate in discussions and negotiations regarding such Acquisition Proposal if (A) the Company Board determines in good faith (after having

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obtained sufficient preliminary information upon which to make such determination), after consultation with outside legal counsel, that failure to do so would be reasonably likely to be inconsistent with the duties of the directors of the Company to the Company or its stockholders under applicable law, (B) prior to taking such action, the Company enters into a confidentiality agreement with respect to such Acquisition Proposal that contains provisions that are no less restrictive on the Person making such Acquisition Proposal than the provisions of the Confidentiality Agreement, and (C) the Company Board determines in good faith (after having obtained sufficient preliminary information upon which to make such determination), after consultation with its outside financial advisor, that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal. The Company shall provide prompt (but in no event less than forty-eight (48) hours following the Company’s initial receipt of any Acquisition Proposal) oral and written notice to Parent of (a) the receipt of any such Acquisition Proposal, and any modification or amendment to any such Acquisition Proposal, by the Company, any Subsidiary or any Company Representative, (b) the material terms and conditions of such Acquisition Proposal and (c) the identity of such person or entity making any such Acquisition Proposal. The Company shall continue to keep Parent informed of the status and details of any such Acquisition Proposal or inquiry (including any material changes to the status or material terms thereof).

(b)   The Company Board may not (i) withdraw, qualify or modify, in a manner adverse to Parent or REIT Merger Sub, the approval or recommendation of the Company Board of the REIT Merger, (ii) approve or recommend an Acquisition Proposal (any action described in clauses (i) or (ii) being referred to as an “Adverse Recommendation Change” ) or (iii) cause the Company or any of its Subsidiaries to enter into any agreement (each, an “Acquisition Agreement”) contemplating an Acquisition Proposal. Notwithstanding the foregoing, at any time prior to receipt of the Company Stockholder Approval, the Company Board may take one of the actions described in clauses (i) or (ii) of the previous sentence in response to a Superior Proposal if the Company Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the duties of the directors of the Company to the Company or its stockholder under applicable law (a “Subsequent Determination”) but only at a time that is seventy-two (72) hours after Parent’s receipt of written notice from the Company that the Company Board is prepared to approve or recommend such Superior Proposal, or the applicable amendment to a Superior Proposal, and subject to the Company’s compliance, in all material respects, with this Section 8.04(b). Any such written notice shall specify the material terms and conditions of such Superior Proposal, identify the person making such Superior Proposal and state that the Board otherwise intends to make a Subsequent Determination (subject to compliance, in all material respects, with this Section 8.04(b)). During such seventy-two (72) hour period, the Company shall permit the Parent to propose to the Company’s Board adjustments to the terms and conditions of this Agreement with a view to enabling the Company to proceed with its recommendation to its stockholder without a Subsequent Determination.

(c)   Upon execution of this Agreement, the Company and its Subsidiaries shall cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal by or on behalf of the Company or any of the Company Representatives and shall inform each of the Company Representatives of its obligations under this Section 8.04 and instruct each of them to act in a manner consistent with such obligations. The Company shall promptly request each Person with whom it has executed a confidentiality agreement within the twelve months prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential or other non-public information heretofore furnished to such Person by or on behalf of the Company or any of the Company Representatives.

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(d)   Subject to the Company’s compliance, in all material respects, with Section 8.04(b), the Company may at any time take and disclose to its holders of Company Common Shares a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or make any disclosure required by Rule 14a-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A.

SECTION 8.05.   Further Action; Reasonable Best Efforts.

(a)   Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Mergers and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or pursuant to any contract, agreement, lease or ground lease to consummate and make effective the Mergers, the Exchange, the Redemption and the Asset Sale, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts, agreements, leases or ground leases with the Company and the Subsidiaries as are necessary for the consummation of the Mergers, the Exchange, the Redemption and the Asset Sale and to fulfill the conditions to the Closing. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto shall use all reasonable efforts to cause its respective officers, employees and agents to take all such action.

(b)   The parties hereto shall cooperate and assist one another in connection with all actions to be taken pursuant to Section 8.05(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Laws and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and their advisors prior to filing, and to the extent practicable none of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other parties. Each party shall keep the others apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Mergers and the Asset Sale. To the extent practicable, and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings (whether by telephone or in person) with such Governmental Authority.

(c)   Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to consummate the Mergers or the Asset Sale, in no event shall Parent or any of its subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action that, in the sole discretion of Parent, could be expected to limit (i) the freedom of action of Parent or its subsidiaries or Affiliates with respect to the operation of, or Parent’s or its subsidiaries’ or Affiliates’ ability to retain, the Company or any businesses, product lines or assets of the Company, or (ii) the ability of Parent to retain, own or operate any portion of the businesses, product lines, or assets, of Parent or any of its subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of the Company, Parent or its subsidiaries or Affiliates. Parent and the Company shall promptly inform the other of any material communication from the United States Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the Mergers or the Asset Sale. If any such party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Mergers or the Asset Sale, then such party will endeavor in good faith to make, or cause to be made, as soon as possible and after consultation with the other parties, an appropriate response in compliance with such request.

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SECTION 8.06.   Public Announcements.

The parties agree that no public release or announcement concerning the Exchange, the Redemption, the Asset Sale or the Mergers shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its best efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

SECTION 8.07.   Indemnification.

(a)   Without limiting any additional rights that any employee, officer, director or other fiduciary may have under any employment or indemnification agreement or under the Company Charter, the Company Bylaws, the Partnership Agreement or this Agreement or, if applicable, similar organization documents or agreements of any of the Subsidiaries, from and after the Effective Time, Parent, the Surviving Entity and the Surviving Partnership shall (i) indemnify and hold harmless each person who is now, has been at any time prior to the date hereof, or is or becomes during the period from the date hereof through the Effective Time serving as a director or executive officer of the Company, the Partnership or their Subsidiaries or a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) sponsored by the Company or any of its Subsidiaries (collectively, the “Arden Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within 30 days after any request for advancement, advance to each of the Arden Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending or serving as a witness with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Arden Indemnified Party of any Expenses incurred by such Arden Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations pursuant to this Section 8.07(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, executive officer or other fiduciary of the Company, the Partnership or their Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 8.07(a), (i) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation of any Governmental Authority or any other party, that any Arden Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Arden Indemnified Party’s duties or service as a director or executive officer of the Company, the Partnership, any of their Subsidiaries, or a fiduciary under any employee benefit plan (within the meaning of Section 3(3) of ERISA) sponsored by the Company, and (ii) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in (including on appeal), or preparing to investigate, defend or be a witness in any Claim for which indemnification is

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authorized pursuant to this Section 8.07(a), including any Action relating to a claim for indemnification or advancement brought by a Arden Indemnified Party. Neither Parent, the Surviving Entity nor the Surviving Partnership shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Arden Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Arden Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such Arden Indemnified Party otherwise consents thereto. No Arden Indemnified Party shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Arden Indemnified Party without the consent of the Parent.  The Surviving Entity and the Surviving Partnership shall have the right to defend each Arden Indemnified Party in any Action which may give rise to the payment of indemnification hereunder; provided, however, that the Surviving Entity or the Surviving Partnership shall notify such Arden Indemnified Party of any such decision to defend within ten (10) calendar days of receipt of notice of any such Action. Notwithstanding the preceding sentence, if in an Action to which an Arden Indemnified Party is a party and which is indemnifiable hereunder, (I) such Arden Indemnified Party reasonably concludes that he or she may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with the position of other defendants in such Action, (II) a conflict of interest or potential conflict of interest exists between such Arden Indemnified Party and the Surviving Entity or the Surviving Partnership, or (III) if the Surviving Entity or the Surviving Partnership fails to assume the defense of such Action in a timely manner, such Indemnified Party shall be entitled to be represented by separate legal counsel of such Indemnified Party’s choice at the expense of the Surviving Entity and the Surviving Partnership.

(b)   Without limiting the foregoing, Parent and REIT Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and Partnership Merger Effective Time, as applicable, now existing in favor of the current or former directors, officers, employees or other agents or fiduciaries of the Company, the Partnership or any of their Subsidiaries as provided in the Company Charter, Company Bylaws and Partnership Agreement (or, as applicable, the charter, bylaws, partnership agreement or other organizational documents of any of the Subsidiaries) and indemnification agreements of the Company, the Partnership or any of their Subsidiaries identified in Section 8.07(b) of the Disclosure Schedule shall be assumed by the Surviving Entity and the Surviving Partnership in the Mergers, without further action, at the Effective Time and Partnership Merger Effective Time, as applicable, survive the Mergers and shall continue in full force and effect in accordance with their terms.

(c)   The Surviving Entity and the Surviving Partnership shall for a period of six years after the Effective Time cause to be maintained in effect in the Surviving Charter, Surviving Bylaws and Surviving Partnership Agreement (or similar governing documents), provisions regarding elimination of liability of directors, indemnification of officers and directors and advancement of expenses that are no less advantageous to the intended beneficiaries as those currently contained in the Company Charter, Company Bylaws and Partnership Agreement.

(d)   The Surviving Entity and the Surviving Partnership shall maintain for a period of at least six years the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided that (i) the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time; (ii) in no event shall the Surviving Entity or the Surviving Partnership

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be required to expend, pursuant to the provisions of this Section 8.07(d), more than an amount per year of coverage equal to two hundred percent (200%) of current annual premiums, and (iii) the provisions of this Section 8.07(d) shall be deemed to have been satisfied if prepaid policies have been obtained by the Surviving Entity for purposes of this Section 8.07, which policies (together with the Company’s existing policy) provide such directors and officers with the coverage described in this Section 8.07(d) for an aggregate period of not less than six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. In the event that but for clause (ii) of the proviso in the preceding sentence, the Company would be required to expend more than two hundred percent (200%) of the current annual premiums, the Company shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to two hundred percent (200%) of current annual premiums.

(e)   If either the Surviving Entity or the Surviving Partnership or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity or the Surviving Partnership assume the obligations of the Surviving Entity, or the Surviving Partnership, as the case may be set forth in this Section 8.07.  The Company and Parent acknowledge and agree that Parent guarantees the payment and performance of the Surviving Entity’s and the Surviving Partnership’s obligations pursuant to this Section 8.07.

(f)    The provisions of this Section 8.07 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 8.07 applies without the consent of such affected indemnitee and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

SECTION 8.08.   Employee Benefit Matters.

(a)   Parent shall, or shall cause the Surviving Entity to, continue to provide immediately following the Effective Time benefits under the Plans which are “employee benefit plans” as defined in Section 3(3) of ERISA which cover employees of the Company and each Subsidiary generally and which are in effect at the Effective Time as well as the Plans (other than equity compensation plans) which are in effect at the Effective Time and which cover employees of the Company and each Subsidiary generally (collectively, the “Company Plans”)  to the employees of the Surviving Entity at the Effective Time (the “Company Employees”) or Parent shall, or shall cause the Surviving Entity to, provide benefits under plans which provide benefits which are comparable in the aggregate to the benefits provided under the Company Plans (collectively, the “Parent Benefit Plans”). If any Company Employees participate in any Parent Benefit Plans following the Effective Time, Parent shall, or shall cause the Surviving Entity to, (i) recognize all service of the Company Employees with the Company or a Subsidiary, as the case may be, for purposes of vacation and severance and participation in, but not for purposes of benefit accrual, in any such Parent Benefit Plan to the extent such services were recognized under any corresponding Company Plan, (ii) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any Parent Benefit Plans which are welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under the corresponding Company Benefit Plan and (iii) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time under any Company Benefit Plans in satisfying any applicable deductible or out-of-pocket requirements under any corresponding Parent Benefit Plan in which such employees are eligible to participate in immediately following the Effective Time.

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(b)   From and after the Effective Time, Parent shall cause the Surviving Entity to assume and honor in accordance with their terms all employment, severance and termination plans and agreements (including change-in-control provisions) of employees or independent contractors of the Company and the Subsidiaries listed in Section 4.09(a) of the Disclosure Schedule.

(c)   For a period of not less than eighteen (18) months after the Closing Date, for the Company Employees who remain employees of the Surviving Entity, Parent shall, or shall cause the Surviving Entity to, maintain benefits (including, without limitation, group health, life, disability and severance plans) that are not less favorable in the aggregate than the benefits provided under the Company Plans immediately prior to the Effective Time.

(d)   Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“ Section 16”) of Company Common Shares or Company Share Options pursuant to this Agreement and the Mergers shall be an exempt transaction for purposes of Section 16.

SECTION 8.09.   Transfer Taxes.

Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Entity shall pay or cause to be paid all Transfer Taxes, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Shares, Existing Units and/or Company Share Options.

SECTION 8.10.   Form of Election.

(a)   As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare a form of election in form and substance reasonably acceptable to the TZ REIT and Parent (the “Form of Election”) pursuant to which each holder of Partnership Units will have the right to specify (i) the number, if any, of Partnership Units which it desires to have redeemed for Redemption Core Property LLC Interests pursuant to the Redemption and (ii) the number, if any, of Partnership Units which it desires to have exchanged for the right to receive the Partnership Merger Consideration. In order for a holder of a Partnership Unit to be eligible to elect to have Partnership Units redeemed, (i) such holder of Partnership Units must qualify as an Accredited Investor and (ii) such Redeeming OP Unit Holder shall have submitted a Form of Election in accordance with the procedures and time periods specified in this Section 8.10.

(b)   The Company shall mail Forms of Election to each holder of Partnership Units, together with any other materials that the Company and Parent determine to be necessary or prudent. An election to receive Redemption Core Property LLC Interests in the Redemption shall be effective only if a properly executed Form of Election is received by the Company or its designees prior to 5:00 p.m., Pacific Time, on the twentieth (20th) Business Day preceding the Company Stockholder Meeting or such shorter period as the parties shall agree. If a holder of Partnership Units fails to return a duly completed Form of Election within the time period specified above, such holder shall be deemed to have elected to convert each of such holder’s Partnership Units into the right to receive the Partnership Merger Consideration upon the conversion thereof in the Partnership Merger. TZ REIT, TZ OP, Parent and the Company by mutual

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agreement shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of Forms of Election and the issuance and delivery of the TZ Units, as applicable.

(c)   TZ REIT, TZ OP, the Company and the Partnership shall each reasonably cooperate with each holder of Partnership Units who validly elects to receive Redemption Core Property LLC Interests to take all other reasonable and necessary steps so that such holders shall enjoy the full rights and benefits of the Redemption Core Property LLC Interests and shall subsequently become members of TZ OP.

SECTION 8.11.   Tax Matters.

(a)   For federal and applicable state income Tax purposes, each of the parties hereto shall report and treat the Redemption in the manner set forth in Section 2.02(d) of this Agreement.

(b)   For federal and applicable state income tax purposes, each of the parties hereto shall report and treat the Exchange in the manner set forth in Section 2.03(d) of this Agreement.

(c)   For federal and applicable state income tax purposes, each of the parties hereto shall report and treat the Partnership Merger in the manner set forth in Section 2.04 of this Agreement.

(d)   For federal and applicable state income tax purposes, each of the parties hereto shall report and treat the TZ Asset Distribution as a distribution of TZ Assets by the Partnership to the Company under Section 731 of the Code.

(e)   For federal and applicable state income tax purposes, each of the parties hereto shall report and treat the Asset Sale as a sale by the Company of the TZ Assets to TZ OP (or its designee).

(f)    For federal and applicable state income tax purposes, the Company shall report and treat the REIT Merger as a taxable sale by the Company of all of the Company’s assets to REIT Merger Sub in exchange for the Company Common Share Merger Consideration to be received by holders of Company Common Shares, the Option Merger Consideration to be received by holders of Company Share Options and the assumption of all of the Company’s liabilities, followed by the Company’s liquidating distribution of the Company Common Share Merger Consideration to its stockholders under Section 331 of the Code and Section 562 of the Code. This Agreement shall constitute a “plan of liquidation” of the Company for federal income tax purposes and the Company Board, prior to that date on which the Effective Time occurs, will adopt this Agreement as such plan.

SECTION 8.12.   Asset Sale.

(a)   Each of the Company and the Partnership agree to take, or cause to be taken, the actions set forth in Sections 8.03(a) and 8.03(b) and to take actions reasonably requested by Parent to consummate the Admission, the Redemption, the Exchange, the Partnership Merger, the TZ Asset Distribution and the Asset Sale upon the terms set forth herein.

(b)   Pursuant to the terms of the Purchase and Sale Agreement, TZ OP shall be entitled to structure its purchase of the real property assets as one or more exchanges thereof for other real properties of like kind to be designated by TZ OP in a transaction intended to qualify with respect to TZ OP for the nonrecognition of gain under Section 1031 of the Code (the “1031 Exchange”). Each of the Company and the Partnership agree to execute, at or effective upon the Closing, any and all documents reasonably requested by Parent in order to effect the 1031 Exchange, and otherwise use commercially reasonable efforts to assist and cooperate in effecting the 1031 Exchange.

(c)   Parent intends that the Redemption Core Property I shall be encumbered by the Redemption Core Property I Debt. To the extent that the Redemption Core Property I Debt has been prepaid or discharged or the lenders will not consent to the transfer of the Redemption Core Property I, each of the Company and the Partnership agree to use commercial reasonable efforts to replace or refinance, effective as of the Closing, such Redemption Core Property I Debt on terms and conditions requested by Parent,

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provided that such debt shall be Qualified Debt and a “qualified liability” as defined under Section 707 of the Code.

(d)   In connection with fulfilling its obligations under Sections 8.12(a) , (b) and (c), (i) none of the Company or any Subsidiary shall be required to incur any additional cost or expense (other than costs incurred on the Closing Date under the Purchase and Sale Agreement) unless such cost is advanced by Parent, TZ REIT or TZ OP, (ii) in no event, shall the Company, the Partnership or any Subsidiary be obligated to become a party to the Purchase and Sale Agreement or to incur any liability thereunder, or pay costs or other monies in connection with the Asset Sale prior to the Closing, other than as provided in Section 8.03(b), (iii) in no event shall the Closing be extended as a result of or in connection with any Asset Sale, (iv) TZ REIT, TZ OP or any other purchaser under any Asset Sale agrees that it shall have no claim or cause of action against the Company, the Partnership or any Subsidiary prior to the Closing of the Mergers or in the event of termination of this Agreement, and (v) Parent agrees to indemnify, defend and hold harmless and protect the Company, the Partnership and any Subsidiary from any claim, expense, damage, liability and/or cause of action incurred or suffered by the Company, the Partnership or any Subsidiary in connection with or arising out of any Asset Sale.

SECTION 8.13.   Treatment of AVP.

The Company shall not, and shall not permit American Value Partners Fund I, LP (“AVP”) and AVP Capital LLC (“Capital”) to, (i) commence any securities offerings or accept any subscription for or offer to purchase any equity, partnership interest or other securities, (ii) enter into, amend or terminate any contract or agreement with respect to AVP, Capital, AVP Advisors LLC, Arden-AVP Advisors, LLC, Arden-AVP Capital I, LLC, or AVP GP I, LLC (collectively the “AVP Entities”) that would cause the Company, any Subsidiary or any AVP Entity to incur any costs or expenses and that cannot be terminated without any fee or cost and (iii) make any capital contribution to or investment in any AVP Entity (other than to fund ordinary course expenses consistent with past business practices).

ARTICLE IX

CONDITIONS

SECTION 9.01.   Conditions to the Obligations.

The obligations of each of Parent, REIT Merger Sub, Partnership Merger Sub, the Company and the Partnership to effect the Mergers shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)   Company Stockholder Approval   This Agreement and the REIT Merger shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the MGCL and the Company Charter .

(b)   No Order.   No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Mergers illegal or otherwise restricting, preventing or prohibiting consummation of the Mergers or otherwise restraining, enjoining, preventing, prohibiting or making illegal the acquisition of some or all of the shares of Company Common Stock by Parent or the equity interest in the Surviving Partnership by the Surviving Entity.

(c)   HSR Act.   Any waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

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SECTION 9.02.   Conditions to the Obligations of Parent and REIT Merger Sub.

The obligations of Parent and REIT Merger Sub to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)   Representations and Warranties.   The representations and warranties of the Company and the Partnership in this Agreement that (i) are not made as of a specific date shall be true and correct at and as of the date of this Agreement and at and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. In addition, the representations and warranties set forth in Section 4.02(a), the first sentence in Section 4.02(c), and Section 4.03 shall be true and correct in all material respects, in each case, as of the Closing as though made at and as of the Closing.

(b)   Agreements and Covenants.   Each of the Company and the Partnership shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)   Officer Certificate.   The Company and the Partnership shall have delivered to Parent a certificate, dated the date of the Closing, signed by the chief executive officer of the Company and by the chief executive officer of the Company as the general partner of the Partnership, certifying as to the satisfaction of the conditions specified in Sections 9.02(a) and 9.02(b).

(d)   Opinion of Counsel.   Parent shall have received a tax opinion of Latham & Watkins LLP, tax counsel to the Company, dated as of the Closing Date and in the form of Exhibit C attached hereto opining that the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable periods commencing with the Company’s taxable year ended December 31, 1996 through and including the Closing Date.

(e)   Absence of Material   Adverse Change. Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(f)    No Litigation.   There shall not be any Action instituted, commenced, pending or threatened by or before any Governmental Authority in which a Governmental Authority is a party that would, or would reasonably be expected to, (i) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all the equity interest of the Surviving Entity or the partnership interests of the Surviving Partnership or (ii) result in a Governmental Investigation or material Governmental Damages being imposed on Parent, the Surviving Entity, the Surviving Partnership or any of their respective Affiliates.

SECTION 9.03.   Conditions to the Obligations of the Company.

The obligations of the Company to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)   Representations and Warranties.   The representations and warranties of Parent and REIT Merger Sub in this Agreement that (i) are not made as of a specific date shall be true and correct, in all material respects, as of the date of this Agreement and at and as of the Closing, as though made at and as of the Closing, and (ii) are made as of a specific date shall be true and correct, in all material respects, as of such date.

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(b)   Agreements and Covenants.   Parent and REIT Merger Sub shall have performed, in all material respects, all obligations or complied with, in all material respects, all agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)   Officer Certificate.   Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of Parent, certifying as to the satisfaction of the conditions specified in Sections 9.03(a) and 9.03(b).

SECTION 9.04.   Conditions to the Obligations of TZ OP.

The obligations of TZ OP to consummate the Exchange are conditioned upon there not having been, since the date of this Agreement, any event, change or occurrence that, individually or in the aggregate, has had or would be reasonably expected to have had a Material Adverse Effect.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01.   Termination.

This Agreement may be terminated at any time prior to the Effective Time in writing (the date of any such termination, the “Termination Date”):

(a)   by the mutual written consent of Parent and the Company.

(b)   by either the Company or Parent by written notice to the other party if any Governmental Authority with jurisdiction over such matters shall have issued a governmental order permanently restraining, enjoining or otherwise prohibiting either of the Mergers, and such governmental order shall have become final and unappealable; provided, however, that the terms of this Section 10.01(b) shall not be available to any party unless, subject to the provisions of Section 8.05(c), such party shall have used its reasonable best efforts to oppose any such governmental order or to have such governmental order vacated or made inapplicable to the Mergers.

(c)   by either the Company or Parent, by written notice to the other party if the Mergers shall not have been consummated on or before June 30, 2006 (the “Expiration Date”), unless the failure to consummate the Mergers on or prior to such date is the result of any action or inaction in violation of this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 10.01(c).

(d)   by the Company or Parent if the Company Stockholder Approval is not obtained at the Company Stockholder Meeting.

(e)   by Parent if (i) an Adverse Recommendation Change shall have occurred; or (ii) the Company Board shall have caused the Company or the Partnership to enter into any Acquisition Agreement.

(f)    by the Company, prior to obtaining the Company Stockholder Approval at the Company Stockholder Meeting, in order for the Company to enter into a definitive agreement for a Superior Proposal, provided that for such termination to be effective the Company shall have (i) complied with its obligations in all material respects under Section 8.04 and (ii) paid the Termination Fee required by Section 10.03.

(g)   by Parent upon written notice from Parent to the Company, if the Company or the Partnership breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 9.02(a) or 9.02(b) and such condition is not satisfied (or is incapable of being satisfied) by the Expiration Date.

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(h)   by the Company upon written notice from the Company to the Parent, if the Parent or REIT Merger Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Sections 9.03(a) or 9.03(b) and such condition is not satisfied (or is incapable of being satisfied) by the Expiration Date.

SECTION 10.02.   Effect of Termination.

In the event of termination of this Agreement and abandonment of the Mergers and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 10.01, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party, or their respective officers, directors, subsidiaries or partners, as applicable, to this Agreement; provided, however, that nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any breach of any agreement or covenant hereunder; provided, further, that notwithstanding the foregoing, the covenants and other obligations under this Agreement shall terminate upon the termination of this Agreement, except that the agreements set forth in Section 8.03(c), Section 8.03(d), Section 8.06, Section 10.03, Section 11.08 and Section 11.09 shall survive termination indefinitely. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made.

SECTION 10.03.   Fees and Expenses.

(a)   Except as otherwise explicitly set forth in this Section 10.03 or elsewhere in this Agreement, all costs and expenses incurred in connection with this Agreement, or the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that (i) Parent shall pay any filing fees required in connection with filings under the HSR Act and (ii) the Company shall pay the expenses related to printing, filing and mailing the Proxy Statement (and any amendments or supplements thereto) and all SEC and other regulatory filing fees (if any) incurred in connection with the Proxy Statement.

(b)   The Company agrees that if this Agreement shall be terminated:

           (i)       by Parent or the Company pursuant to Section 10.01(d), or by Parent pursuant to Section 10.01(e)(i), and (A) prior to the Termination Date, an Acquisition Proposal shall have been publicly announced that is not subsequently withdrawn prior to the Termination Date, and (B) (y) within nine (9) months following such termination the Company enters into an agreement with respect to an Acquisition Proposal; or (z) within one (1) year following the Termination Date an Acquisition Proposal is consummated, then the Company shall pay to Parent, when consummation of such Acquisition Proposal occurs, an amount equal to $100.0 million (the “Termination Fee”), less Parent Expenses previously paid, if any; or

         (ii)       by the Parent pursuant to Section 10.01(e)(ii) or by the Company pursuant to Section 10.01(f), then the Company shall pay the Termination Fee to Parent on the Termination Date if terminated pursuant to Section 10.01(f) or within three (3) days following the Termination Date if terminated pursuant to Section 10.01(e)(ii); or

        (iii)       by the Company or the Parent pursuant to Section 10.01(c) and (A) prior to the Termination Date an Acquisition Proposal shall have been publicly announced that is not subsequently withdrawn prior to the Termination Date and (B) (y) within nine (9) months following such termination the Company enters into an agreement with respect to an Acquisition Proposal; or (z) within one (1) year following such termination an Acquisition Proposal is consummated, then the Company shall pay to Parent the Termination Fee when consummation of the Acquisition Proposal occurs.

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(c)   If this Agreement is terminated by the Company pursuant to Section 10.01(h), Parent shall pay to the Company within three (3) Business Days after the date of termination all documented, reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors and investment bankers, incurred by the Company or its Subsidiaries in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $10.0 million. If this Agreement is terminated by either the Company or Parent pursuant to Section 10.01(d) or by Parent pursuant to Section 10.01(g), the Company shall pay to Parent, within three (3) Business Days after the date of termination, all documented, reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, and investment bankers, incurred by Parent in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $10.0 million (the “Parent Expenses”). The payment of expenses set forth in this Section 10.03(c) is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity), and in no respect is intended by the parties hereto to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in case of any breach of this Agreement.

(d)   In the event that either Parent or the Company is required to file suit to seek all or a portion of the amounts payable under this Section 10.03, and such party prevails in such litigation, such party shall be entitled to all expenses, including attorneys’ fees and expenses, which it has incurred in enforcing its rights under this Section 10.03 .

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01.   Non-Survival of Representations and Warranties.

The representations and warranties in this Agreement shall terminate at the Closing or upon the termination of this Agreement pursuant to Section 10.01.

SECTION 11.02.   Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by a recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

if to Parent or REIT Merger Sub:

GE Capital Corporation
292 Long Ridge Road
Stamford, Connecticut 06927
Fax: (203) 585-0179
Attention: Thomas Wagner

with a copy to:

King & Spalding LLP
191 Peachtree Street
Atlanta, Georgia 30303
Fax No.: 404-572-4600
Attention: William B. Fryer, Esq.
                      John J. Kelley III, Esq.

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if to the Company or the Partnership:

Arden Realty, Inc.
11601 Wilshire Boulevard, 4th Floor
Los Angeles, California 90025
Fax No.:  (310) 268-8303
Attention: David Swartz, Esq.

or

Arden Realty Limited Partnership
11601 Wilshire Boulevard, 4th Floor
Los Angeles, California 90025
Fax No.:  (310) 268-8303
Attention: David Swartz, Esq.

with a copy to:

Latham & Watkins LLP
633 West Fifth Street, Ste. 4000
Los Angeles, California 90071
Fax No.:  (213) 891-8763
Attention: Paul D. Tosetti, Esq.
                      James P. Beaubien, Esq.

if to TZ REIT or TZ OP:

Trizec Properties, Inc.
10 South Riverside Plaza, Suite 1100
Chicago, IL 60606
Fax No.:  (866) 897-9160
Attention: Ted R. Jadwin, Esq.

with a copy to:

Hogan & Hartson LLP
555 13th Street, NW
Washington, DC 20004
Fax No.:  (202) 637-5910
Attention: J. Warren Gorrell, Jr., Esq.

SECTION 11.03.   Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 11.04.   Amendment.

This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Effective Time; provided, however,

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that, after approval of the REIT Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of the NYSE, requires further approval by such stockholders. This Agreement may not be amended and no provision of this Agreement may be waived, except by an instrument in writing signed by the Parent and the Company.

SECTION 11.05.   Entire Agreement; Assignment.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede, except as set forth in Section 8.03(c), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise (except to the Surviving Entity).

SECTION 11.06.   Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, other than Section 8.07, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that Exchanging OP Unit Holders shall be third party beneficiaries of the representations and warranties of TZ REIT and TZ OP set forth in Article VI. Without limiting the foregoing, (i) neither the Company nor the Partnership makes any representation or warranty of any kind whether express or implied, whether in this Agreement (including the Disclosure Schedule), or otherwise with respect to the Asset Sale or any other disposition, transfer, assignment, license or other similar transaction involving any of the Company Properties or other assets of the Company (other than the Mergers) concurrently with or at any time after the Effective Time and (ii) the representations and warranties set forth in this Agreement (including the Disclosure Schedule) are made solely for the benefit of the Parent and REIT Merger Sub and no other Person may rely on all or any part of such representations and warranties for any purpose.

SECTION 11.07.   Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 11.08.   Governing Law.

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York; provided, however, that to the extent required by the Laws of the State of Maryland, the REIT Merger and the Partnership Merger shall be governed by, and construed in accordance with, the Laws of the State of Maryland regardless of the Laws that might otherwise govern under applicable principles of conflict of Laws thereof. All Actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York or Maryland (as applicable) state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any New York or Maryland (as applicable) state or federal court, for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

SECTION 11.09.   Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH

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RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

SECTION 11.10.   Headings.

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.11.   Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 11.12.   Mutual Drafting.

Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENERAL ELECTRIC CAPITAL CORPORATION

By	/s /JOSEPH E. PARSONS
Name: Joseph E. Parsons
Title: Vice President

ATLAS MERGER SUB, INC.

By	/s/ JOSEPH E. PARSONS
Name: Joseph E. Parsons
Title: Director

[Signature Page to Agreement and Plan of Merger dated December 21, 2005]

ATLAS PARTNERSHIP MERGER SUB, INC.

By	/s/ VICTOR J. COLEMAN
Name: Victor J. Coleman
Title: President and Chief Operating Officer

ARDEN REALTY, INC.

By	/s/ RICHARD S. ZIMAN
Name: Richard S. Ziman
Title: Chief Executive Officer

ARDEN REALTY LIMITED PARTNERSHIP

By	/s/ RICHARD S. ZIMAN
Name: Richard S. Ziman
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger dated December 21, 2005]

TRIZEC PROPERTIES, INC.

By	/s/ TIMOTHY H. CALLAHAN
Name: Timothy H. Callahan
Title: President and Chief Executive Officer

TRIZEC HOLDINGS OPERATING LLC

By: Trizec Properties, Inc., a Delaware corporation, its Managing Member

By	/s/ TIMOTHY H. CALLAHAN
Name: Timothy H. Callahan
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger dated December 21, 2005]

ANNEX B

WACHOVIA SECURITIES

December 21, 2005

Board of Directors
Arden Realty, Inc.
11601 Wilshire Blvd., 4th Fl.
Los Angeles, CA 90025-1740

Gentlemen:

You have asked Wachovia Capital Markets, LLC (“Wachovia Securities”) to advise you with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (including any shares of such common stock which are issued as a result of the exchange into such shares) (the “Company Common Shares”), of Arden Realty, Inc., a Maryland corporation (the “Company”), of the REIT Consideration (as hereinafter defined) to be received by the holders of Company Common Shares pursuant to that certain Agreement and Plan of Merger, dated as of December 21 2005 (the “Agreement”), by and among General Electric Capital Corporation, a Delaware corporation (“Parent”), Atlas Merger Sub, Inc., a Maryland corporation (“REIT Merger Sub”), Trizec Properties, Inc., a Delaware corporation (“Trizec”), Trizec Holdings Operating LLC, a Delaware limited liability company (“TZ OP”), the Company, Atlas Partnership Merger Sub, Inc., a Maryland corporation (“Partnership Merger Sub”) and Arden Realty Limited Partnership, a Maryland limited partnership (the “Partnership”).

Pursuant to the Agreement, the Company will be merged with and into REIT Merger Sub and the separate existence of the Company will thereupon cease and REIT Merger Sub will be the entity surviving such merger (the “REIT Merger”). Pursuant to the REIT Merger, each Company Common Share (other than those owned by REIT Merger Sub and any subsidiary of the Company which will be cancelled in accordance with the terms of the Agreement) will be converted into the right to receive an amount in cash equal to $45.25 (the “REIT Consideration”). In addition, the Agreement provides that in connection with the payment of the REIT Consideration, each Company Common Share will also become entitled to receive an amount in cash equal to $0.505 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on the Company Common Shares have been declared and paid and the Closing Date (as defined in the Agreement), including the Closing Date by (y) the total number of days in the fiscal quarter during which the Closing Date occurs. Further, the Agreement provides that Partnership Merger Sub will be merged with and into the Partnership and the separate existence of Partnership Merger Sub will thereupon cease and the Partnership will be the entity surviving such merger (the “Partnership Merger”). Pursuant to the Partnership Merger, each Existing Unit (as defined in the Agreement), other than Existing Units held by the Company or any of its subsidiaries will be converted into the Partnership Merger Consideration (as defined in the Agreement). The Agreement also provides that prior to the effective time of the Partnership Merger and the REIT Merger, certain holders of Partnership Units (as defined in the Agreement) may elect to have their Partnership Units redeemed for interests in a subsidiary of the Company and, to the extent they have elected to redeem their Partnership Units, exchanged, prior to the Partnership Merger, for a number of TZ Units (as defined in the Agreement) with a value of $45.25 per Partnership Unit based on certain specified average closing prices for the TZ Units and will also be entitled to receive an amount of cash equal to $0.505 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on such Existing Units have been declared and paid and the Closing Date, including the Closing Date by (y) the total number of days in the fiscal quarter during which the Closing Date occurs, all on terms more fully set forth in the Agreement.

In arriving at our opinion, we have, among other things:

•       Reviewed the Agreement, including the financial terms of the Agreement;

•       Reviewed Annual Reports to Shareholders and Annual Reports on Form 10-K for the Company for the five years ended December 31, 2004;

•       Reviewed certain interim reports to shareholders and Quarterly Reports on Form 10-Q for the Company;

•       Reviewed certain business, financial and other information, including financial forecasts, regarding the Company a portion of which was publicly available and a portion of which was furnished to us by management of the Company, and discussed the business and prospects of the Company with its management;

•       Participated in discussions and negotiations among representatives of the Company, Parent and Trizec and their financial and legal advisors;

•       Reviewed the reported price and trading activity for the Company Common Shares;

•       Considered certain financial data for the Company and compared that data with similar data regarding certain other publicly traded companies that we deemed to be relevant;

•       Compared the proposed financial terms of the Agreement with the financial terms of certain other business combinations and transactions that we deemed to be relevant; and

•       Considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that we deemed to be relevant.

In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information, including all accounting, legal and tax information and we have not assumed any responsibility for any independent verification of such information and have assumed such accuracy and completeness for purposes of this opinion. With respect to the Company’s financial forecasts furnished to us by management of the Company, we have assumed that they have been reasonably prepared and reflect the best current estimates and judgments of management as to the future financial performance of the Company. We assume no responsibility for, and express no view as to, financial projections of the Company or the assumptions upon which they are based. In arriving at our opinion, we have not prepared or obtained any independent evaluations or appraisals of the assets or liabilities of the Company or been provided with any such evaluations or appraisals.

In rendering our opinion, we have assumed that the RE1T Merger contemplated by the Agreement will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, no restrictions will be imposed or other actions will be taken that will have an adverse effect on the REIT Merger or other actions contemplated by the Agreement in any way meaningful to our analysis. Our opinion is necessarily based on economic, market, financial and other conditions and the information made available to us as of the date hereof. In addition, we are expressing no view on the terms of the Partnership Merger or on the terms pursuant to which holders of Partnership Units may become holders of TZ Units. Additionally, we are expressing no view on whether any holder of Partnership Units should exchange its Partnership Units for Company Common Shares. Our opinion does not address the relative merits of the REIT Merger or other actions contemplated by the Agreement compared with other business strategies or transactions that may have been considered by the Company’s management, its Board of Directors or any committee thereof.

Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged to render certain financial advisory services to the Board of Directors of the Company in connection with the Agreement and will receive a fee for such services, a significant portion of which is payable upon consummation of the REIT

2

Merger. We will also receive a fee on delivery of this opinion, and this fee will be credited in full against any advisory fees paid in connection with the transaction. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us against certain liabilities arising out of our engagement.

Wachovia Securities and our affiliates provide a full range of financial advisory securities and lending services in the ordinary course of business for which we receive customary fees. In connection with unrelated matters, Wachovia Securities and its affiliates in the past have provided financing services to the Company. In February 2005, Wachovia Securities served as lead manager in the Company’s offering of $300 million aggregate principal amount of 5.25% notes due 2015 and in August 2004, as lead manager in the Company’s offering of $200 million aggregate principal amount of 5.20% notes due 2011. In November 2003, Wachovia Securities led an interest rate swap of $49.3 million in principal amount and in December 2002, it led another interest rate swap of $87.5 million in principal amount. In December 2002, Wachovia Securities served as agent and participating lender for the Company in a $50 million repurchase by the Company of Company Common Shares. In August 2002, Wachovia Securities participated in the loan syndication by committing $40 million to the Company’s $310 million unsecured revolving line of credit agented by Wells Fargo. As of November 30, 2005, Wachovia Securities has committed $95 million to the Company’s line of credit under its Fourth Amended and Restated Revolving Credit Agreement dated as of July 7, 2005. In addition, in connection with unrelated matters, Wachovia Securities and its affiliates have in the past provided financing services for Parent and its affiliates including having an affiliate of Wachovia Securities’ be a participating lender of $800 million in two credit facilities currently maintained by Parent. In addition, Wachovia Securities acted as joint book-running manager for a series of asset securitizations of Parent of $767 million, $713 million, $750 million, $628 million, $570 million and $392 million in December 2005, June 2005, December 2004, June 2004, December 2003 and June 2003, respectively. Furthermore, Wachovia Securities acted as book-running manager for a series of asset securitizations of Parent of $707 million in September 2005. Wachovia Securities also acted as co-lead manager for a series of asset securitizations of Parent of $851 million and as co-manager for a series of asset securitizations of Parent of $600 million in July 2005 and October 2004, respectively. In addition, Wachovia Securities acted as co-manager in Parent’s offering of $1 billion of 6.1% notes due November 2032 in November 2002 and as co-manager in Parent’s offering of $1 billion of 6.625% notes due June 2032 in June 2002. In addition, in connection with unrelated matters, Wachovia Securities and its affiliates have in the past provided financing services for Trizec. As of November 30, 2005, Wachovia Securities has committed $40 million to Trizec’s revolving credit line under its Amended and Restated Credit Agreement dated as of October 31, 2005.

Wachovia Securities also maintains active equity and/or fixed income research on the Company, certain affiliates of Parent and Trizec. In addition, we currently, and in the future may, provide similar or other banking and financial services to, and maintain our relationship with the Company, Parent, certain affiliates of Parent and Trizec in the future. Additionally, in the ordinary course of our business, we may trade in the securities of the Company, certain affiliates of Parent and Trizec for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the information and use of the Board of Directors of the Company in connection with its consideration of the REIT Merger. Our opinion does not address the merits of the underlying decision by the Company to enter into the Agreement and does not and shall not constitute a recommendation to any holder of the Company Common Shares as to how such holder should vote in connection with the Agreement. Our opinion may not be summarized, excerpted from, or otherwise publicly referred to without our prior written consent, except that this opinion may be reproduced in full in any proxy statement mailed or provided to the holders of the Company Common Shares in connection with the transactions contemplated by the Agreement.

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Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and such other factors we deem to be relevant, it is our opinion that, as of the date hereof, the REIT Consideration to be received by holders of the Company Common Shares pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ WACHOVIA CAPITAL MARKETS, LLC
WACHOVIA CAPITAL MARKETS, LLC

4

ANNEX C

December 21, 2005

The Board of Directors of Arden Realty, Inc.
11601 Wilshire Boulevard
Los Angeles, CA 90025

Dear Members of the Board of Directors:

We understand that Arden Realty, Inc. (the “Company”), is a publicly traded corporation whose shares are traded on the New York Stock Exchange under the ticker symbol ARI, and currently has a market capitalization of approximately $3.1 billion. We further understand that the Company has retained three financial advisors, Wachovia, Lehman, and Secured Capital (collectively, the “Financial Advisors”) to evaluate the strategic alternatives available to the Company and potentially facilitate a possible sale, or other extraordinary transaction or transactions involving a change of control, of the Company. As a result thereof, Arden intends to enter into a series of transactions (collectively, the “Transaction”) pursuant to which: (i) Arden Realty Limited Partnership (the “Partnership”) will make distributions to holders of its units (“Unitholders”) that elect to exchange their units; such exchanging Unitholders will contribute their Partnership units to Trizec Operating LLC in exchange for Trizec OP units; (ii) a newly formed subsidiary of the Company will merge with and into the Partnership; in the merger, the remaining Unitholders will receive cash consideration of $45.25 per unit; (iii) the Partnership will sell certain unspecified properties to Trizec Properties, Inc. (“Trizec”) in a “1031 exchange” transaction (with such assets to be sold first distributed by the Partnership to the Company and then sold to Trizec); and (iv) the Company will merge with a newly formed subsidiary of General Electric Capital Corporation (“GECC”), with the GECC subsidiary surviving the merger, and in connection therewith the Company’s common shareholders will receive cash in an amount equal to $45.25 per share (the “Consideration”).

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board of Directors of Arden as to whether, as of the date hereof, the Consideration to be received by holders of shares of the Company’s common stock in the Transaction is fair to them from a financial point of view.

The Opinion does not constitute legal, regulatory, accounting, insurance, tax or other similar professional advice, and does not address: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect a Transaction, (ii) the fairness of any portion or aspect of a Transaction not expressly addressed in the Opinion, (iii) the fairness of any portion or aspect of a Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in the Opinion, (iv) the relative merits of a Transaction as

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compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage, (v) the tax or legal consequences of a Transaction to either the Company, its security holders, or any other party, or (vi) whether any security holder should tender their shares in connection with a Transaction. Houlihan Lokey shall be responsible only for the conclusions or opinions set forth in its written Opinion, subject to the limitations and standards of conduct set forth herein and therein. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on advice that the outside counsel and the independent accountants to the Company have provided to the Company, and on the assumptions of the management of the Company, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, GECC, Trizec and the Transaction.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.                reviewed the Company’s annual report to shareholders on Form 10-K for the fiscal year ended December 31, 2004, and quarterly report on Form 10-Q for the quarter ended September 30, 2005, which the Company’s management has identified as being the most current financial statements available;

2.                spoken with certain members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and regarding the Transaction, and spoken with representatives of the Company’s investment bankers and counsel regarding the Company, the Transaction, and related matters;

3.                visited certain assets of the Company;

4.                reviewed the following agreements and documents to be delivered at the closing of the Transaction:

a)                the GECC letter of interest dated December 18, 2005,

b)               a draft of the Merger Agreement dated December 20, 2005,

c)                a draft of the Merger Agreement Disclosure Schedule as of December 20, 2005, and

d)               the Term Sheet for the Arden Limited Partnership Limited Partner Contributions dated December 18, 2005

5.                reviewed the following documents:

a.                  Project Milestones Presentation to the Board of Directors dated August 9, 2005 prepared by the Financial Advisors;

b.                 Project Milestone Summary of Bids and First Round Bid Letters presented to the Board on November 3, 2005;

c.                  Project Milestones Presentation to the Board of Directors dated December 1, 2005 prepared by the Financial Advisors;

d.                 reviewed the first round bid procedure letter dated September 30, 2005;

e.                  reviewed the second round Bid Procedure Letter dated November 11, 2005;

f.                    reviewed the Confidential Information Memorandum prepared by Wachovia Securities, Lehman Brothers and Secured Capital, LLC;

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g.                  reviewed the Property Book prepared by Wachovia Securities, Lehman Brothers and Secured Capital, LLC;

6.                reviewed forecasts and projections prepared by the Company’s management with respect to the Company for the fiscal years ended December 31, 2005 through 2009;

7.                reviewed the 2000-2005 Dispositions prepared by the Company’s management dated November 11, 2005;

8.                reviewed the Project Milestone Summary of Shares and Options Excluded from Severance Analysis as of October 31, 2005;

9.                reviewed the severance analysis prepared by The Schonbraun McCann Group, LLC, dated December 1, 2005;

10.         reviewed the Argus property files and Assumptions Summary for leasing and marketing, as presented in the Intralinks data room;

11.         reviewed the Project Milestone Land Development Schedule and Ground Lease summary, as presented in the Intralinks data room;

12.         reviewed summary information for NextEdge and AVP, as presented in the Intralinks Data Room;

13.         reviewed the historical market prices and trading volume for the Company’s publicly traded securities for the past 3 years and those of certain publicly traded companies which we deemed relevant;

14.         reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that we deemed relevant for companies in related industries to the Company; and

15.         conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the financial forecasts and projections) furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, we have relied upon and assumed, without independent verification, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or facts that would make the information reviewed by us incomplete or misleading. We have also assumed that the Company is not party to any material pending transaction, including, without limitation, any external financing, recapitalization, acquisition or merger, divestiture or spin-off (other than the Transaction).

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 4 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements provided to us, without any amendments or modifications thereto or any adjustment to the aggregate consideration

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(through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We have also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of the Company, or otherwise have an adverse effect on the Company or the expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft agreements identified above will not differ in any material respect from such draft agreements.

Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company, nor were we provided with any such appraisal or evaluation. We express no opinion regarding the liquidation value of any entity.

We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board of Directors with respect to alternatives to the Transaction. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.

This Opinion is furnished for the use and benefit of the Board of Directors in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should vote with respect to the Transaction.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by holders of shares of the Company’s common stock in the Transaction is fair to them from a financial point of view.

/s/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.
HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

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ARDEN REALTY, INC.		YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL
[ ]		[ ]
• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

Your internet or telephone vote must be received by                                                      and your mailed proxy card must be received by                                                  to be counted in the final tabulation. If you have submitted your proxy by telephone or internet there is no need for you to mail back your proxy card.

[ ]
VISIT THE WEBSITE OR

[ ]
CALL TOLL-FREE TO VOTE

☐	DETACH PROXY CARD HERE AND READ THE REVERSE SIDE

	(Please mark, sign, date and return this proxy in the enclosed postage prepaid envelope.)	☒ Votes must be indicated (x) in Black or Blue ink.

THIS PROXY WILL BE VOTED AS DIRECTED, IF NO DIRECTION IS INDICATED, IT WILL BE VOTED “FOR” EACH OF THE PROPOSALS BELOW.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Proposal 1.

Approval of the Agreement and Plan of Merger, dated as December 21, 2005, by and among Arden Realty, Inc., Arden Realty Limited Partnership, General Electric Capital Corporation, Trizec Properties, Inc., Trizec Holdings Operating LLC, Atlas Merger Sub, Inc. and Atlas Partnership Merger Sub, Inc., and the merger of Arden Realty, Inc. with and into Atlas Merger Sub, Inc. pursuant thereto.

	☐	☐	☐	Proposal 2.	Approval of any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies. ☐	☐	☐
The board of directors recommends a vote “FOR” Proposal 2.
				To change your address, please mark this box.			☐

The board of directors recommends a vote “FOR” Proposal 1.

In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.  The board of directors is not aware of any other matter which is to be presented for action at the meeting other than the matters set forth herein.

S C A N L I N E

IMPORTANT: Please SIGN and DATE this proxy where indicated below Please sign exactly as name appears on the records of Arden Realty, Inc.  If the shares are held jointly, each holder should sign.  When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title above the signature(s).

				Date	Share Owner sign here	Co-Owner sign here

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Special Meeting of
Stockholders, you can be sure your shares are represented by promptly returning your proxy in the enclosed envelope
or by voting by phone or internet.

ARDEN REALTY, INC.

11601 WILSHIRE BOULEVARD, FOURTH FLOOR

LOS ANGELES, CALIFORNIA 90025–1740

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ARDEN REALTY, INC.

The undersigned stockholder of Arden Realty, Inc., a Maryland corporation, hereby appoints Richard S. Ziman and Victor J. Coleman, and each or either of them, as proxies for the undersigned, with full power of substitution or resubstitution in each of them, to attend and represent the undersigned and to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Special Meeting of Stockholders, to be held at The Luxe Hotel Sunset Boulevard, located at 11461 Sunset Boulevard, Los Angeles, California 90049, on April 28, 2006 at 10:00 a.m., local time, and all adjournments or postponements thereof, and otherwise represent the undersigned at the meeting with all the powers possessed by the undersigned if personally present at the meeting.  The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement, which are incorporated herein by reference.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED.  IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN WITH RESPECT TO ANY PARTICULAR MATTER,  THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE PROPOSALS AS DESCRIBED IN THE PROXY STATEMENT.  THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Regardless of whether you plan to attend the Special Meeting of Stockholders, you can be sure your shares are represented by promptly returning your proxy in the enclosed envelope.

(Continued and to be signed and dated on the reverse side.)